    As filed with the Securities and Exchange Commission on April 23, 1999
                                                     Registration No. 333-______

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                       --------------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                       --------------------------------

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                       --------------------------------

        DELAWARE                     4813                 54-1708481
       (STATE OR               (PRIMARY STANDARD      (I.R.S. EMPLOYER
     INCORPORATION)               INDUSTRIAL        IDENTIFICATION NUMBER)
                                CLASSIFICATION
                                 CODE NUMBER)
                       --------------------------------

                        1700 OLD MEADOW ROAD, SUITE 300
                            MCLEAN, VIRGINIA 22102
                                (703) 902-2800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                       --------------------------------

                                 K. PAUL SINGH
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        1700 OLD MEADOW ROAD, SUITE 300
                            MCLEAN, VIRGINIA 22102
                                (703) 902-2800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                       --------------------------------

                                WITH COPIES TO:

        JAMES D. EPSTEIN, ESQUIRE            ROBERT STANKEY, ESQUIRE
        PEPPER HAMILTON LLP                  1700 OLD MEADOW ROAD, SUITE 300
        3000 TWO LOGAN SQUARE                MCLEAN, VIRGINIA 22102
        18TH AND ARCH STREETS                (703) 902-2800
        PHILADELPHIA, PENNSYLVANIA 19103
        (215) 981-4000

                       --------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                       --------------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                       --------------------------------




                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
 Title of Each Class of       Amount to       Proposed Maximum       Proposed Maximum         Amount of
    Securities to be              be        Offering Price Per     Aggregate Offering     Registration Fee
       Registered             Registered            Unit                   Price
----------------------------------------------------------------------------------------------------------
11 1/4% Senior Notes        $200,000,000            100.00% (1)       $200,000,000 (1)        $55,600
 due 2009
----------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.
                      __________________________________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     The information in this prospectus will be amended or completed, dated April 23, 1999

PROSPECTUS

                       Offer to exchange all outstanding
                       11 1/4% Senior Notes due 2009 for
                         11 1/4% Senior Notes due 2009
                        which have been registered under
                           the Securities Act of 1933



                 Primus Telecommunications Group, Incorporated



     Primus Telecommunications Group, Incorporated offers to exchange all of its outstanding 11 1/4% Senior Notes due 2009 for 11 1/4% Senior Notes due 2009 which are registered under the Securities Act. The terms of the new notes are substantially identical to the existing notes, except that the new notes will be freely tradeable.

     Investing in the new notes involves risks.  "Risk Factors" begin on page
11.

     The Exchange Offer expires at 5:00 p.m., New York City time, on _______________, 1999, unless extended. All unregistered notes that are validly tendered and not withdrawn will be exchanged. Tenders of unregistered notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

     We will not receive any proceeds from the Exchange Offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



               The date of this prospectus is ____________, 1999.

                               TABLE OF CONTENTS


Information Regarding Forward-Looking             Management.................................................  93
  Statements..............................  i     Transactions with Affiliates and Others.................... 110
Summary...................................  1     Principal Stockholders..................................... 113
Risk Factors.............................. 11     Description of Other Indebtedness.......................... 117
Use of Proceeds........................... 27     Description of Exchange Notes.............................. 120
The Exchange Offer........................ 28     Federal Income Tax Considerations.......................... 161
Capitalization............................ 39     Plan of Distribution....................................... 166
Selected Financial Data................... 40     Available Information...................................... 167
Unaudited Pro Forma Financial Data........ 42     Incorporation of Documents................................. 167
Management's Discussion and Analysis of           Legal Matters.............................................. 167
  Financial Condition and Results of              Experts.................................................... 167
  Operations.............................. 45     Index to Financial Statements.............................. F-1
Business.................................. 56

                          ____________________________

In this prospectus, we use: "dollars" and "$" to refer to United States dollars; "C$" to refer to Canadian dollars; "DM" to refer to deutsche marks; "(Yen)" to refer to Japanese yen; "FF" to refer to French francs; and "A$" to refer to Australian dollars.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     We have included in this Prospectus statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should," or "anticipates." In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements also may be included in, but are not limited to, various filings that we have made with the SEC, in press releases or in oral statements made by or with the approval of one of our authorized executive officers. We wish to caution the reader that the forward-looking statements referred to above involve predictions. We cannot give you any assurance that the future results will be achieved or that, if achieved, such results will be indicative of the results in subsequent periods. Actual events or results may differ materially as a result of risks facing us. Such risks include those associated with:



     .  changes in the telecommunications          .  acquisitions and strategic investments;
           industry and the general economy;       .  international operations;
     .  the competition we face;                   .  our dependence on effective
     .  changes in service offerings;                  information and billing systems;
     .  our limited operating history;             .  our ability to develop and manage
     .  our entry into developing markets;             our communications network; and
     .  our ability to manage rapid growth;        .  regulatory developments

     We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                    SUMMARY

  This summary highlights some of the information in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. To understand this Exchange Offer, the new notes and our business, you should read the entire prospectus, especially "Risk Factors" and the Consolidated Financial Statements and notes.

                                     Primus

  We are a facilities-based global telecommunications company. We offer international and domestic long distance and other telecommunications services to business, residential and carrier customers. Our customers are primarily in North America and selected markets within both the Asia-Pacific region and Europe. We seek to capitalize on the increasing demand for high-quality international telecommunications services. The globalization of the world's economies, the worldwide trend toward telecommunications deregulation and the growth of data and Internet traffic is fueling this demand.

  We are a full-service carrier and have licenses and operations in the United States, Australia, the United Kingdom, Japan, Germany and Canada. We recently obtained licenses to provide service in France, Ireland and Switzerland. We had net revenue and pro forma net revenue, after giving effect to our merger with TresCom International, Inc., as follows:

          Year Ended                                   Revenue
       -----------------                           ---------------
       December 31, 1996                           $ 173.0 million
       December 31, 1997                           $ 280.2 million
       December 31, 1998                           $ 421.6 million
       December 31, 1998(pro forma)                $ 485.2 million

  We primarily target customers with significant international long distance usage, including small- and medium-sized businesses, multinational corporations, ethnic residential customers and other telecommunications carriers and resellers. We provide our approximately 450,000 customers with competitively priced telecommunications services, including:

     .    international and domestic long distance services and private networks;
     .    reorigination services; prepaid and calling cards and toll-free services;
     . local services in Australia, Puerto Rico and the United States Virgin Islands;
     .    data, Internet and cellular services in Australia; and
     .    Internet services in Canada

In an effort to attract larger business customers in multiple markets, we intend to offer a broad array of services (including long distance voice, cellular, Internet and data services) in approximately 10 markets, including the United States, Australia, the United Kingdom, Germany, France, Canada, Japan and Italy. We market our services through a variety of channels, including through our direct sales force, through independent agents, and through direct marketing.

                         Our Telecommunications Network

     We have been able to reduce our costs, improve our service reliability and increase our flexibility to introduce new products and services by constructing and expanding our telecommunications network. As a result, we increased our gross margin as a percentage of net revenue (after accounting for bad debt) to 17.8% in the fourth quarter of 1998 from 6.8% in the first quarter of 1997. We believe that we should continue to improve our profitability as the volume of telecommunications traffic carried on our network increases and we realize economies of scale. Currently, 24 countries are connected directly to our network. We expect to continue to expand our network through additional investment in undersea and domestic fiber optic cable systems, international gateway and domestic switching facilities and international satellite earth stations as customer demand justifies the capital investment.

     Our network consists of 16 carrier-grade switches including 12 international gateway switches. All of our switches are capable of transmitting both voice and data, and, other than the Canadian and Washington switches, were manufactured by either Nortel or Ericsson. We also have 25 points of presence in additional markets within our principal service regions. Our international gateway switches will serve as the base for the global expansion of our network into new countries when customer demand justifies such investment and as regulatory rules permit us to compete in new markets. We are currently installing an international gateway switch in France, which is expected to be operational during the second quarter of 1999. By the end of 2000, we intend to add up to 11 additional switches in Europe, one switch in North America and one switch in Japan.

     We own and lease transmission capacity, including interests in 23 undersea fiber optic cable systems, which connects our switches to each other and to the networks of other international and domestic telecommunications carriers. In September 1998, we entered into an agreement to purchase $20 million of fiber capacity from Qwest Communications International Inc., which will provide high speed connections among our U.S. gateway switches. We expect to continue to acquire additional capacity on both existing and future international and domestic fiber optic cable systems as demand justifies such investments.

     We are constructing international satellite earth stations and purchasing capacity on international satellites in order to provide data and Internet transmission services, principally in developing countries, to and from primarily the incumbent carriers, other telecommunications carriers and Internet service providers. Our operational Intelsat earth station located in London and our capacity on the Intelsat-64 satellite permits us to carry voice, data and Internet traffic to and from countries in the Indian Ocean/Southeast Asia region. By the end of 1999, we expect to expand our global satellite coverage by constructing an additional satellite earth station on each of the east and west coasts of the United States and by reserving additional capacity on international satellites. These additional facilities will position us to provide voice, data and Internet transmission services to Latin America and the Pacific Rim.

     We enter into foreign carrier agreements with the incumbent carriers or other service providers in a particular country, permitting us to carry traffic into and receive return traffic from those countries where competition with the incumbent carriers is limited or is prohibited.

                             Our Business Strategy

     Our objective is to become a leading global provider of international and domestic long distance voice, Internet, data and other services in our principal service regions. Key elements of our strategy to achieve this objective include:

          .     Focusing on Customers with Significant International Long
                Distance Usage;
          .     Pursuing Early Entry into Selected Deregulating Markets;
          .     Expanding our Global Network;

         . Expanding our Service Offerings to Become a Full-Service Carrier in Selected Deregulating Markets;
         . Providing Transmission for Internet and Data Services in Developing Countries;
         . Delivering a Broad Selection of Quality Services at Competitive Prices; and
         . Growth through Selected Acquisitions, Joint Ventures and Strategic Investments.


                        --------------------------------

     As of April 19, 1999, our equity market capitalization was $419,057,795, based upon a closing price of $14.75 per share and 28,410,698 shares of Common Stock outstanding.

     Our executive offices are located at 1700 Old Meadow Road, McLean, Virginia 22102, and our telephone number is (703) 902-2800.

                              THE EXCHANGE OFFER

The Exchange Offer................       We are offering to exchange $1,000 in
                                         principal amount of our 11 1/4%
                                         Senior Notes due 2009 registered
                                         under the Securities Act for each
                                         $1,000 in principal amount of the
                                         outstanding unregistered 11 1/4%
                                         Senior Notes due 2009.  As of the
                                         date of this prospectus, $200.0
                                         million in aggregate principal amount
                                         of the unregistered notes is
                                         outstanding.

Expiration Date...................       5:00 p.m., New York City time, on
                                         __________, 1999, unless we extend
                                         the Exchange Offer.
Conditions of the Exchange
Offer.............................       The exchange offer is not conditioned
                                         upon any minimum principal amount of
                                         unregistered notes being tendered for
                                         exchange.  The exchange offer is
                                         subject to the condition that it does
                                         not violate any applicable law or
                                         interpretation of the staff of the
                                         SEC.  In addition, as a condition to
                                         its participation in the Exchange
                                         Offer, each holder of unregistered
                                         notes will be required to furnish
                                         certain written representations to us.
Accrued Interest on the Unregistered
 Notes............................       The new notes will bear interest at a
                                         rate equal to 11 1/4% per annum.  We
                                         will pay to those holders whose
                                         unregistered notes are accepted for
                                         exchange the accrued interest on the
                                         unregistered notes from the date of
                                         original issuance or the last
                                         interest payment date, to, but
                                         excluding, the date of  issuance of
                                         the new notes.  Such interest is
                                         payable with the first interest
                                         payment on the new notes.  Interest
                                         on the unregistered notes accepted
                                         for exchange, which accrues at the
                                         rate of 11 1/4% per annum, will cease
                                         to accrue on the day prior to the
                                         issuance of the new notes.
Procedures for Tendering Initial
Notes.............................       Unless a tender of unregistered notes
                                         is effected pursuant to the
                                         procedures for book-entry transfer,
                                         to accept the exchange offer you must
                                         complete and sign the letter of
                                         transmittal, have your signature
                                         guaranteed if required by the letter
                                         of transmittal, and mail or deliver
                                         the letter of transmittal, together
                                         with the unregistered notes and any
                                         other required documents, to the
                                         exchange agent at the address set
                                         forth on the back cover page of this
                                         prospectus prior to 5:00 p.m., New
                                         York City time, on the expiration
                                         date.  If you are the beneficial
                                         owner of unregistered notes which are
                                         registered in the name of a nominee,
                                         such as a broker, dealer, commercial
                                         bank or trust company, and you wish
                                         to tender unregistered
                                         notes in the exchange offer, you should
                                         instruct such entity or person to
                                         promptly tender on your behalf. If you
                                         tender unregistered notes for exchange,
                                         you must represent to us that, among
                                         other things,

                                                   (i) neither you nor any
                                              beneficial owner is our affiliate
                                              within Rule 405 under the
                                              Securities Act,

                                                   (ii) any new notes to be
                                              received by you or any beneficial
                                              owner are being acquired in the
                                              ordinary course of business, and

                                                   (iii) neither you nor any
                                              beneficial owner has an
                                              arrangement or understanding with
                                              any person to participate in the
                                              distribution of the new notes.

Guaranteed Delivery Procedures...        If you wish to tender your unregistered
                                         notes and

                                                   (i) your unregistered notes
                                              are not immediately available or

                                                   (ii) you cannot deliver your
                                              unregistered notes or any other
                                              documents required by the letter
                                              of transmittal to the exchange
                                              agent prior to the expiration date
                                              or you cannot complete the
                                              procedure for book-entry transfer
                                              on a timely basis,

                                         you may tender your unregistered notes
                                         according to the guaranteed delivery
                                         procedures set forth in the letter of
                                         transmittal.


Acceptance of Unregistered Notes and
Delivery of New Notes............        We will accept for exchange any and all
                                         unregistered notes that are properly
                                         tendered in the exchange offer prior to
                                         5:00 p.m., New York City time, on the
                                         expiration date. The new notes will be
                                         delivered as soon as practicable after
                                         the expiration date.

Withdrawal Rights.................       Tenders of unregistered notes may be
                                         withdrawn at any time prior to 5:00
                                         p.m., New York City time, on the
                                         expiration date.

Federal Income Tax
Considerations....................       The exchange pursuant to the exchange
                                         offer will not be a taxable event for
                                         federal income tax purposes.

The Exchange Agent................       First Union National Bank is the
                                         exchange agent for the
                                         exchange offer. the address and
                                         telephone number of the Exchange Agent
                                         are set forth in "The Exchange Offer--
                                         The Exchange Agent; Assistance."

Resales of the Exchange Notes.....       Based on interpretations by the staff
                                         of the SEC in no-action letters issued
                                         to third parties, we believe that new
                                         notes issued pursuant to the exchange
                                         offer to you in exchange for the
                                         unregistered notes may be offered for
                                         resale, resold and otherwise
                                         transferred by you without compliance
                                         with the registration and prospectus
                                         delivery provisions of the Securities
                                         Act, provided that you are acquiring
                                         the new notes in the ordinary course of
                                         business and are not participating, and
                                         have no arrangement or understanding
                                         with any person to participate, in a
                                         distribution of the new notes. However,
                                         the foregoing is not applicable to you
                                         if you are

                                                   (i) a broker-dealer who
                                              purchased the unregistered notes
                                              directly from us for resale
                                              pursuant to Rule 144A under the
                                              Securities Act or any other
                                              available exemption under the
                                              Securities Act or

                                                   (ii) our affiliate within
                                              Rule 405 under the Securities Act.

                                         Each broker-dealer that receives new
                                         notes for its own account in exchange
                                         for unregistered notes, where such
                                         unregistered notes were acquired by
                                         such broker as a result of market
                                         making or other trading activities,
                                         must acknowledge that it will deliver a
                                         prospectus in connection with any
                                         resale of such new notes.



                                           The New Notes

Issuer............................       Primus Telecommunications Group,
                                         Incorporated.

Notes Offered.....................       $200 million in aggregate principal
                                         amount of 11 1/4% Senior Notes due
                                         2009.

Maturity..........................       January 15, 2009.

Interest Payment Dates............       January 15 and July 15; the first
                                         interest payment date is July 15, 1999.

Ranking...........................       The new notes will rank senior in
                                         right of payment to all of our
                                         existing and future obligations that
                                         are expressly subordinated in right
                                         of payment to the new notes and will
                                         rank pari passu in right of payment
                                         with all of our other existing and
                                         future senior unsecured obligations,
                                         including our trade payables. As of
                                         December 31, 1998, after giving pro
                                         forma effect to the offering of the new
                                         notes and the January 1999 repayment of
                                         the outstanding balance under the
                                         TresCom credit facility, we would have
                                         had outstanding approximately $602.4
                                         million of indebtedness on a
                                         consolidated basis. Because we are a
                                         holding company that conducts our
                                         business through our subsidiaries, all
                                         existing and future indebtedness and
                                         other liabilities and commitments of
                                         any of our subsidiaries, including
                                         trade payables, will be structurally
                                         senior to the new notes. As of December
                                         31, 1998, our consolidated subsidiaries
                                         had outstanding aggregate liabilities
                                         of approximately $168.3 million, which
                                         included $29.4 million of indebtedness.

Optional Redemption...............       We may redeem some or all of the new
                                         notes at the redemption prices listed
                                         in "Description of Exchange Notes -
                                         Optional Redemption" at any time on or
                                         after January 15, 2004. Before January
                                         15, 2002, we may redeem up to 35% of
                                         the original principal amount of new
                                         notes at the redemption price listed in
                                         "Description of Exchange Notes -
                                         Optional Redemption" with the net cash
                                         proceeds of one or more public equity
                                         offerings.

Change of Control.................       If we experience a change of control,
                                         each holder of new notes may require us
                                         to purchase all or any part of such
                                         holder's new notes at a purchase price
                                         of 101% of the principal amount
                                         thereof, plus accrued and unpaid
                                         interest and liquidated damages, if
                                         any, to the date of purchase.

Covenants.........................       The indenture governing the new notes
                                         limits our ability and that of our
                                         restricted subsidiaries to:
                                              . incur additional indebtedness,
                                              . issue preferred stock,
                                              . pay dividends or make other
                                              distributions,
                                              . repurchase capital stock or
                                              subordinated indebtedness,
                                              . make certain other restricted
                                              payments,
                                              . create certain liens,
                                              . enter into certain transactions
                                              with affiliates,
                                              . sell assets,
                                              . issue or sell capital stock of
                                              our restricted subsidiaries, or
                                              . enter into certain mergers and
                                              consolidations.

Registration Rights...............       If,

                                              .  applicable law or SEC policy
                                              does not permit us to effect the
                                              Exchange Offer,
                                              .  the Exchange Offer is not
                                              consummated within the prescribed
                                              periods, or
                                              .  certain holders of the
                                              unregistered notes notify us they
                                              are not permitted to participate
                                              in, or would not receive freely
                                              tradable are notes pursuant to,
                                              the Exchange Offer,

                                         we will use our reasonable best efforts
                                         to cause the SEC to declare effective a
                                         shelf registration statement with
                                         respect to resale of the unrequested
                                         notes and to keep the shelf
                                         registration statement continuously
                                         effective until up to two years after
                                         the date on which the unrequested notes
                                         were sold. If we fail to satisfy these
                                         registration obligations, we will be
                                         required to pay liquidated damages to
                                         the holders of the unregistered notes
                                         under certain circumstances.

Use of Proceeds...................       We will not receive any proceeds from
                                         the exchange offer.



                                  Risk Factors

 Investing in the new notes involves risks.  "Risk Factors" begin on page 11.

                     Summary Historical and Pro Forma Data

     The summary financial data presented below should be read in conjunction with our consolidated financial statements, the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. The summary historical statement of operations data for the years ended December 31, 1995, 1996, 1997 and 1998 have been derived from our audited financial statements. The summary unaudited pro forma financial data has been derived from our audited financial statements and the unaudited financial statements of TresCom, and should be read in conjunction with the Unaudited Pro Forma Financial Data included elsewhere herein.

                                                                                         Pro Forma
                                                                                         Year Ended
                                                    Year Ended December 31,              December 31,
                                          -------------------------------------------   ------------
                                          1995         1996         1997         1998        1998(1)
                                          ----         ----         ----         ----        -------
                                                           (Dollars in thousands)
Statement of Operations Data:
Net revenue (2)...................       $ 1,167     $172,972     $280,197     $421,628     $485,196
Cost of revenue...................         1,384      158,845      252,731      353,016      407,691
                                         -------     --------     --------     --------     --------
  Gross margin (deficit)..........          (217)      14,127       27,466       68,612       77,505
                                         -------     --------     --------     --------     --------
Operating expenses:
  Selling, general and                     2,024       20,114       50,622       79,532       93,765
    administrative................
  Depreciation and                           160        2,164        6,733       24,185       30,687
    amortization..................       -------     --------     --------     --------     --------
     Total operating                       2,184       22,278       57,355      103,717      124,452
       expenses...................       -------     --------     --------     --------     --------
Loss from operations..............        (2,401)      (8,151)     (29,889)     (35,105)     (46,947)
Interest expense (3)..............           (59)        (857)     (12,914)     (40,047)     (64,141)
Interest income...................            35          785        6,238       11,504       11,504
Other income (expense)............            --         (345)         407           --          288
                                         -------     --------     --------     --------     --------
Loss before income taxes..........        (2,425)      (8,568)     (36,158)     (63,648)     (99,296)
Income taxes......................            --         (196)         (81)          --           --
                                         -------     --------     --------     --------     --------
Net loss..........................       $(2,425)    $ (8,764)    $(36,239)    $(63,648)    $(99,296)
                                        ========     ========    =========    =========    =========
Basic and diluted net loss per
   common shares outstanding......        $(0.48)      $(0.75)      $(1.99)      $(2.61)      $(3.57)
                                        ========     =========    =========    ========     ========
Weighted average number of
   common shares outstanding......         5,019       11,660       18,250       24,432       27,846
                                         =======     ========     ========     ========     ========
Ratio of earnings to fixed charges            --           --           --           --           --
                                         -------     --------     --------     --------     --------
Geographic Data:
Net revenue:
  North America (4)...............       $ 1,167     $ 16,573     $ 74,359     $188,008
  Asia-Pacific (5)................            --      151,253      183,126      172,757
  Europe (6)......................            --        5,146       22,712       60,863
                                         -------     --------     --------     --------
     Total........................       $ 1,167     $172,972     $280,197     $421,628
                                         =======     ========     ========     ========
Other Data:
Gross margin (deficit) as a
 percentage of net revenue........         (18.6)%        8.2%         9.8%        16.3%        16.0%
EBITDA (7)........................       $(2,241)    $ (5,987)    $(23,156)    $(10,920)    $(16,260)
Capital expenditures (8)..........       $   396     $ 12,745     $ 39,465     $ 75,983
Number of switches................             1            1           11           16

                                                                                        December 31, 1998
                                                                                    -------------------------
                                                                                    Actual     As Adjusted (9)
                                                                                    ------     --------------
                                                                                         (in thousands)
     Balance Sheet Data:
     Cash and cash equivalents                                                      $136,196         $310,877
     Restricted investments (including current and long term)                         50,623           50,623
     Working capital (10)                                                            107,193          281,874
     Total assets                                                                    673,963          856,144
     Long-term obligations (including current portion)                               420,174          602,355
     Stockholders' equity                                                            114,917          114,917

---------------
(1) Gives pro forma effect to our merger with TresCom, the sale of the $150 million of senior notes in May 1998, the sale of the unregistered notes and the Exchange Offer, in each case less discounts, commissions and estimated expenses of such offerings payable by us and the repayment of the TresCom credit facility in January 1999, all as if they had occurred on January 1, 1998.

(2) Net revenue is after provision for bad debt.

(3) Pro forma interest expense for the year ended December 31, 1998 includes interest expense on the May 1998 senior notes and both the unregistered notes and the new notes, and amortization of deferred financing costs.

(4) Consists primarily of net revenue from operations in the United States for all periods prior to 1997. Net revenue for the year ended December 31, 1997 reflects our commencement of operations in Canada in April 1997.

(5) Consists solely of net revenue from operations in Australia for the year ended December 31, 1996. Net revenue for the year ended December 31, 1997 reflects our commencement of operations in Japan in October 1997.

(6) Consists solely of net revenue from operations in the United Kingdom for all periods prior to 1998. Net revenue for the year ended December 31, 1998 reflects our commencement of operations in Germany in August 1998.

(7) As used herein, "EBITDA" is defined as income (loss) from operations plus depreciation and amortization expense. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included to provide additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of our ability to fund our cash needs and is not necessarily comparable to similarly titled measures of other companies.

(8) Capital expenditures excludes assets acquired in business combinations and under terms of capital leases.

(9) Gives effect to the sale of the unregistered notes and the exchange offer, less discounts, commissions and estimated expenses of the offering payable by us and the application of the net proceeds, and the repayment of the TresCom credit facility in January 1999, as if they had occurred on December 31, 1998.

(10) Consists of total current assets minus total current liabilities.

                                 RISK FACTORS

     You should carefully consider the following risks, in addition to the other information contained elsewhere in this prospectus, in evaluating whether to participate in the Exchange Offer.

We Have Substantial Indebtedness

     We have substantial indebtedness and the indenture governing the new notes and the unregistered notes limits, but does not prohibit, our incurrence of additional indebtedness. We expect that we will incur additional indebtedness in the future and our level of indebtedness could have important consequences to you, including the following:

     . the debt service requirements of any additional indebtedness could make it more difficult for us to make payments of interest on our outstanding debt, including the new notes;

     . we may limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     . we must dedicate a substantial portion of our cash flow from operations, if any, to the payment of principal and interest on our indebtedness and other obligations and this cash flow will not be available for our use elsewhere in our business;

     . our flexibility in planning for, or reacting to, changes in our business could be limited;

     . we may be at a competitive disadvantage because we are more highly leveraged than some of our competitors; and

     . we may be more vulnerable in the event of a downturn in our business if we have a high level of indebtedness.

     We must substantially increase our net cash flow in order to meet our debt service obligations and cannot assure you that we will be able to meet our debt service obligations, including our obligations under the new notes. The holders of such indebtedness can accelerate the maturity of such indebtedness if there is a default and that could cause defaults under our other indebtedness. Such defaults could result in a default on the new notes and could delay or preclude payments of interest or principal thereon.

We Experienced Historical, and Will Experience Future Operating
Losses, Negative EBITDA and Net Losses

     Although we experienced net revenue growth in each of our last 15 quarters, you should not consider that to be a prediction or guaranty of future net revenue growth, if any. We expect to continue to incur operating losses, and negative cash flow from operations as we expand our operations and build-out and upgrade our telecommunications network. We cannot assure you that our net revenue will grow or be sustained in future periods or that we will be able to achieve or sustain profitability or generate positive cash flow from operations in any future period. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may not be able to meet our debt service or working capital requirements, including our obligations with respect to the new notes.

We Must Obtain Additional Financing to Expand Our Service Offerings

     We continually evaluate the expansion of our service offerings and plan to make further investments in and enhancements to our telecommunications network and in distribution channels. To fund these additional cash requirements, we anticipate that we will have to raise additional financing from public or private equity or debt sources. Additionally, we may be required to seek additional capital sooner than expected if:

     . our plans or assumptions change or are inaccurate, including with respect to the development of our telecommunications network, the expansion of our service offerings, the scope of our operations and our operating cash flow,

     . we consummate additional investments or acquisitions, if we experience unexpected costs or competitive pressures, or

     .  our existing cash and any other borrowings prove to be insufficient.

We have agreed in the indenture and certain other agreements governing our indebtedness to restrictive covenants that will affect, and in many respects will significantly limit or prohibit, among other things, our ability to incur additional indebtedness and to create liens. If we do raise additional funds through the incurrence of debt, we would likely become subject to additional restrictive financial covenants. If we are unable to obtain additional capital at all or on acceptable terms, we may be required to reduce the scope of our expansion, which could adversely affect our business prospects and our ability to compete. We cannot assure you that we will be able to raise equity capital, obtain capital lease or bank financing or incur other borrowings on commercially reasonable terms, if at all, to fund any such expansion or otherwise.

We Operate Using a Holding Company Structure and Will Rely on Our Subsidiaries for Distributions to Service the New Notes

     We are a holding company and our principal assets are the stock of our operating subsidiaries. Dividends, intercompany loans and other permitted payments from our direct and indirect subsidiaries, and our own credit arrangements, are our sources of funds to meet our cash needs, including payment of expenses and principal and interest on the new notes. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due with respect to the new notes or to make funds available to us. Our subsidiaries will not guarantee the new notes. Additionally, many of our subsidiaries are organized in jurisdictions outside the United States. Their ability to pay dividends, repay intercompany loans or make other distributions may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by them, as well as statutory and other legal restrictions. Additionally, payments from our subsidiaries may result in adverse tax consequences. If we do not receive dividends, distributions and other payments from our subsidiaries, we would be restricted in our ability to pay interest and principal on the new notes and on our ability to utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary.

     Additionally, creditors of the holding company, including the holders of the new notes, and the holding company itself will generally have subordinate claims against the assets of a particular subsidiary as compared to the creditors of such subsidiary. Accordingly, the new notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables. Our right to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the new notes to participate in those assets) will be structurally subordinated to the claims of such subsidiary's creditors. However, if the holding company itself is recognized as a creditor, its claims would be subordinate to any secured indebtedness of such subsidiary and any indebtedness of such subsidiary that is senior to the holding company's claims. In addition, holders of our secured indebtedness have a claim on the assets securing such indebtedness that is prior to the claim of the holders of the new notes and would have a claim that is pari passu with the claim of the holders of the new notes to the extent such security did not satisfy such indebtedness. We have no significant assets other than the stock of our subsidiaries. If we were to enter into a bank credit facility or similar arrangement, we expect that the stock of the subsidiaries would be pledged to secure any such credit facility or arrangement.

We Have Been Operating for Only a Limited Period of Time

     We have limited experience in operating our business. Our company was founded in February 1994 and began generating operating revenues in March 1995. We intend to enter additional markets where we have limited or no operating experience. Accordingly, we cannot assure you that our future operations will generate operating or net income, and you must consider our prospects in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry.

We Are Developing Our Network and Moving Traffic onto Our Network

     Our long-term success is dependent upon our ability to design, implement, operate, manage and maintain our telecommunications network, and our ability to generate and move traffic onto the network. We have limited experience in these activities. We will incur additional fixed operating costs by expanding the network. These costs typically are in excess of the revenue attributable to the transmission capacity funded by such costs until we generate additional traffic volume for such capacity. We cannot guarantee that we will generate sufficient traffic to economically utilize our capacity or that we can complete our network in a timely manner or operate it efficiently. We also intend to expand our network as more countries deregulate their telecommunications industries. This expansion will require us to acquire additional licenses and equipment. We cannot guarantee that we will be able to obtain the licenses or purchase the necessary equipment on favorable terms or, if we do, that we will be able to successfully develop our network in those countries.

Managing Rapid Growth

     Our continued growth and expansion places a significant strain on our management, operational and financial resources, and increases demands on our systems and controls. We continue to add switches and fiber optic cable and to expand our operations. To manage our growth effectively, we must continue to implement and improve our operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage our employee base. If we inaccurately forecast the movement of traffic onto our network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. We cannot guarantee that we will be able to further develop our facilities-based network or expand at the rate presently planned, or that the existing regulatory barriers to such expansion will be reduced or eliminated. As we proceed with our development, we will place additional demands on our customer support, billing and management information systems, on our support, sales and marketing and administrative resources and on our network infrastructure. We cannot guarantee that our operating and financial control systems and infrastructure will be adequate to maintain and effectively manage our future growth.

Acquisition and Strategic Investment Risks

     A key element of our business strategy is to acquire or make strategic investments in complementary assets and businesses, and a major portion of our growth in recent years is as a result of such acquisitions. Acquisitions and strategic investments involve financial and operational risks. We may incur indebtedness in order to effect an acquisition and will need to service that indebtedness. An acquisition may not provide the benefits originally anticipated while we continue to incur operating expenses. There may be difficulty in integrating the service offerings, distribution channels and networks gained through acquisitions and strategic investments with our own. In a strategic investment where we acquire a minority interest in a company, we may lack control over the operations and strategy of the business, and we cannot guarantee that such lack of control will not interfere with the integration of services and distribution channels of the business with our own. Although we attempt to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, such unexpected liabilities may nevertheless accompany such strategic investments and acquisitions. We cannot guarantee that we will successfully

     . identify attractive acquisition and strategic investment candidates, . complete and finance additional acquisitions on favorable terms, or . integrate the acquired businesses or assets into our own.

     We cannot guarantee that the integration of our business with any acquired company's business will be accomplished smoothly or successfully, if at all. If we encounter significant difficulties in the integration of the existing services or technologies or the development of new technologies, resources could be diverted from new service development, and delays in new service introductions could occur. We cannot guarantee that we will be able to take full advantage of the combined sales forces' efforts. Successful integration of operations and technologies requires the dedication of management and other personnel which may distract their attention from our day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities.

We Experience Intense Domestic and International Competition

     The long distance telecommunications industry is intensely competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. The industry has relatively limited barriers to entry in the more deregulated countries with numerous entities competing for the same customers. Customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Generally, customers can switch carriers at any time. We believe that competition in all of our markets is likely to increase and that competition in non-United States markets is likely to become more similar to competition in the United States market over time as the non-United States markets continue to experience deregulatory influences. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue. We compete primarily on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. Prices for long distance calls in several of the markets in which we compete have declined in recent years and are likely to continue to decrease. We cannot guarantee that we will be able to compete successfully in the future.

     Many of our competitors are significantly larger than us, and many of our competitors have:

     . substantially greater financial, technical and marketing resources, . larger networks,
     .  a broader portfolio of services,
     .  controlled transmission lines,
     . stronger name recognition and customer loyalty, and . long-standing relationships with our target customers.

In addition, many of our competitors enjoy economies of scale that can result in a lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for calls within the United States. If this strategy is widely adopted, it could have an adverse effect on our results of operations and financial condition if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases.

     Recent and pending deregulation in various countries may encourage new entrants to compete, including Internet service providers, cable television companies and utilities. For example, the United States and 68 other countries have committed to open their telecommunications markets to competition pursuant an agreement under the World Trade Organization which began on January 1, 1998. Further, in the United States once certain conditions are met under the United States Telecommunications Act of 1996, the regional bell operating companies will be allowed to enter the domestic long distance market, AT&T, MCI/WorldCom and other long distance carriers will be allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, will be allowed to enter both the local service and long distance telecommunications markets. In addition, we could experience additional competition in the Australian market from newly licensed telecommunications carriers with the ongoing deregulation of the Australian telecommunications market and the granting of additional carrier licenses. Further deregulation in other countries such as Canada, the United Kingdom, Germany and Japan, could result in greater competition in telecommunications services offered in these countries.

We Depend on Transmission Facilities-Based Carriers

     We primarily connect our customers' telephone calls through transmission lines that we lease under a variety of arrangements with other facilities-based long distance carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business is dependent upon whether we continue to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. Moreover, we lease transmission lines from some vendors that currently are subject to tariff controls and other price constraints which in the future may be changed.

Risks Associated With International Operations

     A key element of our business strategy is to expand in international markets. In many international markets, the existing incumbent carrier has certain advantages, including:

     . controlling access to the local networks, . enjoying better brand recognition and brand and customer loyalty, and . having significant operational economies, including a larger backbone network and foreign carrier agreements with other incumbent carriers and other service providers.

Moreover, the incumbent carrier may take many months to allow competitors to interconnect to its switches. To achieve our objective of pursuing growth opportunities in international markets, we may have to make significant investments for an extended period before returns, if any, on such investments are realized. In addition, we cannot guarantee that we will be able to obtain the permits and operating licenses required by us to:

     . operate our own transmission facilities or switches, . obtain access to local transmission facilities or . market, sell and deliver competitive services in these markets.

In addition, such permits and operating licenses, if we obtain them, may not be obtained in the time frame that we currently contemplate.

     There are additional risks inherent in doing business on an international level which could materially adversely impact our international operations. These risks include:

     . unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers,
     . difficulties in staffing and managing foreign operations, . problems in collecting accounts receivable, . political risks,
     . fluctuations in currency exchange rates, . foreign exchange controls which restrict or prohibit repatriation of funds,
     . technology export and import restrictions or prohibitions, . delays from customs brokers or government agencies, . seasonal reductions in business activity during the summer months and holiday periods, and
     . potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws.

A significant portion of our net revenue and expenses is denominated, and is expected to continue to be denominated, in currencies other than United States dollars. Changes in exchange rates may have a significant effect on our results of operations. We have not historically engaged in hedging transactions, and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risk.

     On January 1, 1999, 11 member countries of the European Union established fixed conversion rates between their national currencies and the "euro". At that time, the euro began trading on currency exchanges and became usable for non-cash transactions. However, traditional currencies will continue to be used until at least January 1, 2002. Given the extent of our current services in continental Europe and the nature of those services, we do not currently expect euro conversion to have a material impact on operations or cash flows. However, uncertainties exist as to the effects of euro conversion on certain European customers and on the economies of the participating countries. Euro conversion will also cause a better ability to compare prices in different countries which may negatively impact pricing strategies in different participating countries. We plan to continue to evaluate the impact of euro conversion on our computer and financial systems, business processes, market risk and price competition.

We Depend on Effective Information Systems

     To bill our customers, we must record and process massive amounts of data quickly and accurately. We believe that our management information system will have to grow as our business expands and it will have to change as new technological developments occur. We believe that the successful implementation and integration of new information systems and backroom support will be important to our ability to

     .  develop and grow our business,
     .  monitor and control costs,
     . bill our customers accurately and in a timely fashion, and . achieve operating efficiencies.

We cannot guarantee that we will not encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. Any such delay or other malfunction of our management information systems could have a material adverse effect on our business, financial condition and results of operations.

We Must Modify our Systems to be Year 2000 Compliant

     In 1998, we began a comprehensive inventory and Year 2000 assessment of our principal computer systems, network elements, software applications and other business systems throughout the world. The Year 2000 problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of our systems, elements or applications that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in improperly routed traffic, a major system failure or miscalculations in invoices. We expect to complete our inventory and assessment by June 30, 1999 and have begun repairing or replacing the most critical items that we have determined not to be Year 2000 compliant. We expect to complete the repair, replacement, testing and certification of substantially all non-compliant network elements by September 30, 1999. We are using both internal and external resources to identify, correct or reprogram, and test our systems for Year 2000 compliance. In addition, we are contacting third party suppliers of major equipment, software, systems and services that we use to identify and, to the extent possible, to resolve issues involving Year 2000 compliance. However, we have limited or no control over the actions of these third party suppliers. Consequently, we cannot guarantee that these suppliers will resolve any or all Year 2000 issues before the occurrence of a material disruption to our business or any of our customers.

     We expect to incur in the aggregate approximately $3 to $5 million in expenditures during 1999 to complete our Year 2000 compliance program. These estimates do not include the cost of systems, software and equipment that are being replaced or upgraded in the normal course of business. The costs of modifying our network elements, software and systems for Year 2000 compliance are being funded from existing cash resources. If we do not achieve compliance prior to December 31, 1999, or if we fail to identify and remedy all critical Year 2000 problems, our results of operations or financial condition could be materially affected. We have begun to develop appropriate contingency plans to mitigate, to the extent possible, any significant Year 2000 noncompliance and expect to complete our contingency plans by September 30, 1999. If we are required to implement our contingency plans, the cost of Year 2000 compliance may be greater than the amount referenced above and cannot guarantee that these plans will be adequate.

We Experience Risks of Industry Changes That Affect
Our Competitiveness and Our Financial Results

     The international telecommunications industry is changing rapidly due to:

     .  deregulation,
     .  privatization of incumbent carriers,
     .  technological improvements,
     . expansion of telecommunications infrastructure and . the globalization of the world's economies.

In addition, deregulation in any particular market may cause such market to shift unpredictably. We cannot guarantee that we will be able to compete effectively or adjust our contemplated plan of development to meet changing market conditions.

     The telecommunications industry generally is experiencing a rapid technological evolution. New products and service offerings are being introduced. Satellite and undersea cable transmission capacity is increasingly available for services similar to those we provide. Potential developments that could adversely affect us if we do not anticipate them or appropriately respond to them include:

     .  improvements in transmission equipment,
     . development of switching technology allowing voice/data/video multimedia transmission simultaneously and
     . commercial availability of competitively-priced Internet-based domestic and international switched voice/data/video services.

Our profitability will depend on our ability to anticipate, assess and adapt to rapid technological changes and our ability to offer, on a timely and cost-effective basis, services that meet evolving industry standards. We cannot guarantee that we will be able to assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms.

We May Be Affected by Natural Disasters

     Many of the geographic areas where we conduct our business may be affected by natural disasters, including hurricanes and tropical storms. Hurricanes, tropical storms and other natural disasters could have a material adverse effect on our business by damaging our network facilities or curtailing telephone traffic as a result of the effects of such events, such as destruction of homes and businesses.

We Depend on Key Personnel

     We depend upon the efforts of our management team and our key technical, marketing and sales personnel, particularly those of K. Paul Singh, our Chairman and Chief Executive Officer. If we lose the services of one or more of these key individuals, particularly Mr. Singh, our business and its future prospects could be materially and adversely affected. We have entered into an employment agreement with Mr. Singh, which continues until May 30, 1999, and from year to year thereafter unless terminated. We do not maintain any key person life insurance on the lives of any officer, director or key employee. Our future success will also depend on our ability to attract and retain additional key management and technical and sales personnel required in connection with the growth and development of our business. The competition to hire qualified employees and personnel in the telecommunications industry is intense, particularly in non-U.S. markets, and there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. We cannot guarantee that we will be successful in attracting and retaining such executives and personnel.

We are Subject to Potential Adverse Effects of Regulation

     As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we currently provide, or expect to provide, our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on us, that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on us. Certain risks regarding the regulatory framework in the principal jurisdictions in which we provide our services are briefly described below.

     United States. In the United States, our services are subject to the provisions of the United States Communications Act of 1934, as amended by the United States 1996 Telecommunications Act, and the Federal Communications Commission regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state public service commissions. The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Although this trend facilitates market entry and competition by multiple providers, it has also given AT&T, the largest international and domestic long distance carrier in the United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as us. In addition, the 1996 Telecommunications Act has opened the United States market to increased competition. There can be no assurance that future regulatory, judicial and legislative changes in the United States will not result in a material adverse effect on us.

     Despite recent trends toward deregulation, the FCC and relevant state public service commissions continue to exercise authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which our services are provided. In addition, we are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services we provide. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that we are not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on us.

     To originate and terminate calls, long distance carriers such as us must purchase "access" from the local exchange carriers, including competitive local exchange carriers. Access charges represent a significant portion of our cost of revenue and, generally, such access charges are regulated by the FCC. The FCC has recently reformed its regulation of access charges by local exchange carriers to better account for increasing levels of local competition. Under the new rules, local exchange carriers will be permitted to allow certain volume discounts in the pricing of access charges. While the import of these new rules is not yet certain, it is possible that many long distance carriers, including us, could be placed at a significant cost disadvantage to larger competitors. We also contribute to universal service funds based on revenues collected in the United States. In a pending rulemaking, the FCC may amend its rules to require us to contribute based on foreign revenues as well as domestic revenues.

     The FCC and certain state agencies also impose prior approval requirements on transfers of control, including pro forma transfers of control resulting from corporate reorganizations, and assignments of regulatory authorizations. Such requirements may delay, prevent or deter a change in our control. The FCC has established and administered a variety of international service regulations, including the International Settlements Policy which governs the settlement between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's networks, the "benchmark" settlement rates for such settlement and permissible exceptions to these policies. The FCC could find that, absent a waiver, certain terms of our foreign carrier agreements do not meet the requirements of the International Settlements Policy or that certain actions do not constitute permissible deviations from these policies. Although the FCC generally has not issued penalties in this area, it has recently issued a Notice of Apparent Liability against a U.S. company for violating the International Settlements Policy and it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the International Settlements Policy. We do not believe that any such fine or order would have a material adverse effect on us. The FCC also regulates the nature and extent of foreign ownership in radio licenses and our foreign carrier affiliations.

     Regulatory requirements pertinent to our operations have recently changed and will continue to change as a result of the World Trade Organization Agreement, federal legislation, court decisions, and new and revised policies of the FCC and state public service commissions. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries, and reduce international accounting rates toward cost. Among other things, such changes may increase competition and alter our ability to compete with other service providers, to continue providing the same services, or to introduce services currently planned for the future. The impact of any changes in applicable regulatory requirements on our operations cannot be predicted.

     Canada. In Canada, the operations of telecommunications carriers are regulated by the Canadian regulatory agency known as the Canadian Radio-television and Telecommunications Commission. The CRTC has recently established a new competitive regulatory framework governing the international segment of the long-distance market, eliminating certain barriers to competition, consistent with Canada's commitments in the World Trade Organization Agreement. As a result, full facilities-based and resale competition has been introduced in the provision of international services in Canada, effective October 1, 1998, coincident with the elimination of traffic routing limitations on switched hubbing through the United States. In addition, foreign ownership rules for facilities-based carriers have now been waived in relation to ownership of international submarine cables landed in Canada and satellite earth stations used for telecommunication purposes. Effective January 1, 1999 all international service providers must be licensed by the CRTC under the Canadian Telecommunications Act of 1993, and we have received our international license. Our operations will remain subject to conditions of our CRTC license, which address matters such as competitive conduct and consumer safeguards, and to a regime of contribution charges (roughly the equivalent of access charges in the U.S.). There can be no assurance that the new regulatory framework, once implemented in Canada, will allow us to compete effectively in offering telecommunications services. In addition, there can be no assurance that any future changes in or additions to law, regulations, government policy or administrative rulings will not have a material adverse impact on our competitive position, growth and financial performance.

     Australia. In Australia, the provision of our services is subject to federal regulation. Two primary instruments of regulation have been the Australian Telecommunications Act 1991 and federal regulation of anti-competitive practices pursuant to the Australian Trade Practices Act 1974. The regulatory climate changed in July 1997 with the implementation of the Australian Telecommunications Act 1997.

     We are licensed under the Australian Telecom Act to own and operate transmission facilities in Australia. Under the new regulatory framework, we do not require a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, we must comply with legislated "service provider" rules contained in the Telecom Act covering matters such as compliance with the Telecom Act, operator services, regulation of access, directory assistance, provision of information to allow maintenance of an integrated public number database, and itemized billing.

     Also, in connection with the Telecom Act, two federal regulatory authorities now exercise control over a broad range of issues affecting the operation of the Australian telecommunications industry. The Australian Communications Authority regulates matters including the licensing of carriers and technical matters, and the Australian Competition and Consumer Commission has the role of promotion of competition and consumer protection. As a licensed carrier, we are required to comply with our own license and are under the regulatory control of the Australian Communications Authority and the Australian Competition and Consumer Commission. Anti-competitive practices will also continue to be regulated by the Trade Practices Act. In addition, other federal legislation, various regulations pursuant to delegated authority and legislation, ministerial declarations, codes, directions, licenses, statements of Commonwealth Government policy and court decisions affecting telecommunications carriers also apply to us. There can be no assurance that future declarations, codes, directions, licenses, regulations, and judicial and legislative changes will not have a material adverse effect on us.

     Carriers must also meet the universal service obligation to assist in providing all Australians, particularly those living in remote areas, with reasonable access to standard telephone services. The levy required to be paid by us in connection with this obligation has been set previously at a level that is not material. The levy is currently under review. Telstra, as the only universal service provider, has submitted a claim to the Australian Communications Authority that, if adopted, could result in material charges to carriers such as us. The other carriers have rejected Telstra's model in relation to its claim. The Australian government has not accepted Telstra's model and has referred the model and the criteria for determining the size of this obligation to the Australian Communications Authority for review. The outcome of this determination is not expected to be material for us. However, there can be no guarantee that the Australian Communications Authority will not make an assessment of a universal service charge that would be material.

     United Kingdom. In the United Kingdom, the provision of our services is subject to and affected by regulations introduced by the United Kingdom telecommunications regulatory authority, the Office of Telecommunications under the United Kingdom Telecommunications Act of 1984. Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991, it has been the stated goal of Oftel to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The regulatory regime currently being introduced by Oftel has a direct and material effect on our ability to conduct our business. Oftel has imposed mandatory rate reductions on British Telecom in the past, which reductions are expected to continue for the foreseeable future, and this has had, and may continue to have, the effect of reducing the prices we can charge our customers. Our subsidiary, Primus Telecommunications Limited, holds a license that authorizes it to provide switched voice services over leased private lines to all international points. In addition, Primus Telecommunications Limited has received a license from the United Kingdom's Secretary for Trade and Industry to provide international facilities-based voice services to all international points from the United Kingdom subject to certain conditions. There can be no assurance that future changes in regulation and government will not have a material adverse effect on our business, results of operations and financial condition.

     Japan. Our services in Japan are subject to regulation by the Ministry of Post and Telecommunications under the Japanese Telecommunications Business Law. We have obtained licenses as a Type I business, which allows us to provide telecommunications services using our own facilities, and as a Special Type II business, which allows us to provide telecommunications services over international circuits leased from another carrier, or domestic service in Japan over leased circuits if the volume of traffic exceeds a certain amount. We may also provide over leased lines basic telecommunications services, value-added services and services to closed user groups. There can be no guarantee that the Japanese regulatory environment will allow us to provide services in Japan at competitive rates.

     Germany. Our services in Germany are governed by the German Telecommunications Act of 1996, which, with respect to most of its provisions, became effective at the end of July 1996, while all of its market liberalizing provisions took effect on January 1, 1998. Under the German Telecom Act, we must obtain a license if we (i) operate transmission infrastructure for the provision of telecommunications services to the public (which requires a Class 3 License); or (ii) offer voice telephony services to the public through telecommunications networks operated by us (which requires a Class 4 License). We have obtained a Class 4 license and have entered into an interconnection agreement with Deutsche Telekom, currently the dominant operator in Germany, to be able to offer long-distance services on a retail and wholesale basis. No license is required for the provision of value-added services such as the reorigination services that we currently provide in Germany, or services to closed user groups using leased lines. A change in regulatory policy has taken place which will require us to invest in additional points of presence and transmission lines in order to continue to receive the lowest available interconnection rates. However, the build-out of our German network is currently hindered by Deutsche Telekom's insufficient capacities and consequent order backlog of points of presence. Further changes in regulatory policy or court decisions could result in our having to pay less favorable interconnection prices and/or having to invest into a Germany-wide license to be able to continue our current services. The Regulierungsbehorde fur Telekommunikation und Post ("RegTP") has in particular invited Deutsche Telekom to launch a regulatory authorization of additional interconnection fees to be paid by small network operators for so called "atypical traffic", a designation applicable to most of our traffic. Moreover, we are subject to certain regulatory requirements when we operate under our license, including the requirement that we present our standard terms and conditions to German regulators and possibly that we contribute to universal service mechanisms.

     We have received notice from Deutsche Telekom that it is exercising its option to terminate its current interconnection agreement with us. Deutsche Telekom has asked that renegotiations be commenced, failing which the agreement will be terminated by the end of 1999, following notice given by Deutsche Telekom. Deutsche Telekom has at the same time presented us with a new draft interconnection agreement containing terms less favorable than in the current agreement. Such less favorable terms include, among other things, higher interconnection fees; higher resale fees for certain interconnecting calls; minimum traffic volume requirements; and the requirement to extend our license to a Germany-wide license. Major provisions of this new interconnection agreement are currently being evaluated in proceedings before the RegTP. Final decisions are expected to be issued at the end of May 1999. In addition Deutsche Telekom has instituted regulatory proceedings for the approval of surcharges on the interconnection fees provisionally approved in September 1997. The outcome of these proceedings and their bearing on existing interconnection agreements, and any new interconnection agreement, cannot be predicted. However, if these surcharges are approved, they could significantly affect our business in Germany.

     There can be no assurance that the regulatory environment in Germany generally or the applicable interconnection rates with Deutsche Telekom will allow us to provide telecommunications services competitively with other providers.

     Latin America. We may decide to install switches and other network equipment in several Latin American countries. Some of these countries allow only limited competition to the incumbent telephone carrier, and others require prior authorization before providing competitive services. Others, such as El Salvador and Guatemala, do not require prior authorization but would require us to obtain numbers or interconnection with the incumbent carrier. We are currently providing to customers in certain Latin American countries international call reorigination or similar types of services that do not require us to have a presence in the foreign country. Some of these countries may prohibit some or all forms of call reorigination. There can be no guarantee that we will be able to obtain any authorizations or otherwise take the actions necessary to provide services in these countries.

     Other Jurisdictions. We intend to expand our operations into other jurisdictions as such markets deregulate and we are able to offer a full range of switched public telephone services to our customers. In addition, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the World Trade Organization Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive our entry into such additional markets. Our ability to enter a particular market and provide telecommunications services is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event we are able to gain entry into such a market, no assurances can be given that we will be able to provide a full range of services in such market. In addition, we may have to modify significantly our operations to comply with changes in the regulatory environment in such market and any such changes may have a material adverse effect on our business, results of operations or financial condition.

A Group of Our Stockholders Could Exercise
Significant Influence Over Our Affairs

     As of March 31, 1999, our executive officers and directors beneficially owned 9,939,073 shares of our common stock, representing 33.5% of the outstanding common stock. The executive officers and directors have also been granted options to purchase an additional 593,336 shares of our common stock which vest after May 30, 1999. Of these amounts, Mr. K. Paul Singh, our Chairman and Chief Executive Officer, beneficially owns 4,760,416 shares of our common stock, including options to purchase 166,667 shares of our common stock. Investors affiliated with E.M. Warburg, Pincus & Co., LLC beneficially own 3,875,689 shares of our common stock. As a result, the executive officers, directors and Warburg, Pincus exercise significant influence over such matters as the election of our directors, amendments to our charter, other fundamental corporate transactions such as mergers and asset sales, and otherwise the direction of our business and affairs. Additionally, under the terms of a shareholders' agreement among Warburg, Pincus, Mr. Singh and us, entered into in connection with our merger with TresCom, we agreed to nominate one individual selected by Warburg, Pincus and reasonably acceptable to our non-employee directors, to serve as a member of our board of directors. This nomination right remains effective so long as Warburg, Pincus is the beneficial owner of 10% or more of our outstanding common stock. In June 1998, Douglas Karp joined our board of directors pursuant to the foregoing arrangement.

There Could Be No Market for the New Notes

     The new notes are a new issue of securities, have no established trading market, and may not be widely distributed. We do not intend to list the new notes on any national securities exchange or to seek to have them admitted to trade on The Nasdaq Stock Market. We cannot guarantee that an active public or other market will develop for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, it may be discontinued at any time. If a public trading market develops for the new notes, future trading prices of the new notes will depend on many factors, including prevailing interest rates, our results of operations and the market for similar securities. The price at which the holders of new notes will be able to sell such new notes is not assured and the new notes could trade at a premium or discount to their purchase price or face value. Depending on prevailing interest rates, the market for similar securities and other facts, including our financial condition, the new notes may trade at a discount from their principal amount.

     The liquidity of, and trading market for, the new notes also may be adversely affected by declines in the market for the 1997 Senior Notes, declines in the market for the 1998 Senior Notes and in general declines in the market for similar securities issued by other companies. Any such decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

The Notes Have Not Been Registered under State Securities Laws

     The notes have not been registered or qualified under any state securities laws. The Exchange Offer is being made both to U.S. institutional investors, pursuant to exemptions from such laws for sales to such investors, and to non-U.S. persons, as state securities laws do not apply to sales to persons who are not residents of any state. In order to acquire the unregistered notes, each holder was required to represent to us that it was either (i) a "qualified institutional buyer", (ii) an institutional "accredited investor" or (iii) a non-U.S. person. Holders who wish to exchange their unregistered notes for notes pursuant to the Exchange Offer will be required to represent to us that they remain institutional investors or non-U.S. persons. Any holder who no longer qualifies as an institutional investor or who is no longer a non-U.S. person, will not be entitled to exchange its unregistered notes for notes in the Exchange Offer, unless another state securities law exemption is available. If no such exemption is available, the holder will continue to hold the unregistered notes, which will continue to be subject to the restrictions on transfer as set forth in the legend thereon.

Consequences of Failure to Exchange

     Holders of unregistered notes who do not exchange their unregistered notes for new notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such unregistered notes as set forth in the legend thereon since the unregistered notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the unregistered notes for resale under the Securities Act. New notes issued pursuant to the Exchange Offer in exchange for unregistered notes may be offered for resale, resold or otherwise transferred by the holders without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such new notes. However, the foregoing is not applicable to any such holder which is our "affiliate" and other than any broker-dealer who purchased unregistered notes directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act. Each broker-dealer that acquired unregistered notes for its own account as a result of market making or other trading activities and that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus may be used by a broker-dealer in connection with resales of new notes received in exchange for unregistered notes where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. However, to comply with the securities laws of certain jurisdictions, if applicable, the new notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that unregistered notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted unregistered notes will be adversely affected.

                                USE OF PROCEEDS

           We will not receive any proceeds from the Exchange Offer.

                              THE EXCHANGE OFFER

Purpose and Effect

     We sold the initial unregistered notes to the initial purchasers, including Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, on January 29, 1999, pursuant to a purchase agreement entered into as of January 22, 1999 by and between us and the initial purchasers. The initial purchasers subsequently resold the initial notes in reliance on Rule 144A under the Securities Act and certain other exemptions under the Securities Act. We and the initial purchasers also entered into a registration rights agreement, pursuant to which we agreed, with respect to the initial notes, to

     (i) cause to be filed with the Commission as promptly as practicable a registration statement under the Securities Act concerning the exchange offer,

     (ii) use our reasonable best efforts to cause such registration statement to be declared effective by the Commission on or prior to June 28, 1998 and

     (iii) file all pre- and post-effective amendments necessary to cause such registration statement to become effective and cause all necessary filings in connection with the registration and qualification of the new notes under the "blue sky" laws of such jurisdictions as are necessary to consummate the exchange,

     (iv) use our reasonable best efforts to cause the exchange offer to be consummated on or before July 28, 1998, and

     (v) deliver the new notes in the same aggregate principal amount as the aggregate principal amount of the initial unregistered notes as are tendered by holders thereof pursuant to the exchange offer.

We also agreed to use our reasonable best efforts to keep the registration statement effective for no less than 20 days. This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.

Terms of the Exchange Offer

     We hereby offer, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of the outstanding unregistered initial notes. We will accept for exchange any and all initial notes that are validly tendered on or prior to 5:00 p.m., New York City time, on _________ __, 1999. Tenders of the initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on _________ __, 1999. This exchange offer is not conditioned upon any minimum principal amount of the initial notes being tendered for exchange. However, the exchange offer is subject to the conditions, terms and provisions of the registration rights agreement. The form and terms of the new notes will be identical in all material respects to the form and terms of the initial notes, except that

     (i) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof,

     (ii) subject to certain limited exceptions, holders of new notes will not be entitled to liquidated damages, and

     (iii) holders of new notes will not be, and upon consummation of the exchange offer, holders of initial notes will no longer be, entitled to certain rights under the registration rights agreement intended for holders of unregistered securities.

Initial notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders may tender less than the aggregate principal amount represented by the initial notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered initial notes (or so indicate pursuant to the procedures for book-entry transfer).

     As of the date of this Prospectus, $200.0 million in aggregate principal amount of the initial notes is outstanding. As of April 20, 1999, CEDE was the sole registered holder of the initial notes and held $200.0 million of aggregate principal amount of the initial notes for _____ of its participants. Solely for reasons of administration (and for no other purpose), we have fixed the close of business on _________ __, 1999, as the record date for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a holder of the initial notes (or such holder's legal representative or attorney-in-fact) may participate in the exchange offer. There will be no fixed record date for determining holders of the initial notes entitled to participate in the exchange offer. We believe that, as of the date of this Prospectus, no such the holder is our affiliate (as defined in Rule 405 under the Securities Act).

     We shall be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes and for the purposes of receiving the new notes from us.

     If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Expiration Date; Extensions; Amendments

     The expiration date of the exchange offer is __________ __, 1999 at 5:00 p.m., New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such notice and public announcement shall set forth the new expiration date of the exchange offer.

     We reserve the right, in our sole discretion,

     (i)       to delay accepting any initial notes,

     (ii)      to extend the exchange offer,

     (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent, and

     (iv)      to amend the terms of the exchange offer in any manner.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will, in accordance with applicable law, file a post-effective amendment to the registration statement and resolicit the registered holders of the initial notes. If we file a post-effective amendment, we will notify the exchange agent of an extension of the exchange offer by oral or written notice, and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the effectiveness of such post-effective amendment. Such notice and public announcement shall set forth the new expiration date, which new expiration date shall be no less than five days after the then applicable expiration date.

Conditions of the Exchange Offer

     The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange. However, the exchange offer is subject to the condition that it does not violate any applicable law or interpretation of the staff of the Commission.

     Further, as a condition to its participation in the exchange offer, each holder of initial notes (including, without limitation, any holder who is a broker-dealer) will be required to furnish a written representation to us (which may be contained in the Letter of Transmittal to the effect that such holder

     (i)     is not our affiliate,

     (ii) is not engaged in, or does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in the exchange offer and

     (iii)   is acquiring the new notes in its ordinary course of business.

Each holder using the exchange offer to participate in a distribution of the new notes will be required to acknowledge and agree that, if the resales are of new notes obtained by such holder in exchange for initial notes acquired directly from us or our affiliate, it (1) could not, under Commission policy as in effect on the date of the registration rights agreement, rely on the position of the Commission enunciated in Morgan Stanley and Co., Incorporated (available June 5,
1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission's letter to Shearman & Sterling (available July 2,
1993) and K-III Communications Corporation (available May 14, 1993), or similar no-action or interpretive letters, and (2) must comply with the registration and prospectus delivery requirements of the Exchange Act in connection with a secondary resale transaction and that such a secondary sale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K, unless an exemption from registration is otherwise available.

     In addition, each holder of initial notes will be required to furnish a written representation to the Company (which may be contained in the Letter of Transmittal to the effect that such holder is either (A) a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act,
(B) an institutional "accredited investor" within the meaning of subparagraph
(a)(1), (2), (3) or (7) of Rule 501 under the Securities Act or (C) a non-U.S. person within the meaning of Regulation S under the Securities Act.

Termination of Certain Rights

     The registration rights agreement provides that, subject to certain exceptions, in the event of a registration default, holders of initial notes are entitled to receive liquidated damages, if

     (i) we fail to file with the Commission any of the registration statements required by the registration rights agreement on or before the date specified therein for such filing,

     (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness in the registration rights agreement,

     (iii) the exchange offer has not been consummated within 30 days after the effectiveness target date with respect to the exchange offer registration statement or

     (iv) any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective (each event referred to in clauses (i) through (iv) above being a registration default), additional cash interest shall accrue to each holder of the notes commencing upon the occurrence of such registration default in an amount equal to .50% per annum of the principal amount of notes held by such holder.

The amount of liquidated damages will increase by an additional .50% per annum of the principal amount of notes with respect to each subsequent 90-day period (or portion thereof) until all registration defaults have been cured, up to a maximum rate of liquidated damages of 1.50% per annum of the principal amount of notes. All accrued liquidated damages will be paid to holders by us in the same manner as interest is paid pursuant to the indenture. Following the cure of all registration defaults relating to any particular transfer restricted securities, the accrual of liquidated damages with respect to such transfer restricted securities will cease.

Accrued Interest on the Initial Notes

     The new notes will bear interest at a rate equal to 11 1/4% per annum from and including their date of issuance. Holders whose initial notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last interest payment date, as applicable to, but not including, the date of issuance of the new notes. Such interest will be payable with the first interest payment on the new notes. Interest on the initial notes accepted for exchange, which interest accrued at the rate of 11 1/4% per annum, will cease to accrue on the day prior to the issuance of the new notes.

Procedures for Tendering Initial Notes

     The tender of a holder's initial notes as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender initial notes for exchange pursuant to the exchange offer must transmit such initial notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the exchange agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the expiration date.

     THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the initial notes surrendered for exchange pursuant hereto are tendered

     (i) by a registered holder of the initial notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or

     (ii)      by an eligible institution (as described below).

In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or The Nasdaq Stock Market, a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act. If the Letter of Transmittal is signed by a person other than the registered holder of the initial notes, the initial notes surrendered for exchange must either

     (i) be endorsed by the registered holder, with the signature thereon guaranteed by an eligible institution or

     (ii) be accompanied by a bond power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible institution.

The term "registered holder" as used herein with respect to the initial notes means any person in whose name the initial notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of initial notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered and to reject any initial notes, our acceptance of which might, in our judgment or that of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular initial notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender initial notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer (including the

Letter of Transmittal and the instructions thereto) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes for exchange must be cured within such period of time as we shall determine. We will use reasonable efforts to give notification of defects or irregularities with respect to tenders of initial notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the initial notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us, in our sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the initial notes whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender initial notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and tendering initial notes, make appropriate arrangements to register ownership of the initial notes in such beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to us that, among other things

     (i) the new notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the initial notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner,

     (ii) the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes,

     (iii) the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of new notes,"

     (iv) that if the holder is a broker-dealer that acquired initial notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of new notes acquired in the exchange offer,

     (v) the holder and each beneficial owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by
               Item 507 of Regulation S-K of the Commission, and

     (vi) neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of us except as otherwise disclosed to us in writing.

In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

     Guaranteed Delivery Procedures. Holders who wish to tender their initial notes and

     (i)       whose initial notes are not immediately available or

     (ii) who cannot deliver their initial notes or any other documents required by the Letter of Transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their initial notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:

     (i) such tender must be made by or through an eligible institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such holder,

     (ii) on or prior to the expiration date, the exchange agent must have received from the holder and the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered initial notes, and the principal amount of tendered initial notes, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered initial notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the eligible institution with the exchange agent, and

     (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered initial notes in proper form for transfer (or confirmation of a book-entry transfer of such initial notes into the exchange agent's account at the depositary) must be received by the exchange agent within three business days after the expiration date.

Any holder who wishes to tender initial notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such initial notes prior to 5:00 p.m., New York City time, on the expiration date.

     Book-Entry Delivery. The exchange agent will establish an account with respect to the initial notes at the depositary. Such account is the Book-Entry Transfer Facility and will be established for purposes of the exchange offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the initial notes by causing such facility to transfer initial notes into the exchange agent's account in accordance with such facility's procedure for such transfer. Even though delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message (as described below) in connection with a book-entry transfer, and other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this Prospectus before the expiration date, or the guaranteed delivery procedure set forth above must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent. The term "agent's message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the initial notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes issued pursuant to the exchange offer will be delivered as soon as practicable after acceptance of the initial notes. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered initial notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

     In all cases, issuances of new notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such initial notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such initial notes into the exchange agent's account at the Depositary); provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered initial notes are not accepted for any reason, such unaccepted initial notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal Rights

     Tenders of the initial notes may be withdrawn by delivery of a written notice to the exchange agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

     (i) specify the name of the person having deposited the initial notes to be withdrawn,

     (ii) identify the initial notes to be withdrawn (including the certificate number or numbers and principal amount of such initial notes, as applicable),

     (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such initial notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible institution together with the other documents required upon transfer by the indenture, and

     (iv) specify the name in which such initial notes are to be re-registered, if different from the depositor, pursuant to such documents of transfer.

Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion and such determination shall be final and binding. The initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes which have been tendered for exchange but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Properly withdrawn initial notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Initial Notes" at any time on or prior to the expiration date.

The Exchange Agent; Assistance

     First Union National Bank is the exchange agent. All tendered initial notes, executed Letters of Transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the exchange agent as follows:

 BY MAIL, HAND OR OVERNIGHT DELIVERY:        FACSIMILE TRANSMISSION:

First Union Customer Information Center      (704) 590-7628
Reorganization Department, 3C3-NC 1153
1525 West W.T. Harris Boulevard              To confirm receipt:  (704) 590-7408
Charlotte, N.C. 28262

Solicitation of Tenders; Fees and Expenses

     No person has been authorized to give any information or to make any representation in connection with the exchange offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein. The exchange offer is not being made to (nor will offers be accepted from or on behalf of) holders of notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of notes in such jurisdiction.

     All expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement will be borne by us, including, without limitation:

     (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities laws),

     (ii) printing expenses (including, without limitation, expenses of printing certificates for the new notes in a form eligible for deposit with the depositary and of printing Prospectuses),

     (iii)     messenger, telephone and delivery expenses,

     (iv)      fees and disbursements of our counsel,

     (v) fees and disbursements of independent certified public accountants,

     (vi)      rating agency fees,

     (vii) our internal expenses (including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties), and

     (ix) fees and expenses incurred in connection with the listing, if any, of the new notes on a securities exchange.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Accounting Treatment

     The new notes will be recorded at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Resales of the Exchange Notes

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties,we believe that the new notes issued pursuant to the exchange offer to a holder in exchange for initial notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased initial notes directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is our affiliate within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the new notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the new notes. We have not requested or obtained an interpretive letter from the Commission staff with respect to this exchange offer, and we and the holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission's letters to Shearman and Sterling (available July 2, 1993) and K- III Communications Corporation (available May 14, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives new notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. We have agreed that for a period of 180 days after the effective date of this Prospectus, we will make this Prospectus, as amended and supplemented, available to any broker-dealer who receives new notes in the exchange offer for use in connection with any such resale. See "Plan of Distribution."

Consequences of Failure to Exchange

     Holders of initial notes who do not exchange their initial notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such initial notes as set forth in the legend thereon as a consequence of the offer or sale of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the initial notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exception from, or in a transaction not subject to, the Securities Act and applicable states securities laws. We do not currently anticipate that we will register the initial notes under the Securities Act.

Other

     Participation in the exchange offer is voluntary, and holders of initial notes should carefully consider whether to participate. Holders of the initial notes are urged to consult their financial and tax advisers in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered initial notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of initial notes who do not tender their initial notes in the exchange offer will continue to hold such initial notes and will be entitled to all the rights, and limitations applicable thereto, under the indenture, except for any such rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered initial notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market for untendered initial notes could be adversely affected.

     We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any initial notes which are not tendered in the exchange offer.

                                CAPITALIZATION

     The following table sets forth as of December 31, 1998 our:

          .    actual capitalization; and

          . actual capitalization adjusted to give effect to (A) the sale of the notes previously offered and to be exchanged hereby, less discounts, commissions, and estimated expenses of the offering payable by us, and the application of the estimated net proceeds therefrom, and (B) the repayment of the outstanding balance under the TresCom credit facility in January 1999.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, and notes thereto, included elsewhere in this prospectus.

                                                                               As of December 31, 1998
                                                                               -----------------------
                                                                                Actual     As Adjusted
                                                                              ----------   ------------
                                                                               (Dollars in thousands,
                                                                                 except share data)

Cash and cash equivalents..................................................   $ 136,196      $ 310,877
Restricted investments (including current and long-term)...................      50,623         50,623
                                                                              ---------      ---------
  Total cash, cash equivalents and restricted investments..................   $ 186,819      $ 361,500
                                                                              =========      =========
Debt and capital lease obligations:
  TresCom credit facility..................................................   $  17,819      $      --
  11 3/4% Senior Notes due 2004............................................     222,978        222,978
  9 7/8% Senior Notes due 2008.............................................     150,000        150,000
  11 1/4% Senior Notes due 2009............................................          --        200,000
  Notes payable............................................................       1,109          1,109
  Capital lease obligations................................................      28,268         28,268
                                                                              ---------      ---------
     Total debt and capital lease obligations..............................     420,174        602,355

Stockholders' equity:
  Common Stock, $.01 par value--80,000,000 shares authorized; 28,059,063
    shares actual and as adjusted, issued and outstanding..................         281            281
  Additional paid-in capital...............................................     234,549        234,549
  Accumulated deficit......................................................    (111,653)      (111,653)
  Accumulated other comprehensive loss.....................................      (8,260)        (8,260)
                                                                              ---------      ---------
     Total stockholders' equity............................................     114,917        114,917
                                                                              ---------      ---------
     Total capitalization..................................................   $ 535,091      $ 717,272
                                                                              =========      =========

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the consolidated financial statements, the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. The statement of operations data from inception to December 31, 1994, for the years ended December 31, 1995, 1996, 1997, 1998 and the balance sheet data as of December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from the consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors.


                                    Period from
                                     Inception                         Year Ended
                                      through                          December 31,
                                    December 31,      -----------------------------------------------
                                        1994            1995        1996         1997         1998
                                    ------------      ---------   ---------   ----------   ----------
                                                          (in thousands, except per share data)
Statement of Operations Data:
Net revenue (1)..................   $         --      $ 1,167     $172,972    $280,197     $421,628
Cost of revenue..................             --        1,384      158,845     252,731      353,016
                                    ------------      -------     --------    --------     --------
  Gross margin (deficit).........             --         (217)      14,127      27,466       68,612
Operating expenses:
  Selling, general and
   administrative................            557        2,024       20,114      50,622       79,532
  Depreciation and
   amortization..................             12          160        2,164       6,733       24,185
                                    ------------      -------     --------    --------     --------
    Total operating expenses.....            569        2,184       22,278      57,355      103,717
                                    ------------      -------     --------    --------     --------
Loss from operations.............           (569)      (2,401)      (8,151)    (29,889)     (35,105)
Interest expense.................            (13)         (59)        (857)    (12,914)     (40,047)
Interest income..................              5           35          785       6,238       11,504
Other income (expense)...........             --           --         (345)        407           --
                                    ------------      -------     --------    --------     --------
Loss before income taxes.........           (577)      (2,425)      (8,568)    (36,158)     (63,648)
Income taxes.....................             --           --         (196)        (81)          --
                                    ------------      -------     --------    --------     --------
Net loss.........................   $       (577)     $(2,425)    $ (8,764)   $(36,239)    $(63,648)
                                    ============      =======     ========    ========     ========
Basic and diluted net loss per
   common shares outstanding.....   $      (0.22)     $ (0.48)    $  (0.75)   $  (1.99)    $  (2.61)
                                    ============      =======     ========    ========     ========
Weighted average number of
   common shares outstanding.....          2,620        5,019       11,660      18,250       24,432
                                    ============      =======     ========    ========     ========
Ratio of earnings to fixed
   charges (2)...................             --           --           --          --           --
                                    ============      =======     ========    ========     ========

Geographic Data:
Net revenue
 North America (3)...............   $         --      $ 1,167     $ 16,573    $ 74,359     $188,008
 Asia-Pacific (4)................             --           --      151,253     183,126      172,757
 Europe (5)......................             --           --        5,146      22,712       60,863
                                    ------------      -------     --------    --------     --------
  Total..........................   $         --      $ 1,167     $172,972    $280,197     $421,628
                                    ============      =======     ========    ========     ========

Other Data:
Gross margin (deficit) as a
 percentage of net revenue.......      --              (18.6)%        8.2%        9.8%        16.3%
EBITDA (6).......................   $(557)           $(2,241)     $(5,987)   $(23,156)    $(10,920)
Capital expenditures (7).........   $ 106            $   396      $12,745    $ 39,465     $ 75,983
Number of switches...............      --                  1            1          11           16

                                                                                   December 31,
                                                               -------------------------------------------------
                                                                 1994       1995      1996      1997      1998
                                                               -------    -------   -------   -------   --------
                                                                                      (In thousands)
Balance Sheet Data:
Cash and cash equivalents....................................  $ 221      $2,296    $35,474   $115,232  $136,196
Restricted investments (including current and long-
  term)......................................................     --          --         --     73,550    50,623
Working capital (deficit)....................................   (264)      1,295     39,282    118,615   107,193
Total assets.................................................    487       5,042    135,609    355,393   673,963
Long-term obligations (including current portion)............     13         528     17,248    231,211   420,174
Stockholders' equity (deficit)...............................    (71)      2,562     76,440     42,526   114,917

----------
(1) Net revenue is after provision for bad debt.
(2) The ratio of earnings to fixed charges is computed by dividing pre-tax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the following years, earnings were insufficient to cover fixed charges by the following amounts:

                                Year      Deficiency
                                ----   -----------------
                                1994   $ 0.6 million

                                1995   $ 2.4 million

                                1996   $ 8.6 million

                                1997   $ 36.4 million

                                1998   $ 63.6 million

(3) Consists primarily of net revenue from operations in the United States for all periods prior to 1997. Net revenue for the year ended December 31, 1997 reflects our commencement of operations in Canada beginning in April, 1997.
(4) Consists solely of net revenue from operations in Australia for the year December 31, 1996. Net revenue for the year ended December 31, 1997 reflects our commencement of operations in Japan beginning in October 1997.
(5) Consists solely of net revenue from operations in the United Kingdom for all periods prior to 1998. Net revenue for the year ended December 31, 1998 reflects our commencement of operations in Germany in August 1998.
(6) As used herein, "EBITDA" is defined as income (loss) from operations plus depreciation and amortization expense. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included to provide additional information regarding our ability to meet future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of our ability to fund our cash needs and is not necessarily comparable to similarly titled measures of other companies.
(7) Capital expenditures excludes assets acquired in business combinations and under terms of capital leases.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma consolidated financial statements are based on the historical presentation of our audited consolidated financial statements and the unaudited financial statements of TresCom. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 gives effect to our merger with TresCom, the offering of the 1998 senior notes and the offering of the notes to be exchanged as if they had occurred on January 1, 1998. The Unaudited Consolidated Balance Sheet as of December 31, 1998 gives effect to the offering of the notes to be exchanged and the January 1999 repayment of the TresCom credit facility as if they ocurred on December 31, 1998. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements, including notes thereto, of Primus and TresCom included elsewhere herein.

  The unaudited pro forma consolidated financial statements may not be indicative of the results that actually would have occurred if the transactions had occurred on the dates indicated or which may be obtained in the future.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                   (in thousands, except per share amounts)

                                                                       TresCom             Offering        Pro Forma
                                       Primus (1)    TresCom (2)     Adjustments         Adjustments      As Adjusted

Net revenue.......................    $ 421,628       $  71,342      $   (1,817) (3)     $        --         $485,196
                                                                         (5,957) (4)
Cost of revenue...................      353,016          60,632          (5,957) (4)              --          407,691
                                      ---------       ---------      ----------          -----------         --------
Gross margin......................       68,612          10,710          (1,817)                  --           77,505
Operating expenses
   Selling, general, and
    administrative................       79,532          16,050          (1,817) (3)              --           93,765
   Depreciation and
    amortization..................       24,185           3,215          (1,046) (5)              --           30,687
                                                                          4,333  (6)
                                      ---------       ---------      ----------          -----------         --------
       Total Operating Expenses...      103,717          19,265           1,470                   --          124,452
                                      ---------       ---------      ----------          -----------         --------

Loss from operations..............      (35,105)         (8,555)         (3,287)                  --          (46,947)
Interest expense..................      (40,047)           (754)             --              (23,340) (9)     (64,141)
Interest income...................       11,504              --              --                   --           11,504
Other income (expense)............           --             288              --                   --              288
                                      ---------       ---------      ----------          -----------         --------
Loss before income taxes..........      (63,648)         (9,021)         (3,287)             (23,340)         (99,296)
Income taxes......................           --              --              --  (7)              --               --
                                      ---------       ---------      ----------          -----------         --------
Net loss..........................    $ (63,648)      $  (9,021)     $   (3,287)         $   (23,340)        $(99,296)
                                      =========       =========      ==========          ===========         ========
Basic and diluted net loss per
 common share.....................    $   (2.61)                                                             $  (3.57)
                                      =========                                                              ========
Weighted average number of
 common shares outstanding........       24,432                           3,414  (8)                           27,846
                                      =========                      ==========                              ========

(1) Reflects the historical results of our operations for the year ended December 31, 1998.
(2) Reflects the historical results of operations of TresCom from January 1, 1998 through June 9, 1998 (acquisition date).

TresCom Adjustments:

(3) To reflect the reclassification of TresCom's bad debt cost from selling, general and administrative expenses to a reduction of net revenue to conform to Primus's accounting practices.
(4) To eliminate the effects of intercompany transactions between Primus and TresCom.
(5) To reverse amortization expense associated with TresCom's previously acquired customer list and the excess of purchase price over the fair value of net assets acquired.
(6) To record amortization expense associated with acquired customer list and the excess of purchase over the fair value of net assets acquired.
(7) The pro forma adjustment to the income tax provision is zero because a valuation reserve was applied in full to the tax benefit associated with the pro forma loss before income taxes.
(8) To reflect the issuance of Primus common stock to purchase the common shares of TresCom.

Notes Offering:

(9) To reflect estimated interest expense and amortization of deferred financing costs on the 1998 Senior Notes and the notes to be exchanged.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                (in thousands)

                                                                                                                      As
                                                                              Primus         Adjustments           Adjusted
                                                                          -------------   ----------------      --------------
ASSETS
CURRENT ASSETS                                                            $   136,196     $    192,500   (1)    $    310,877
  Cash and cash equivalents                                                                    (17,819)  (2)

  Restricted investments                                                       25,729                -                25,729
  Accounts receivable, net                                                     92,531                -                92,531
  Prepaid expenses and other current assets                                    13,505                -                13,505
                                                                          -------------   ----------------      --------------
     Total current assets                                                     267,961          174,681               442,642
RESTRICTED INVESTMENTS                                                         24,894                -                24,894
PROPERTY AND EQUIPMENT, net                                                   158,873                -               158,873
INTANGIBLES, net                                                              205,039                -               205,039
OTHER ASSETS                                                                   17,196            7,500   (1)          24,696
                                                                          -------------   ----------------      --------------
     TOTAL ASSETS                                                         $   673,963     $    182,181          $    856,144
                                                                          =============   ================      ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                        $    82,520     $          -          $     82,520
  Accrued expenses and other current liabilities                               42,597                -                42,597
  Accrued interest                                                             12,867                -                12,867
  Deferred income taxes                                                           361                -                   361
  Current portion of long-term obligations                                     22,423                -                22,423
                                                                          -------------   ----------------      --------------
      Total current liabilities                                               160,768                -               160,768
LONG TERM OBLIGATIONS                                                         397,751          200,000   (1)         579,932
                                                                                               (17,819)  (2)
OTHER LIABILITIES                                                                 527                -                   527
                                                                          -------------   ----------------      --------------
     Total liabilities                                                        559,046          182,181               741,227
                                                                          -------------   ----------------      --------------
COMMITMENTS AND CONTINGENCIES
TOTAL STOCKHOLDERS' EQUITY                                                    114,917                -               114,917
                                                                          -------------   ----------------      --------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $   673,963     $    182,181          $    856,144
                                                                          =============   ================      ==============

(1) To reflect the proceeds of the note offering, net of deferred financing costs, and the debt from the note offering.
(2)  To reflect the repayment of the TresCom credit facility.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the applicable consolidated financial statements and notes thereto contained elsewhere in this prospectus.


Overview

    We are a facilities-based global telecommunications company. We offer international and domestic long distance and other telecommunications services to business, residential and carrier customers. Our customers are primarily in North America and selected markets within both the Asia-Pacific region and Europe. We seek to capitalize on the increasing demand for high-quality international telecommunications services. The globalization of the world's economies, the worldwide trend toward telecommunications deregulation and the growth of data and Internet traffic fuels this demand. We provide services over our telecommunications network, which includes (i) 12 international gateway switches in the United States, Australia, Canada, Germany, Japan, Puerto Rico and the United Kingdom, (ii) four domestic switches in Australia, (iii) both owned and leased transmission capacity on undersea and land-based fiber optic cable systems and (iv) an international satellite earth station located in London. Utilizing this network, along with resale arrangements and foreign carrier agreements, we offer quality service to approximately 450,000 customers.

  Primus was founded in February 1994, and through the first half of 1995 was a development stage enterprise involved in various start-up activities. These activities included:

  .  raising capital,
  .  obtaining licenses,
  .  acquiring equipment,
  .  leasing space,
  .  developing markets and
  .  recruiting and training personnel.

We began generating revenue during March 1995. On March 1, 1996 we acquired Axicorp, the fourth largest telecommunications provider in Australia. The Axicorp acquisition had a material effect on our results of operations for the year ended December 31, 1996. Our Australian operations generated approximately $177.6 million, or 89%, of our pro forma net revenue for the year ended December 31, 1996 assuming the Axicorp acquisition had occurred on January 1, 1996.

  We have invested substantial resources to transform Axicorp's strategy and operations to those of a facilities-based carrier focused on the provision of international and domestic long distance services. Prior to the acquisition, Axicorp was a reseller of long distance, local and cellular service and did not own any switches. Since the Axicorp acquisition, we have installed and begun to carry traffic on a five-switch network in Australia, have leased fiber capacity connecting Australia with the United States and, in July 1997, became one of the initial five licensed carriers permitted to own and operate transmission facilities in Australia. We have focused on migrating existing traffic onto our network while increasing the number of higher-margin, higher-volume business customers with significant international long distance traffic. As part of our focus on business customers, we have increased Axicorp's direct sales force and reduced its reliance on marketing through trade and professional associations. We have experienced and expect to continue to experience lower gross margin as a percentage of net revenue for Axicorp's local switched and cellular services, as compared to long distance services. We expect to continue to upgrade Axicorp's facilities, increase its traffic capacity and introduce new products and services. In that regard, we expanded our service offerings in Australia with our March 1998 acquisition of a controlling interest in Hotkey Internet Services Pty. Ltd., an Australia-based Internet service provider, our April 1998 acquisition of all the outstanding stock of Eclipse Telecommunications Pty. Ltd., an Australia-based data communications service provider and our February 1999 acquisition of the remaining interest in Hotkey.

  On June 9, 1998, we acquired the operations of TresCom. After giving pro forma effect to the TresCom merger, for the year ended December 31, 1998, we would have had net revenue of $485.2 million. The TresCom merger expands the scope and coverage of our telecommunications network, thereby providing additional opportunities to migrate traffic onto the network, resulting in better utilization of the network and reduced variable costs.

  In September 1998, we announced a refinement of our strategic outlook. The principal element of the revised strategy includes concentrating our immediate expansion plans in those markets that are more economically stable and are experiencing more rapid deregulation, such as continental Europe and Canada. Thereafter, we would expand in additional markets within our principal service regions, including Japan, other parts of the Asia-Pacific region and Latin America. As part of the refined strategy, we announced our intention to continue the development of our retail customer base in the United States, the United Kingdom and Australia, and to build the infrastructure to expand our retail customer base in select European countries (focusing on Germany in the immediate future). Finally, the refined strategy, as announced, also includes greater focus on data and Internet services.

  Net revenue is earned based on the number of minutes billable and is recorded upon completion of a call, adjusted for sales allowance. We generally price our services at a savings compared to the major carriers operating in our principal service regions. Our net revenue is derived from carrying a mix of business, residential and carrier long distance traffic, data and Internet traffic in Australia and Canada, and, in Australia, also from the provision of local and cellular services. We expect to continue to generate net revenue from internal growth through sales and marketing efforts focused on customers with significant international long-distance usage, including small- and medium-sized businesses, multinational corporations, ethnic residential customers and other telecommunications carriers and resellers.

  Prices in the long distance industry in the United States and the United Kingdom have declined in recent years and, as competition continues to increase, we believe that prices are likely to continue to decrease. Additionally, we believe that because deregulatory influences only recently have begun to affect non-United States and non-United Kingdom telecommunications markets, including Australia, the deregulatory trend in such markets is expected to result in greater competition which could adversely affect our net revenue per minute and gross margin as a percentage of net revenue. However, we believe that such decreases in prices will be at least partially offset by increased telecommunications usage and decreased costs.

  Cost of revenue is primarily comprised of costs incurred from other domestic and foreign telecommunications carriers to originate, transport and terminate calls. The majority of our cost of revenue is variable, based upon the number of minutes of use, with transmission and termination costs being our most significant expense. As we increase the portion of traffic transmitted over leased or owned facilities, cost of revenue increasingly will be comprised of fixed costs. In order to manage such costs, we pursue a flexible approach with respect to the expansion of our network. In most instances, we initially obtain transmission capacity on a variable-cost, per-minute leased basis, next acquire additional capacity on a fixed-cost basis when traffic volume makes such a commitment cost-effective, and ultimately purchase and operate our own facilities when traffic levels justify such investment. We also seek to lower our cost of revenue through (i) optimizing the routing of calls over the least cost route, (ii) increasing volumes on our fixed cost leased and owned lines, thereby spreading the allocation of fixed costs over a larger number of minutes, (iii) negotiating lower variable usage based costs with domestic and foreign service providers and negotiating additional and lower cost foreign carrier agreements with the foreign incumbent carriers and others, and (iv) continuing to expand the network when we believe traffic volumes justify such investment.

  Typical of the long distance telecommunications industry, we generally realize a higher gross margin as a percentage of net revenue on our international as compared to our domestic long distance services and a higher gross margin as a percentage of net revenue on our services to both business and residential customers compared to those realized on our services to other telecommunications carriers. In addition, we generally realize a higher gross margin as a percentage of net revenue on our long distance services as compared to those realized on local switched and cellular services. Carrier services, which generate a lower gross margin as a percentage of net revenue than retail services, are an important part of our net revenue because the additional traffic volume of such carrier customers improves the utilization of the network and allows us to obtain greater volume discounts from our suppliers than we otherwise would realize. Our overall gross margin as a percentage of net revenue may fluctuate based on our relative volumes of international versus domestic long distance services, carrier services versus business and residential long distance services, and the proportion of traffic carried on our network versus resale of other carriers' services.

  Our selling, general and administrative expenses are comprised primarily of salaries and benefits, commissions, occupancy costs, sales and marketing expenses, advertising and administrative costs. These expenses have been increasing consistent with the expansion of our operations and the transformation of both Axicorp's and TresCom's operations. We expect this trend to continue and believe that we will incur additional selling, general and administrative expenses to support the expansion of sales and marketing efforts and operations in current markets as well as new markets in our principal service regions.

  Since the inception of our operations, we have made, and expect to continue to make, significant investments in the development of our operations in our principal service regions and the development and expansion of our network. The costs of developing our operations and expanding our network, including the purchase and installation of switches, sales and marketing expenses and other organizational costs, are significant. In addition, our increased capital investment activity in the future can be expected to affect our operating results in the near term due to increased depreciation charges and interest expense in connection with borrowings to fund such expenditures. These costs will be incurred in advance of the realization of the expected improvements in operating results from such investments. Such costs and investment activities have resulted in negative cash flows and operating losses for us on an historical basis, which are expected to continue in the near future as we use the proceeds from the notes to accelerate the expansion of our business and the build-out of our network.

  Although our functional currency is the United States dollar, a significant portion of our net revenue is derived from sales and operations outside the United States. In the future, we expect to continue to derive the majority of our net revenue and incur a significant portion of our operating costs from outside the United States and therefore changes in exchange rates may have a significant effect on our results of operations. We historically have not engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks.

  Other Financial and Operating Data.   The following financial and operating
data for the ten quarters ended December 31, 1998 is provided for informational purposes and should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere herein.

                                                           Three Months Ended
                         ----------------------------------------------------------------------------------
                         September 30,   December 31,   March 31,   June 30,   September 30,   December 31,
                         -------------   ------------   ---------   --------   -------------   ------------
                            1996            1996         1997        1997          1997           1997
                            ----            ----         ----        ----          ----           ----
                                         (in thousands, except gross margin percentage)
Financial Data(1):
  Net revenue(2)  ......      $51,819        $55,738      $59,036    $70,045        $73,018        $78,098
  Gross margin  ........        4,609          4,266        4,002      5,867          7,752          9,845
  Gross margin
   percentage  .........          8.9%           7.7%         6.8%       8.4%          10.6%          12.6%
 EBITDA(3)  ............       (1,585)        (2,946)      (4,827)    (7,339)        (5,997)        (4,993)
Minutes of Long
 Distance Use:
International:
 North America  ........        9,199         12,160       17,629     45,784         57,199         75,950
 Asia-Pacific  .........        1,967          1,876        2,384      6,222         11,844         18,944
 Europe  ...............        1,713          3,192        4,253      5,131          9,852         17,403
                         -------------   ------------   ---------   --------   -------------   ------------
   Total international..       12,879         17,228       24,266     57,137         78,895        112,297
                         -------------   ------------   ---------   --------   -------------   ------------
Domestic:
 North America  ........        3,972          5,533        6,346     18,498         17,131         17,653
 Asia-Pacific  .........       56,932         58,336       59,481     61,304         61,544         61,496
 Europe  ...............        1,512          3,051        4,533      5,775          6,973          9,626
                         -------------   ------------   ---------   --------   -------------   ------------
   Total domestic  .....       62,416         66,920       70,360     85,577         85,648         88,775
                         -------------   ------------   ---------   --------   -------------   ------------

 Total minutes of long
  distance use  ........       75,295         84,148       94,626    142,714        164,543        201,072
                         =============   ============   =========   ========   =============   ============

                                               Three Months Ended
                         -----------------------------------------------------------
                           March 31,       June 30,     September 30,   December 31,
                         -------------   ------------   -------------   ------------
                               1998          1998           1998            1998
                               ----          ----           ----            ----
                                 (in thousands, except gross margin percentage)
 Financial Data(1):
  Net revenue(2)  ......      $80,051        $99,475         $116,047      $126,055
  Gross margin  ........       11,329         15,349           19,490        22,444
  Gross margin
   percentage  .........         14.2%          15.4%            16.8%         17.8%
 EBITDA(3)  ............       (4,048)        (3,641)          (3,532)          302
Minutes of Long
 Distance Use:
International:
 North America  ........       78,950        111,029          152,701       197,069
 Asia-Pacific  .........       24,596         29,865           32,896        32,370
 Europe  ...............       22,944         49,028           52,266        69,628
                         -------------   ------------   -------------    -----------
   Total international..      126,490        189,922          237,863       299,067
                         -------------   ------------   -------------    -----------
Domestic:
 North America  ........       20,138         36,590           86,113        73,019
 Asia-Pacific  .........       61,151         64,936           76,456        82,111
 Europe  ...............       11,462         18,263           16,354        25,633
                         -------------   ------------   -------------    -----------
   Total domestic  .....       92,751        119,789          178,923       180,763
                         -------------   ------------   -------------    -----------
 Total minutes of long
  distance use  ........      219,241        309,711          416,786       479,830
                         =============   ============   =============    ===========

    (1) Reflects the Axicorp acquisition in March 1996, the commencement of operations in Canada in April 1997, the TelePassport/USFI acquisition in October 1997 and the TresCom merger in June 1998.
    (2) Net revenue is after provision for bad debt.
    (3) As used herein, "EBITDA" is defined as income (loss) from operations plus depreciation and amortization expense. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information regarding our ability to meet future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of our ability to fund our cash needs and is not necessarily comparable to similarly titled measures of other companies.



Results of Operations

   For the year ended December 31, 1998 as compared to the year ended December 31, 1997

    Net revenue increased $141.4 million or 51% to $421.6 million for the year ended December 31, 1998, from $280.2 million for the year ended December 31, 1997. Of the net revenue increase, $113.7 million was associated with our North American operations, which represents a growth rate of approximately 153%. The growth reflects increased traffic volumes in business and ethnic residential retail operations and in carrier operations, and includes operations of TresCom (since the June 9, 1998 acquisition), and a full year's results of the acquired Canadian operations and the acquired operations of TelePassport L.L.C./USFI, Inc. Our European net revenue increased from $22.7 million for the year ended December 31, 1997 to $60.9 million for the year ended December 31, 1998, resulting from increased retail business and residential traffic and the addition of carrier services, both in the United Kingdom and Germany. Our Asia-Pacific net revenue decreased by $10.3 million or 5.7% to $172.8 million for the year ended December 31, 1998 from $183.1 million for the year ended December 31, 1997 primarily resulting from a 13% decrease in the Australian dollar average exchange rate. Net revenue of the Australian operations, in Australian dollar terms, grew 7% to Australian $259.5 million as a result of increased retail business and residential traffic growth and the addition of data and Internet services.

  Cost of revenue increased $100.3 million, from $252.7 million, or 90.2% of net revenue, for the year ended December 31, 1997 to $353.0 million, or 83.7% of net revenue, for the year ended December 31, 1998. The increase in the cost of revenue is primarily attributable to the increased traffic volumes and associated net revenue growth. The cost of revenue as a percentage of net revenue decreased by 650 percentage points as a result of the expansion of our global network, the continuing migration of existing and newly generated customer traffic onto our network, and new higher margin product offerings such as data and Internet services.

  Selling, general and administrative expenses increased $28.9 million to $79.5 million for the year ended December 31, 1998 from $50.6 million for the year ended December 31, 1997. The increase is attributable to the addition of expenses from acquired operations including TresCom, Hotkey, Eclipse and the Canadian operations, the hiring of additional sales and marketing staff and network operations personnel and increased advertising and promotional expenses associated with our residential marketing campaigns.

  Depreciation and amortization increased from $6.7 million for the year ended December 31, 1997 to $24.2 million for the year ended December 31, 1998. The increase is associated with increased amortization expense related to intangible assets arising from our acquisitions and with increased depreciation expense related to capital expenditures for fiber optic cable, switching and other network equipment being placed into service.

  Interest expense increased to $40.0 million for the year ended December 31, 1998 from $12.9 million for the year ended December 31, 1997. The increase is primarily attributable to the interest expense associated with our July 1997 $225 million 11 3/4% senior notes offering, due 2004 and our May 1998 $150 million 9 7/8% senior notes offering due 2008, and, to a lesser extent, our Bank Revolving Credit Facility and additional capital lease financing.

  Interest income increased from $6.2 million for the year ended December 31, 1997 to $11.5 million for the year ended December 31, 1998. The increase is a result of the investment of the net proceeds of our 1998 and 1997 Senior Note offerings.

   For the year ended December 31, 1997 as compared to the year ended December 31, 1996

  Net revenue increased $107.2 million or 62%, from $173.0 million for the year ended December 31, 1996 to $280.2 million for the year ended December 31, 1997 (the net revenue increase in 1997 was $80.9 million or 40.6% when compared to our net revenue during 1996 after giving pro forma effect to the acquisition of Axicorp as of January 1, 1996). Of the increase, $57.8 million was associated with our

North American operations and reflects a growth rate of approximately 350% (approximately 300% exclusive of net revenue associated with the TelePassport/USFI acquisition and operations acquired in Canada during 1997). The growth is a result of increased traffic volumes in wholesale carrier operations and, to a lesser extent, in ethnic residential and business customer traffic. The Asia-Pacific operations contributed $31.9 million to the year-over-year net revenue growth, resulting primarily from the residential customer marketing campaigns commenced in early 1997. The 1997 results also reflect a full year of the Australian operations as compared to ten months in 1996 as a result of the March 1, 1996 acquisition of these operations. The Asia-Pacific net revenue growth was negatively impacted by weakness in the Australian dollar during 1997 as compared to 1996. The remaining net revenue growth of $17.6 million, a year-over-year growth rate in excess of 300%, came from the European operations as a result of expansion into the wholesale carrier marketplace during the third quarter of 1997 and continued growth in the ethnic residential and business marketplaces.

  Cost of revenue increased $93.9 million, from $158.8 million, or 91.8% of net revenue, for the year ended December 31, 1996 to $252.7 million, or 90.2% of net revenue, for the year ended December 31, 1997. The increase in the cost of revenue is a direct reflection of the increase in traffic volumes. The decrease in the cost of revenue as a percentage of net revenue reflects our investments in the network and the associated migration of customer traffic onto our Network, particularly in Australia with the introduction of equal access in the second half of 1997.

  Gross margin increased $13.3 million, from $14.1 million, or 8.2% of net revenue, for the year ended December 31, 1996 to $27.5 million, or 9.8% of net revenue, for the year ended December 31, 1997.

  Selling, general and administrative expenses increased $30.5 million, from $20.1 million or 11.6% of net revenue for the year ended December 31, 1996 to $50.6 million or 18.1% of net revenue for the year ended December 31, 1997, as compared to the year ended December 31, 1996 (the increase in 1997 was $28.4 million when compared to our selling, general and administrative expenses during 1996 after giving pro forma effect to the acquisition of Axicorp as of January 1, 1996). The increase is attributable to the hiring of additional sales and marketing staff, additional operations and engineering personnel to operate our network; the TelePassport/USFI acquisition and operations acquired in Canada during 1997; a full year of our Australian operations versus ten months in the prior year; and increased advertising and promotional expenses associated with our residential marketing campaigns.

  Depreciation and amortization increased $4.5 million or 211.1%, from $2.2 million for the year ended December 31, 1996 to $6.7 million for the year ended December 31, 1997. The majority of the increase is associated with capital expenditures for international fiber, telephone switches and related transmission equipment being placed into service. Additionally, amortization expense increased as a result of the additional intangible assets associated with our acquisitions during 1997.

  Interest expense increased $12.0 million, from $0.9 million for the year ended December 31, 1996 to $12.9 million for the year ended December 31, 1997. The increase is attributable to the interest expense associated with our 1997 Senior Notes issued in August 1997.

  Interest income increased $5.4 million, from $0.8 million for the year ended December 31, 1996 to $6.2 million for the year ended December 31, 1997. The increase is due to investment of the proceeds from our 1997 Senior Notes offering and our initial public equity offering.

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

  Other income (expense) for the year ended December 31, 1997 was $0.4 million compared to an expense of $0.3 million for the year ended December 31, 1996. Other income (expense) is the result of foreign currency transaction gains/losses on Australian dollar-denominated debt incurred by us for the acquisition of Axicorp, due to the fluctuations of the Australian dollar against the United States dollar during the year. This debt was paid in full during 1997.

  Income taxes were attributable to the operations of our United Kingdom and Australian subsidiaries.


Liquidity and Capital Resources

    Our liquidity requirements arise from:

     . net cash used in operating activities,

     . purchases of network equipment including switches, related transmission equipment, international and domestic fiber cable capacity, satellite earth stations and satellite transmission capacity,

     . interest and principal payments on outstanding indebtedness and . acquisitions of and strategic investments in businesses.

We have financed our growth to date through public offerings and private placements of debt and equity securities, bank debt and capital lease financing.

  Net cash used in operating activities was $71.3 million for the year ended December 31, 1998 as compared to net cash used in operating activities of $14.8 million for the year ended December 31, 1997 and $6.9 million for the year ended December 31, 1996. The increase in cash used in operating activities for the year ended December 31, 1998 as compared to the year ended December 31, 1997 is primarily comprised of an increase in the net loss of $27.4 million and a decrease in accounts payable of $8.2 million (as compared to an increase in accounts payable of $30.2 million in 1997), partially offset by increased non-cash operating expenses of $21.5 million. The increase in cash used in operating activities for the year ended December 31, 1997 was primarily the result of the increase in the negative operating cash flow for the period as compared to the same period in 1996. The increased cash usage for the year ended December 31, 1996 was the result of an increase in the net loss partially offset by increases in accounts payable and accrued expenses.

  Net cash used in investing activities was $54.2 million for the year ended December 31, 1998 compared to net cash used in investing activities of $104.2 million for the year ended December 31, 1997 and $39.6 million for the year ended December 31, 1996. Net cash used in investing activities during the year ended December 31, 1998 includes $76.0 million of capital expenditures primarily for the expansion of our global network, partially offset by $22.9 million of cash provided by the sale of restricted investments used to fund interest payments on the 1997 Senior Notes. Cash used in investing activities for the year ended December 31, 1997 was the result of capital expenditures made during the year of $39.5 million to expand our global network, the TelePassport/USFI acquisition and the acquisition of our Canadian operations net of cash acquired, and the purchase of $73.6 million of restricted investments with proceeds from the offering of the 1997

Senior Notes for escrowed interest payments, offset by the sale of $25.1 million of short term cash investments. The cash utilized during the year ended December 31, 1996 includes $12.7 million for capital expenditures to expand our global network and $1.7 million for the purchase of Axicorp, net of cash acquired.

  Net cash provided by financing activities was $146.8 million for the year ended December 31, 1998 as compared to net cash provided by financing activities of $200.1 million during the year ended December 31, 1997 and $79.5 million during the year ended December 31, 1996. Cash provided by financing activities in the year ended December 31, 1998 resulted primarily from $144.5 million of net proceeds of the 1998 Senior Notes offering. Net cash provided by financing activities for the year ended December 31, 1997 resulted primarily from the net proceeds of the offering of 1997 Senior Notes. In 1996, we completed private placements of Common Stock generating net proceeds of approximately $21.9 million, and in November 1996, we completed an initial public offering of our Common Stock and generated net proceeds of approximately $54.4 million.

  We anticipate aggregate capital expenditures of approximately $125 million during 1999. Such capital expenditures will be primarily for international and domestic switches and points of presence, international and domestic fiber optic cable capacity for new and existing routes, satellite earth station facilities, other transmission equipment, and back office support systems. We are currently installing an additional international gateway switch in Paris, which is expected to be operational during the second quarter of 1999. By the end of 2000, we intend to add up to one switch in North America, 11 additional switches in Europe and one switch in Japan.

  On March 31, 1999, we purchased the common stock of London Telecom Network, Inc. and certain related entities that provide long distance telecommunications services in Canada, for approximately $36 million in cash (including payments made in exchange for certain non-competition agreements). In addition, on March 31, 1999, we entered into an agreement to purchase substantially all of the operating assets of Wintel CNC Communications, Inc. and Wintel CNT Communications, Inc., which are Canada-based long distance telecommunications providers affiliated with the London Telecom Network companies, for $14 million in cash. The purchase of the assets of the Wintel companies is expected to close in early May 1999. If the London Telecom Network companies and the Wintel companies collectively achieve certain financial goals during the first half of 1999, we have agreed to pay up to an additional $4.6 million in cash.

  On January 29, 1999, we completed an offering of $200 million 11 1/4% Senior Notes due in 2009. The $192.5 million of net proceeds of the offering are to be used for continued expansion of our network and other general corporate purposes.

  On January 20, 1999, we entered into a supplemental indenture applicable to our 11 3/4% Senior Notes in order to provide additional flexibility to incur indebtedness to fund our expansion, to make permitted investments in marketing channels and complementary telecommunications services and to secure additional bank debt. The supplemental indenture substantially conformed certain covenants applicable to the 1997 Senior Notes to the corresponding provisions of our other senior notes. We incurred fees and expenses of approximately $4.8 million in connection with securing consents to enter into the supplemental indenture.

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

  In January 1999, we voluntarily repaid in full with a part of our available cash, and delivered notice of our termination of, the TresCom credit facility. The TresCom credit facility, which provided for up to $25 million of revolving credit borrowings and which was due to mature on July 30, 2002, was acquired from TresCom upon the completion of the TresCom merger. In March 1999, the TresCom credit facility was terminated and we will no longer be able to borrow funds under it. The collateral securing the repayment obligations, consisting primarily of TresCom's receivables, have been released. We do not believe that the termination of the TresCom credit facility will have a material adverse effect on our liquidity and capital resources.

  We believe that the net proceeds from the notes to be exchanged, together with our existing cash and available capital lease financing and bank financing (subject to limitations in the 1999 indenture, the 1997 indenture and 1998 indenture) will be sufficient to fund our operating losses, debt service requirements, capital expenditures and other cash needs for our operations for at least until the end of 2000. The semi-annual interest payments due under the 1997 senior notes through August 1, 2000 have been pre-funded and will be paid from our restricted investments. We are continually evaluating the expansion of our service offerings and plan to make further investments in and enhancements to our switches and distribution channels in order to expand our service offerings. In order to fund these additional cash requirements, we anticipate that we will be required to raise additional financing from public or private equity or debt sources. Additionally, if our plans or assumptions change (including those with respect to the development of our network, the level of our operations and our operating cash flow), if our assumptions prove inaccurate, if we consummate additional investments or acquisitions or if we experience unexpected costs or competitive pressures, or if existing cash and any other borrowings prove to be insufficient, we may be required to seek additional capital sooner than expected.

  Since our inception through December 31, 1998, we have had negative cash flow from operating activities of $95.5 million and negative EBITDA of $42.9 million. In addition, we incurred net losses in 1995, 1996, 1997 and 1998 of $2.4 million, $8.8 million, $36.2 million and $63.6 million, respectively, and had an accumulated deficit of approximately $111.7 million as of December 31, 1998. On a pro forma basis, after giving effect to the offering of the 1998 senior notes, the offering of the notes to be exchanged and the TresCom merger, for the year ended December 31, 1998, we would have had a net loss of $99.3 million.
Although we have experienced net revenue growth in each of our last 15 quarters, such growth should not be considered to be indicative of future net revenue growth, if any. We expect to continue to incur additional operating losses and negative cash flow from operations as we expand our operations and continue to build-out and upgrade our network. There can be no assurance that our revenue will grow or be sustained in future periods or that we will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may not be able to meet our debt service or working capital requirements (including our obligations with respect to the notes to be exchanged).

  From time to time we evaluate acquisitions, joint ventures and strategic investments involving businesses which complement our business. Depending on the cash requirements of potential transactions, we may finance such transactions with bank borrowings, through other debt financing vehicles, or through the issuance of capital stock. However, we presently have no commitment or agreement with respect to any material acquisition, joint venture or strategic investment. There can be no assurance that if we were to pursue such an opportunity, any such transaction would occur or that the funds to finance any such transaction would be available on reasonable terms, if at all.

Year 2000 Compliance

  General.   We are reviewing our network elements, computer systems, software applications and other business systems in order to determine if any of these systems will not properly reflect or recognize the year 2000. Because many computer and computer applications define dates by the last two digits of the year, "00" could be interpreted to mean the year 1900, rather than the year 2000. This error could result in miscalculations or system failures. Year 2000 issues may also affect the systems and applications of our customers, vendors or resellers.

  Compliance Program.   In 1998, we began a comprehensive inventory and Year
2000 assessment of our principal computer systems, network elements, software applications and other business systems throughout the world. We expect to complete our inventory and assessment by June 30, 1999 and have begun repairing or replacing the most critical items that we have determined not to be Year 2000 compliant. We expect to complete the repair, replacement, testing and certification of substantially all non-compliant network elements by September 30, 1999. We are using both internal and external resources to identify, correct or reprogram, and test our systems for Year 2000 compliance.

  Suppliers.   We are currently and have been contacting third party suppliers of major equipment, software, systems and services used by us to identify and, to the extent possible, to resolve issues involving Year 2000 compliance. However, we have limited or no control over the actions of these third party suppliers. Consequently, while we expect that we will be able to resolve any significant Year 2000 issues with regard to these systems and services, there can be no assurance that these suppliers will resolve any or all Year 2000 issues before the occurrence of a material disruption to our business or any of our customers.

  Costs.   We expect to incur in the aggregate approximately $3 to $5 million in expenditures in 1999 to complete our Year 2000 compliance program. These estimates do not include the costs of systems, software and equipment that are being replaced or upgraded in the normal course of business. The costs of modifying our network elements, software and systems for Year 2000 compliance are being funded from existing cash resources and are being charged as expenses as incurred.

  Risks.   We believe that we will substantially complete the implementation of our Year 2000 program prior to December 31, 1999. Consequently, we do not believe that Year 2000 issues will have a material adverse effect on our business or results of operations. However, if we do not achieve compliance prior to December 31, 1999, if we fail to identify and remedy all critical Year 2000 problems or if major suppliers or customers experience material Year 2000 problems, our results of operations or financial condition could be materially affected. We have determined that non-compliant network elements may result in improperly routed traffic and that non-compliant, non-network systems may result in errors in customer billing and accounting records.

  Contingency Plans.   We have begun to develop appropriate contingency plans to
mitigate, to the extent possible, any significant Year 2000 noncompliance. We expect to complete our contingency plans by September 30, 1999. If we are required to implement our contingency plans, the cost of Year 2000 compliance may be greater than the amount referenced above and there can be no assurance that these plans will be adequate.

                                    BUSINESS

General

  We are a facilities-based global telecommunications company. We offer international and domestic long distance and other telecommunications services to business, residential and carrier customers. Our customers are primarily in North America and selected markets within both the Asia-Pacific region and Europe. We seek to capitalize on the increasing demand for high-quality international telecommunications services. The globalization of the world's economies, the worldwide trend toward telecommunications deregulation and the growth of data and Internet traffic is fueling this demand. We provide services over our network, which includes:

  . 12 international gateway switches in the United States, Australia, Canada, Germany, Japan, Puerto Rico and the United Kingdom;
  .  four domestic switches in Australia;
  . both owned and leased transmission capacity on undersea and land-based fiber optic cable systems; and,
  .  an international satellite earth station located in London.

Utilizing our network, along with resale arrangements and foreign carrier agreements, we offer quality service to approximately 450,000 customers.

  We are a full-service carrier and have licenses and operations in the United States, Australia, the United Kingdom, Germany, Japan and Canada. In addition, we recently obtained licenses to provide service in France, Ireland and Switzerland. We had net revenue and pro forma net revenue, after giving effect to our merger with Trescom International, Inc., as follows:

          Year Ended                          Revenue
          ----------                          -------
          December 31, 1996                   $173.0 million
          December 31, 1997                   $280.2 million
          December 31, 1998                   $421.6 million
          December 31, 1998 (pro forma)       $485.2 million


  We primarily target customers with significant international long distance usage, including

     . small- and medium-sized businesses,
     . multinational corporations,
     . ethnic residential customers and
     . other telecommunications carriers and resellers.

In an effort to attract larger business customers in multiple markets, we intend to offer a broad array of services (including long distance voice, cellular, Internet and data services) in approximately 10 markets, including the United States, Australia, the United Kingdom, Germany, France, Canada, Japan and Italy. We currently provide competitively priced telecommunications services, including:

     . international and domestic long distance services and private networks, . reorigination services, prepaid and calling cards and toll-free services, . local services in Australia, Puerto Rico and the United States Virgin
       Islands,
     . data, Internet and cellular services in Australia, and

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

     . Internet services in Canada

We market our services through a variety of channels, such as our direct sales force and independent agents as well as through direct marketing.

  By constructing and expanding our network, we reduced costs, improved service reliability and increased flexibility to introduce new products and services.
By carrying more traffic over our expanding network, we have increased gross margins as a percentage of net revenue (after accounting for bad debt) to 17.8% in the fourth quarter of 1998 from 6.8% in the first quarter of 1997. We believe that, as the volume of telecommunications traffic carried on our network increases, we should continue to improve profitability as we more fully utilize our network capacity and realize economies of scale. Currently, 24 countries are connected directly to our network. We expect to continue to expand our network through additional investment in undersea and domestic fiber optic cable systems, international gateway and domestic switching facilities and international satellite earth stations as customer demand justifies the capital investment. Major components of our network include the following:

          Switches. The major components of our network include our 16 carrier-grade switches and our 25 points of presence in additional markets within our principal service regions. Here is further information about the location and type of our switches:

          Location            Type of Switch
          --------            --------------

          New York City (2)   International Gateway
          Los Angeles         International Gateway
          Washington          International Gateway
          Fort Lauderdale     International Gateway
          Toronto             International Gateway
          Vancouver           International Gateway
          London              International Gateway
          Frankfurt           International Gateway
          Sydney              International Gateway
          Tokyo               International Gateway
          Puerto Rico         International Gateway
          Adelaide            Domestic
          Brisbane            Domestic
          Melbourne           Domestic
          Perth               Domestic

Our international gateway switches will serve as the base for our global expansion of the network into new countries when customer demand justifies the investment and as regulatory rules permit us to compete in new markets. We are currently installing an international gateway switch in France, which is expected to be operational during the second quarter of 1999. By the end of 2000, we intend to add up to 11 switches in Europe, one switch in North America and one switch in Japan.

          Fiber Capacity.   We own and lease transmission capacity which
connects our switches to each other and to the networks of other international and domestic telecommunications carriers. Our ownership interests in fiber consist of minimum assignable ownership units and indefeasible rights of use

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

in 23 undersea fiber optic cable systems, including the CANTAT-3, TAT-12/TAT-13, TPC-5, Gemini, Atlantic Crossing-1, FLAG, Americas 1 and Columbus 2 systems. In addition, in September 1998, we entered into an agreement to purchase $20 million of fiber capacity from Qwest which will provide high speed connections among our U.S. gateway switches. We expect to continue to acquire additional capacity on both existing and future international and domestic fiber optic cable systems as we determine that anticipated customer demand justifies such investments.

          Satellite Earth Stations and Capacity.    We are currently
constructing international satellite earth stations and purchasing capacity on international satellites. This will permit us to provide data and Internet transmission services, in addition to voice services, to and from primarily post, telephone and telegraph operators, other telecommunications carriers and Internet service providers, principally in developing countries. We have completed the construction of an Intelsat earth station in London and have purchased capacity on the Intelsat-64 satellite. When this earth station becomes operational, which we expect to occur in the second quarter of 1999, we expect to be able to carry voice, data and Internet traffic to and from countries in the Indian Ocean/Southeast Asia region. By the end of 1999, we expect to expand our global satellite coverage by constructing an additional satellite earth station on each of the east and west coasts of the United States and by reserving additional capacity on international satellites. These additional facilities will position us to provide voice, data and Internet transmission services to Latin America and the Pacific Rim.

          Foreign Carrier Agreements.   In selected countries where competition
with the traditional incumbent post, telephone and telegraph operators is limited or is not currently permitted, we have entered into foreign carrier agreements with post, telephone and telegraph operators or other service providers which permit us to carry traffic into and receive return traffic from these countries. We have existing foreign carrier agreements with post, telephone and telegraph operators in Cyprus, Greece, India, Iran, Italy and New Zealand, as well as additional carrier agreements with foreign service providers in other countries.


Industry Overview

  General.   The international long distance industry, which involves the transmission of voice and data from one country to another, is undergoing a period of fundamental change. The change has resulted, and is expected to continue to result, in significant growth in usage of international telecommunications services. According to TeleGeography, in 1997, the international long distance industry accounted for $66 billion in revenues and 82 billion minutes of use. That is an increase from $27 billion in revenues and 22 billion minutes of use in 1988. TeleGeography has estimated that, under one scenario, by the year 2001 this market will have expanded to $80 billion in revenues and 159 billion minutes of use.

  We believe that the growth in international long distance services is being driven by:

     . globalization of the world's economies and the worldwide trend toward telecommunications deregulation,
     . the growth of data and Internet traffic, . declining prices and a wider choice of products and services driven by greater competition resulting from privatization and deregulation,

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

     . increased telephone accessibility resulting from technological advances and greater investment in telecommunications infrastructure, including deployment of wireless networks and
     . increased international business and leisure travel.

We believe that growth of traffic originated in markets outside the United States will continue to be higher than growth in traffic originated within the United States due to recent deregulation in many foreign markets and increasing access to telecommunications facilities in emerging markets.

  The competition spurred by privatization and deregulation, which in turn has prompted carriers to offer a wider choice of products and services, has lowered prices. In recent years, prices for long distance services have decreased substantially and are expected to continue to decrease in most of the markets in which we currently compete. Several long distance carriers in the United States have introduced pricing strategies that provide fixed, low rates for both domestic and international calls originating in the United States. We believe that the lower-price environment and resulting revenue losses from increased competition have been more than offset by cost decreases, as well as an increase in telecommunications usage. For example, based on the most current FCC data which we believe is publicly available, for the period 1989 through 1996, per minute settlement payments by United States-based carriers to foreign post, telephone and telegraph operators fell 38.6%, from $0.70 per minute to $0.43 per minute. At the same time, per minute international billed revenue fell only 27.5%, from $1.02 in 1989 to $0.74 in 1996. We believe that, as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute.

  Facilities-based Carriers.   International long distance carriers generally
can be categorized according to ownership and use of transmission facilities and switches. Although no carrier utilizes exclusively owned facilities for the transmission of all of its long distance traffic, carriers vary from being primarily facilities-based (i.e., they own and operate their own land based or undersea cable and switches) to those that are purely resellers of another carrier's transmission network.

  Regulatory and Competitive Environment.   Prior to deregulation, the long
distance carriers in any particular country generally were government-owned monopoly carriers, such as British Telecom in the United Kingdom, France Telecom in France, Deutsche Telekom in Germany, Telstra in Australia, NTT in Japan, Teleglobe in Canada and Telmex in Mexico. Deregulation of a particular telecommunications market typically has begun with the introduction of a second long distance carrier, followed by the governmental authorization of multiple carriers. In the United States, one of the first highly deregulated markets, deregulation began in the 1960's with MCI's authorization to provide long distance service and was followed in 1984 by AT&T's divestiture of the regional Bell operating companies and, most recently, by the passage of the 1996 Telecommunications Act. Deregulation has occurred elsewhere, such as in the United Kingdom, Canada and Australia, and is being implemented in other countries, including most EU countries, Japan and several Latin American countries, including Chile, Guatemala, Peru and El Salvador.

  On February 15, 1997, the United States and 68 other countries, including Australia, the United Kingdom, Canada, Germany and Japan, signed the World Trade Organization Agreement and agreed to open their telecommunications markets to competition and foreign ownership starting January 1, 1998. These 69 countries generate a substantial majority of worldwide telecommunications traffic. We believe that the World Trade Organization Agreement has begun to, and will continue to, provide us with significant opportunities to compete in markets where we did not previously have access and will allow us to provide end-to-end, facilities-based services to and from these countries.

  In addition, to implement the United States' "open market" commitments under the World Trade Organization Agreement, the FCC has (i) eliminated the FCC's Effective Competitive Opportunities test for applicants affiliated with carriers in World Trade Organization member countries, while imposing new conditions on participation by dominant foreign carriers, (ii) allowed nondominant United States carriers to enter into exclusive arrangements with nondominant foreign carriers and scaled back the prohibition on exclusive arrangements with dominant carriers and (iii) adopted rules that will facilitate approval of flexible alternative settlement payment arrangements. We believe that the FCC order has had and will continue to have the following effects on United States carriers:

     . reduce impediments to investment in United States carriers by foreign entities,
     . increase opportunities to enter into innovative traffic arrangements with foreign carriers located in World Trade Organization member countries, . add new opportunities to engage in international simple resale to additional foreign countries and
     . modify settlement rates offered by foreign affiliates of United States carriers to United States carriers to comply with the FCC's settlement rate benchmarks.

  International Traffic Dynamics.   A long distance telephone call consists of
three parts: origination, transport and termination. Generally, a domestic long distance call originates on a local exchange network and is transported to the network of a long distance carrier, which in many countries is the same as the local carrier. The call is then carried along the long distance network to another local exchange network where the call is terminated. An international long distance call is similar to a domestic long distance call, but typically involves at least two long distance carriers with the first carrier transporting the call from the country of origination, and the second carrier terminating the call in the country of termination. These long distance telephone calls are classified as one of three types of traffic: outbound, inbound and international transit. Outbound traffic consists of calls going from a country of origination, and inbound traffic consists of calls going into a country of destination. For example, a call made from the United States to the United Kingdom is referred to as outbound traffic for the United States carrier and inbound traffic for the United Kingdom carrier. The third type of traffic, international transit traffic, originates and terminates outside a particular country, but is transported through that country on a carrier's network. Since most major international fiber optic cable systems are connected to the United States, and international long distance prices are substantially lower in the United States than in other countries, a large volume of international transit traffic is routed through the United States.

  International calls are transported by land based or undersea cable or via satellites. A carrier can obtain voice circuits on cable systems either through ownership or leases. Ownership in cables is acquired either through indefeasible rights of use or minimum assignable ownership units. The fundamental difference between a holder of indefeasible rights of use and an owner of minimum assignable ownership units is that the indefeasible rights of use holder is not entitled to participate in management decisions relating to the cable system. Between two countries, a carrier from each country owns a "half-circuit" of a cable, essentially dividing the ownership of the cable into two equal components. Additionally, any carrier may generally lease circuits on a cable from another carrier. Unless a carrier owns a satellite, satellite circuits also must be leased from one of several existing satellite systems.

  Accounting Rate Mechanism.   Under the accounting rate mechanism, which is the
traditional model for handling long distance traffic between international carriers, traffic is exchanged under bilateral carrier agreements, or operating agreements, between carriers in two countries. Foreign carrier agreements generally are three to five years in length and provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated accounting rate, known as the total accounting rate. In addition, foreign carrier agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for costs and expenses related to operating their respective halves of the end-to-end international connection.

  Settlement costs, which typically equal one-half of the total accounting rate, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to a foreign carrier agreement at a negotiated rate (which must be the same for all United States-based carriers, unless the FCC approves an exception). For example, if a foreign carrier charges a United States carrier $0.30 per minute to terminate a call in the foreign country, the United States carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. Additionally, the total accounting rate is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them.

  Foreign carrier agreements typically provide that a carrier will return terminating traffic in proportion to the traffic it receives. Return traffic generally is more profitable than outgoing traffic because the settlement rate per minute is substantially greater than the incremental cost of terminating a call in the country due to the lack of marketing expense and billing costs, as well as the lower cost structure associated with terminating calls within country. Generally, there is a six-month lag between outbound traffic and the allocation of the corresponding return traffic and, in certain instances, a minimum volume commitment must be achieved before qualifying for receipt of return traffic.

  Alternative Calling Procedures.   As the international long distance market is
being deregulated, long distance companies have devised alternative calling procedures in order to complete calls more economically than under the accounting rate mechanism. Some of the more significant alternative calling procedures include:

     . transit,
     . refiling or "hubbing,"
     . international simple resale and
     . reorigination.

The most common of the above methods is transit. The transit procedure allows traffic between two countries to be carried through a third country on another carrier's network. This procedure, which requires agreement among the particular long distance companies and the countries involved, generally is used either for overflow traffic during peak periods or where the direct circuit may not be available or justified based on traffic volume. Refiling or "hubbing" of traffic, which takes advantage of disparities in settlement rates between different countries, allows traffic to a particular country to be treated as if it originated in another country that enjoys lower settlement rates with the destination country, thereby resulting in lower overall costs on an end-to-end basis. United States-based carriers generally are beneficiaries of refiling on behalf of other carriers because of low international rates. The difference

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

between transit and refiling is that, with respect to transit, the carrier in the destination country has a direct relationship with the originating carrier, while with refiling, the carrier in the destination country is likely not to even know the identity of the originating carrier. The choice between transit and refiling is determined primarily by cost. With international simple resale, a carrier may completely bypass the settlement system by connecting an international leased or owned line directly to the public-switched telephone network of a foreign country or directly to a customer premise through an international gateway switch deployed in the foreign country. International simple resale currently is allowed by applicable regulatory authorities between a limited number of international routes, including Canada-United Kingdom, United States-United Kingdom, United States-Sweden and United Kingdom-Australia and is currently experiencing increasing usage. Reorigination avoids the high international rates in a particular country of origin by providing dial tone in a second country with a lower rate, typically the United States.

  Industry Strategies.   Strategies to provide international long distance
services are driven by the emergence of alternative calling procedures and the increased demand for seamless services on a global basis. First-tier service providers, which largely utilize their own network facilities, primarily utilize foreign carrier agreements in order to provide international service. Second-tier carrier and new entrants which, to a greater extent must rely on the network facilities of other carriers, primarily are utilizing alternative calling procedures and are developing networks to compete with the first-tier carriers and gain market share. Other entrants, including Primus, are establishing their own operations in multiple countries and, to the extent required to serve other selected markets, alliances or other arrangements with other carriers. In response, first-tier carriers have formed alliances to provide seamless services and one-stop shopping on a global basis.


Strategy

  Our objective is to become a leading global provider of international and domestic long distance voice, Internet, data and other services in our principal service regions. Key elements of our strategy to achieve this objective include:

     .         Focus on Customers with Significant International Long Distance
         Usage. We primarily target customers with significant international long distance usage, including small- and medium-sized businesses, multinational corporations, ethnic residential customers and other telecommunication carriers and resellers. We believe that the international long distance market offers an attractive business opportunity given its size and, as compared to the domestic long distance market, its higher revenue per minute, gross margin and expected growth rate.

     .         Pursue Early Entry into Selected Deregulating Markets.   We seek
         to be an early entrant into selected deregulating telecommunications markets where we believes there is significant demand for international long distance services as well as substantial growth and profit potential. We further believe that early entrance into deregulating markets provides us with competitive advantages as we develop sales channels, establish a customer base, hire personnel experienced in the telecommunications industry and achieve name recognition, prior to the entry into these markets by a large number of competitors. We intend to concentrate our immediate expansion plans in those markets that are more economically stable and are experiencing more rapid deregulation, such as continental Europe and Canada. Subsequently, we expect to expand in additional markets within our principal service regions, including Japan, other parts of the Asia-Pacific region and Latin America.

     .         Expand Global Network.   By constructing and expanding our
         network, we have reduced operating costs, improved service reliability and increased our flexibility to introduce new services. We expect that continued strategic development of our network will continue to lead to reduced transmission and other operating costs as a percentage of net revenue, improved gross margins, reduced reliance on other carriers and more efficient network utilization. We own our own switching facilities, fiber optic cable capacity and a satellite earth station and purchase fiber optic cable capacity on an end-to-end basis and satellite transmission capacity when we believe that current and expected traffic levels justify such investment.

     .         Expand Service Offerings to Become a Full-Service Carrier in
         Selected Deregulating Markets. We typically enter markets which are in the initial stages of deregulation by first providing international long-distance services and, as the market deregulates further, by expanding our portfolio of service offerings within the particular market. In an effort to attract larger business customers in multiple markets, we intend to offer a broad array of services (including long distance voice, cellular, Internet and data services) in approximately 10 markets, including the United States, Australia, the United Kingdom, Germany, France, Canada, Japan and Italy. We believe that international long distance generally offers attractive margins in markets in the early stage of deregulation and provides a platform for expanding our service offerings to our customers.

     .         Provide Transmission for Internet and Data Services in Developing
         Countries. We plan to offer satellite-based broadband transmission capacity on a wholesale basis to post, telephone and telegraph operators, other telecommunications carriers and Internet service providers principally serving developing countries. We focus these services on developing countries due to their limited capacity to handle their rapidly-growing Internet and data traffic. Once operational, our satellite earth station in London will enable us to offer Internet and data transmission services in the Indian Ocean/Southeast Asia region. Additionally, we plan to replicate this strategy so as to offer such services in Latin America and the Pacific Rim by adding two additional satellite earth stations, one on each of the east and west coasts of the United States.

     .         Deliver a Broad Selection of Quality Services at Competitive
         Prices. We believe that we deliver high quality services at competitive prices and provide a high level of customer service. We intend to maintain a low cost structure in order to offer our customers international and domestic long distance services priced below those of major carriers in our principal service regions. In addition, we intend to maintain strong customer relationships through the use of trained and experienced sales and service representatives, and through the provision of customized billing services. By also offering a broad selection of services, including cellular, data, Internet and other value-added services, we believe we can bundle services for customers and reduce per customer sales and marketing costs and customer turnover.

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

     .         Growth through Selected Acquisitions, Joint Ventures and
         Strategic Investments. As part of our business strategy, we frequently evaluate potential acquisitions, joint ventures and strategic investments. We view acquisitions, joint ventures and strategic investments as means to enter additional markets, add new products and expand our operations within existing markets, thereby facilitating an acceleration of our business plan. Potential candidates include voice and data service providers and Internet service providers with an established customer base, complementary operations, telecommunications licenses, experienced management or network facilities in countries into which we seek to enter.


Description of Operating Markets

  The following is a summary of the market size, competitive dynamics and regulatory environments of the domestic and international long distance industries in the principal jurisdictions in which we provide our services and a description of our operations in each of our primary service regions:

  North America.   The United States long distance market is highly deregulated and is the largest in the world. According to the FCC, in 1996 long distance telephone revenue in the United States was approximately $99.7 billion, including approximately $17.9 billion from international services (representing 18.0% of the total market). AT&T is the largest long distance carrier in the United States market, with market share of approximately 49.9% of international outgoing minutes in 1996. MCI/WorldCom and Sprint had market shares of 28.1% and 14.4%, respectively in 1996. AT&T, MCI/WorldCom and Sprint constitute what generally is regarded as the first-tier in the United States long distance market. Other large long distance companies with more limited ownership of transmission capacity, such as Frontier and Qwest, constitute the second-tier of the industry. The remainder of the United States long distance market is comprised of several hundred smaller companies, largely resellers, which are known as third-tier carriers.

     In the United States, we provide long distance services to small- and medium-sized businesses, residential customers, multinational corporations and other telecommunication carriers. We operate international gateway telephone switches in the New York City area, Washington, Fort Lauderdale and Los Angeles which are connected with countries in Europe, Latin America and the Asia-Pacific region through owned and leased international fiber cable systems. We maintain a direct sales organization in New York and Virginia to sell to business customers and have a telemarketing center for small business sales in Tampa. To reach residential customers, we advertise nationally in ethnic newspapers and other publications, offering discounted rates for international calls to targeted countries. We also utilize independent agents to reach and enhance sales to both business and residential customers and have established a direct sales force for marketing international services to other long distance carriers. Additionally, as a result of the TresCom merger, we have expanded our marketing activities to customers in the United States seeking to transmit international calls to Latin America, consisting principally of businesses with sales or operations in Latin America, as well as the growing Hispanic population in the United States. We maintain a national customer service center in Florida staffed with multi-lingual representatives and operate a 24-hour global network management control center in Virginia that monitors our network. In addition to international long distance services, we provide local service in Puerto Rico and the United States Virgin Islands.

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

     According to the International Telecommunications Union, the total telecommunications market in Canada accounted for approximately $13.2 billion in revenues in 1996. In Canada, Stentor, a partnership of Canadian regional telephone companies, was the largest provider of long distance services prior to 1999. The Stentor partnership was discontinued on January 1, 1999, and the former Stentor partner companies such as Bell Canada and BCT.Telus Communications now compete against one another for the first time. Two other types of long distance providers also compete against the former Stentor partner companies. The first, which includes AT&T Canada and Call-Net Enterprises (Sprint Canada), owns and operates interexchange circuits and offers essentially the same services as the former Stentor partner companies. The second type of competitor consists of other long distance providers that lease but do not own interexchange circuits and sell their services primarily to distinct niche markets, such as ethnic communities, affinity associations or small business associations. In Canada, we provide long distance services to small- and medium-sized businesses, residential customers and other telecommunication carriers and have sales and customer service offices in Vancouver, Toronto and Montreal. We operate international gateway switches in Toronto and Vancouver, maintain points-of-presence in Ottawa, Montreal and Calgary and lease
interexchange circuits in Canada.   In Canada, we offer Internet access services
through our February 1999 acquisition of GlobalServe Communications, Inc. In March 1999, we acquired London Telecom Network, Inc. and certain related entities which provide long distance telecommunications services in Canada.
With this acquisition and upon completion of the acquisition of the related Wintel companies, we will be the third largest long distance provider after the former Stentor partner companies based on revenues.

     According to the International Telecommunications Union, the total telecommunications market in Mexico accounted for approximately $6.9 billion in 1996. As of January 1, 1997, the local and long distance market was opened to facilities-based competition in Mexico. Mexico, however, imposes foreign ownership restrictions that limit the ownership of facilities-based carriers by non-Mexican persons to below 50%. The Mexican government has granted licenses to 10 companies (many of them affiliated with U.S.-based long distance carriers such as AT&T and MCI/WorldCom) to operate as facilities-based long distance carriers. Resale of basic switched voice long distance services, however, is still not allowed in Mexico. We provide customers with United States-Mexico cross border private line services, but are prohibited by the private ownership limitations from providing other services.

     As of December 31, 1998, we had approximately 22,000 business customers and 150,000 residential customers in North America.

  Asia-Pacific.   According to the International Telecommunications Union, in
1996, the total telecommunications market in Australia accounted for approximately $13.4 billion in revenues. Telstra and Cable & Wireless Optus, the leading full-service carriers in Australia, own and operate local, national and international transmission networks. Telstra, which is majority-owned by the Australian government, is a traditional facilities-based carrier with a majority of the telecommunications market share. In addition to Cable & Wireless Optus and us, Telstra currently competes against other facilities-based carriers (such as AAPT), several switchless resellers and call-back service providers (including CorpTel), and mobile telecommunications carriers (such as Vodafone). Australia has further deregulated its long-distance market by allowing service providers other than Telstra and Cable & Wireless Optus to own domestic transmission facilities and mandating that Telstra provide equal (non-code) access to customers of select service providers such as us. We are a licensed carrier permitted to own and operate transmission facilities in Australia.

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

  We are the fourth largest long distance company in Australia based on revenues, providing domestic and international long distance services, data and Internet access services, as well as local and cellular service on a resale basis, to small- and medium-sized business customers and ethnic residential customers. We have invested substantial resources over the past three years to build a domestic and international long distance network to transform our Australian operations into a facilities-based telecommunications carrier.
During 1997, we installed and began operating a five-city switched network using Northern Telecom switches in Sydney, Melbourne, Perth, Adelaide, and Brisbane. We purchased international fiber cable capacity during 1997 and linked the Australian network to the United States via the TPC-5, APCN, and Jasaurus cable systems, as well as to New Zealand. We became a fully licensed facilities-based telecommunications carrier on July 1, 1997. In August 1997, equal access was introduced in Australia, and we began the process of migrating and connecting customers directly onto our own network. We maintain both a 24-hour customer service center and a network management control center in Australia.

  In March 1998, we purchased a controlling interest in Hotkey, an Australia-based Internet service provider, and in April 1998, we acquired all of the outstanding stock of Eclipse, an Australia-based data communications service provider. In February 1999, we purchased the remaining stock in Hotkey. The Hotkey and Eclipse acquisitions positioned us to offer a complete range of telecommunications services for corporate customers in Australia, including fully integrated voice and data networks, as well as Internet access. We market our services through a combination of direct sales to small- and medium-sized business customers, independent agents which market to business and residential customers, and media advertising aimed at ethnic residential customers living in Australia who make a high volume of international calls.

  We entered the Japanese market in late 1997 through the TelePassport/USFI acquisition. According to the International Telecommunications Union, in 1996, the total telecommunications market in Japan accounted for approximately $93.6 billion in revenues. We maintain an office in downtown Tokyo and operate an international gateway switch to provide international calling services to resellers and small businesses. We interconnected our Tokyo switch to Los Angeles via the TPC-5 fiber cable system. We have a Type I carrier license, which permits us to provide telecommunications services using our own facilities in Japan. We plan to market our services in Japan through direct sales and relationships that we are establishing with business partners.

  As of December 31, 1998, we had approximately 18,000 business customers and 230,000 residential customers in the Asia-Pacific region.

  Europe.   According to the International Telecommunications Union, in 1996 the
total telecommunications market in the United Kingdom accounted for approximately $28.6 billion in revenue. In the United Kingdom, British Telecom historically has dominated the telecommunications market and is the largest carrier. Mercury, which owns and operates interexchange transmission facilities, is the second largest carrier. The remainder of the United Kingdom long distance market is comprised of an emerging market of licensed telecommunications service providers, such as Energis, and switch-based resellers, such as AT&T, MCI/WorldCom, ACC and Esprit.

  We are a fully-licensed carrier in the United Kingdom and provide domestic and international long distance services to residential customers, small businesses, and other telecommunications carriers. We operate an Ericsson AXE-10 international gateway telephone switch in London, which is directly

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

connected to the United States and is directly connected to continental Europe via our international gateway switch in Frankfurt, Germany. In addition, we have completed the construction in London of an Intelsat earth station and have reserved capacity on the Intelsat-64 satellite. When this earth station becomes operational, which we expect to occur in the second quarter of 1999, we expect to be able to carry voice, data and Internet traffic to and from countries in the Indian Ocean/Southeast Asia region. Our European operations are headquartered in London, where we maintain both a 24-hour customer service call center and a 24-hour network management control center which monitors our network in the United Kingdom. We market our services in the United Kingdom using a combination of direct sales, agents, and direct media advertising primarily to ethnic customers who make a higher-than-average percentage of international calls. As of December 31, 1998, we had approximately 1,000 business customers and 22,000 residential customers in the United Kingdom.

  We are in the process of expanding our services and network to continental Europe which has recently begun the process of deregulation of its telecommunications markets. We currently hold a Class-4 switched voice telephone license in Germany, an L34.1 switched voice license in France and a voice services license in Switzerland. According to the International Telecommunications Union, in 1996, the German telecommunications market generated approximately $44.6 billion in revenues. By the end of the second quarter of 2000, our network in Europe is expected to include the Frankfurt international gateway switch which is currently operational, a second international gateway switch in France which is currently being installed and is expected to be operational by the end of the second quarter of 1999, and up to 11 additional switches in various countries. Through the TelePassport/USFI acquisition, we acquired a base of small business customers in Germany to whom we provide reorigination services, establishing a platform for the our expansion into that market. Additionally, we have opened our first continental European sales office in Frankfurt and are in the process of building a direct sales force and engaging independent sales agents to market our services.


Services

  We offer a broad array of telecommunications services through our network and through interconnection with the networks of other carriers. Our decision to offer certain services in a market is based on competitive factors and regulatory restraints within the market. Below is a summary of services we offer:

  . International and Domestic Long Distance. We provide international long distance voice services terminating in approximately 230 countries, and provide domestic long distance voice services within selected countries within our principal service regions. Access methods required to originate a call vary according to regulatory requirements and the existing domestic telecommunications infrastructure.

  .  Private Network Services.   For business customers, we design and implement
     international private network services that may be used for voice, data and video applications.

  . Reorigination Services. In selected countries, we provide call reorigination services which allow non-United States country to country calling to originate from the United States, thereby taking advantage of lower United States accounting rates.

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

  . Local Switched Services. We intend to provide local service on a resale basis as part of our "multi-service" marketing approach, subject to commercial feasibility and regulatory limitations. We currently provide local service in Australia, Puerto Rico and the United States Virgin Islands.

  .  Toll-free Services.    We offer domestic and international toll-free
     services within selected countries within our principal service regions.

  .  Data and Internet Services.    In Australia, we offer data services over
     ATM and frame relay networks in addition to other data services including Internet access. In Canada, we offer Internet access services through our February 1999 acquisition of GlobalServe Communications, Inc. Once operational, our satellite earth station in London will enable us to offer such Internet and data transmission services in the Indian Ocean/Southeast Asian region. We plan to replicate this strategy so as to offer such services in Latin America and the Pacific Rim by adding two additional satellite earth stations, one on each of the east and west coasts of the United States.

  .  Cellular Services.    We resell Telstra analog and digital cellular
     services in Australia.

  . Prepaid and Calling Cards. We offer prepaid and calling cards that may be used by customers for domestic and international telephone calls both within and outside of their home country.


Network

  General.   Since our inception in 1994, we have been deploying a global intelligent telecommunications network consisting of international and domestic switches, related peripheral equipment, undersea fiber optic cable systems and leased satellite and cable capacity. We believe that our network allows us to control both the quality and cost of the on-net telecommunications services we provide to our customers. To ensure high-quality telecommunications services, our network employs digital switching and fiber optic technologies, uses SS7 signaling and is supported by comprehensive monitoring and technical services. Our network consists of:

  . a global backbone network connecting intelligent gateway switches in our principal service regions,
  . a domestic long distance network presence within certain countries within our principal service regions, and
  . a combination of owned and leased transmission facilities, resale arrangements and foreign carrier agreements.

  Each of our international gateway switches is connected to our domestic and international networks as well as those of other carriers in a particular market, allowing us to:

  .  provide seamless service,
  . package and market the voice and data services purchased from other carriers under the "Primus" brand name and
  . divert a portion of each market's United States-bound return traffic through our switches in the United States.

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

  We have targeted North America, the United Kingdom and continental Europe for the immediate development of our network due to their economic stability and the more rapid pace of deregulation as compared to other areas of the world. We expect to expand our network into additional markets within our principal service regions, including in Japan and other parts of the Asia-Pacific region and Latin America. We are using our United Kingdom operations to coordinate efforts to enter other major markets in Europe in conjunction with the deregulation of the telecommunications industry in certain EU countries which began in 1998. This expansion commenced with our installation of an international gateway switch in Frankfurt, and is continuing with our installation of an international gateway switch in France.

  International Gateway and Domestic Switches.   Our network consists of 16
carrier-grade switches, including 12 international gateway switches (two in the New York City area, and one in each of Los Angeles, Washington, Fort Lauderdale, Toronto, Vancouver, London, Frankfurt, Sydney, Tokyo and Puerto Rico), and four domestic switches in Australia (Adelaide, Brisbane, Melbourne and Perth). We currently operate approximately 25 points of presence in other major metropolitan areas of our principal service regions. All of our switches were manufactured by Nortel or Ericsson, except for the Washington and Canadian switches.

  Fiber Optic Cable Systems.   Where our customer base has developed sufficient
traffic, we have purchased and leased undersea and land-based fiber optic cable transmission capacity to connect to our various switches. Where traffic is light or moderate, we obtain capacity to transmit traffic on a per-minute variable cost basis. When traffic volume increases and such commitments are cost effective, we either purchase lines or lease lines on a monthly or longer term basis at a fixed cost and acquire economic interests in transmission capacity through minimum assignable ownership units and indefeasible rights of use to international traffic destinations. The following chart sets forth a listing of the undersea fiber optic cable systems in which we have capacity (which includes both minimum assignable ownership units and indefeasible rights of use):

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

     Cable System                     Countries Served                       Status
----------------------   -------------------------------------------   ------------------
TAT 12/13                United States--United Kingdom                 Existing
Gemini                   United States--United Kingdom                 Existing
CANTAT                   United States--Germany                        Existing
                         United States--Canada                         Existing
CANUS                    United States--Canada                         Existing
FLAG                     United Kingdom--Italy                         Existing
                         Italy--Japan                                  Existing
UK--France 5             United Kingdom--France                        Existing
Arianne                  France--Greece                                Existing
CIOS                     Greece--Cyprus                                Existing
Aphrodite                Greece--Italy                                 Existing
TPC 5                    United States--Japan                          Existing
APCN                     Japan--Indonesia                              Existing
Jasaurus                 Indonesia--Australia                          Existing
Atlantic Crossing-1      United States--United Kingdom                 Existing
Columbus II              United States--Mexico                         Existing
Americas I               United States--Brazil                         Existing
                         United States--United States Virgin Islands   Existing
                         United States Virgin Islands--Trinidad        Existing
PTAT-1                   United States--United States Virgin Islands   Existing
CARAC                    United States--United States Virgin Islands   Existing
Taino--Carib             United States Virgin Islands--Puerto Rico     Existing
Bahamas I                United States--Bahamas                        Existing
ECMS                     United States Virgin Islands--Antigua         Existing
                         --St. Martin--St. Kitts--Martinique--Guyana
CANTAT 3                 United States--Denmark                        Existing
ODIN                     Netherlands--Denmark                          Existing
RIOJA                    Netherlands--Belgium                          Existing
Southern Cross           United States--Australia                      Under Construction
JPN--US                  United States--Japan                          Under Construction
SEA ME WE                Italy--Japan                                  Under Construction
Americas II              United States--Argentina                      Under Construction
Columbus III             United States--Spain                          Under Construction
Pan American             United States Virgin Islands--Aruba           Under Construction
                         --Venezuela--Panama--Colombia
                         --Ecuador--Peru--Chile--Panama
Bahamas 2                United States--Bahamas                        Under Construction
MONA                     Puerto Rico--Dominican Republic               Under Construction
Antillas 1               Puerto Rico--Dominican Republic               Under Construction

     We have also entered into an agreement to purchase $20 million of fiber capacity from Qwest, which will provide connections among our U.S. gateway switches and future points of presence. By replacing existing leased lines in the U.S. with this Primus-owned high speed capacity, we expect to reduce our cost structure and provide improved service to customers on our high traffic routes. During the fourth quarter of 1998, we began using the first portion of this capacity--a DS-3 link between New York and Los Angeles.

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

  Satellite Earth Stations and Capacity.   We are constructing international
satellite earth stations and purchasing capacity on international satellites in order to provide data and Internet transmission services, in addition to voice services, principally to and from post, telephone and telegraph operators, other telecommunications carriers and Internet service providers, principally in developing countries. We have completed the construction in London of an Intelsat earth station and have reserved capacity on the Intelsat-64 (degree symbol) satellite. When this earth station becomes operational, which we expect to occur in the second quarter of 1999, we will be able to carry voice, data and Internet traffic to and from countries in the Indian Ocean/Southeast Asia region.

  Foreign Carrier Agreements.   In selected countries where competition with the
traditional incumbent post, telephone and telegraph operators is limited or is not currently permitted, we have entered into foreign carrier agreements with post, telephone and telegraph operators or other service providers which permit us to provide traffic into and receive return traffic from these countries. We have existing foreign carrier agreements with post, telephone and telegraph operators in Cyprus, Greece, India, Iran, Italy and New Zealand, and additional agreements with other foreign carriers in other countries.

  Network Management and Control.   We own and operate network management
control centers in McLean, Virginia, London and Sydney which are used to monitor and control a majority of the switches and other transmission equipment used in our network. These network management control centers operate seven days a week, 24 hours per day, 365 days a year. In Canada, Tokyo and Frankfurt, we currently monitor and control each switch locally. We are using a portion of the net proceeds of the offering of the notes to be exchanged to upgrade the existing network management control centers so that they can monitor all of our switching and other transmission equipment throughout the entire network.

  Planned Expansion of Network.   We are currently installing an international
gateway switch in Paris, France. By the end of 2000, we intend to add up to 11 additional switches in Europe, one switch in North America and one switch in Japan. Additionally, we intend to continue to invest in additional switches and points of presence in major metropolitan areas of our principal service regions as the traffic usage warrants the expenditure. We also intend to acquire capacity in terrestrial and undersea fiber optic cable systems in our principal service regions, particularly in North America and Europe. Moreover, so as to position us to provide data and Internet transmission services, in addition to voice services, to and from primarily post, telephone and telegraph operators, other telecommunications carriers and Internet service providers in Latin America and the Pacific Rim by the end of 1999, we expect to expand our global satellite coverage by constructing an additional satellite earth station on each of the east and west coasts of the United States and by purchasing capacity on international satellites.


Customers

  As of December 31, 1998, Primus had approximately 450,000 customers. Set forth below is a description of our customer base:

     .    Businesses.   Historically, our business sales and marketing efforts
  targeted small- and medium-sized businesses with significant international long distance traffic. More recently, we have also targeted larger multi-national businesses. In an effort to attract these larger business customers in multiple markets, we intend to offer a broad array of services (including long distance voice, cellular, Internet and data services) in approximately 10

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

  markets, including the United States, Australia, the United Kingdom, Germany, France, Canada, Japan and Italy. We believe that these users are and will continue to be attracted to us primarily due to price savings compared to first-tier carriers and, secondarily, due to our personalized approach to customer service and support, including customized billing and bundled service offerings.

     .    Residential Consumers.   Our residential sales and marketing strategy
       targets ethnic residential consumers who generate high international traffic volumes. We believe that such customers are attracted to us because of price savings as compared to first-tier carriers, simplified pricing structure, and multilingual customer service and support.

     .    Telecommunications Carriers and Resellers.   We compete for the
       business of other telecommunications carriers and resellers primarily on the basis of price and service quality. Sales to other carriers and resellers help us maximize the utilization of our network and thereby reduce our fixed costs per minute of use.

     .    Customer Service.   We strive to provide personalized customer service
       and believe that the quality of our customer service is one of our competitive advantages. Our larger customers are actively covered by dedicated account and service representatives who seek to identify, prevent and solve problems. We provide toll-free, 24-hour a day customer service in the United States, Canada, the United Kingdom and Australia which can be accessed to complete collect, third party, person-to-person, station-to-station and credit card validation calls. We also provide a multi-lingual "Trouble Reporting Center" for our residential customers. As of December 31, 1998, we employed approximately 179 full-time customer service employees, many of whom are multi-lingual.


Sales and Marketing

  We market our services through a variety of sales channels, as summarized below:

     .    Direct Sales Force.   Our direct sales force is comprised of full-time
       employees who focus on business customers with substantial international traffic, including multinational businesses and international governmental organizations. We also employ full-time direct sales representatives focused on ethnic residential consumers and direct sales representatives who exclusively sell wholesale services to other long-distance carriers and resellers. Direct sales personnel are compensated with a base salary plus commissions. We currently have offices in New York City, Virginia, Tampa, Puerto Rico, St. Thomas, Montreal, Toronto, Vancouver, Mexico City, London, Frankfurt, Adelaide, Brisbane, Melbourne, Perth, Sydney and Tokyo.

     .    Agents and Independent Sales Representatives. We supplement our direct sales efforts with agents and independent sales representatives. These agents and representatives, who typically focus on small-and medium-sized businesses, as well as ethnic residential consumers, are paid commissions based on long distance revenue generated. We also provide additional incentives in the form of restricted stock to those agents that meet certain

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       revenue growth targets. We also market our services through representatives of network marketing companies. Within major metropolitan regions, we usually grant only nonexclusive sales rights and require our agents and representatives to maintain minimum quotas.

     .    Telemarketing.   We employ full-time telemarketing sales personnel to
       supplement sales efforts to ethnic residential consumers and small- and medium-sized business customers.

     .    Media and Direct Mail.   We use a variety of print, television and
       radio advertising to increase name recognition and generate new customers. We reach ethnic residential consumers by print advertising campaigns in ethnic newspapers, and by advertising on select radio and television programs.


Management Information and Billing Systems

  We use various management information, network and customer billing systems in our different operating subsidiaries to support the functions of network and traffic management, customer service and customer billing. For financial reporting, we utilize a common system in each of our markets. For our billing requirements in the United States, we use a customer billing system developed by Electronic Data Systems Inc. which supplies, operates and maintains this system and is responsible for providing backup facilities and disaster recovery. The EDS system is widely used in the telecommunications industry and has been customized to meet our specific needs. Elsewhere, we use other third party systems or systems developed in-house to handle our billing requirements. We bill all of our business, reseller and residential customers directly in all of our principal service regions.

  We believe that, subject to modifications which are necessary to make our systems Year 2000 compliant, our financial reporting and billing systems are generally adequate to meet our needs in the near term. However, as we continue to grow, we will need to invest additional capital to purchase hardware and software, license more specialized software, increase capacity and link our systems among different countries.

Competition

  The international telecommunications industry is highly competitive and significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants and the introduction of new services made possible by technological advances. We believe that long distance service providers compete on the basis of price, customer service, product quality and breadth of services offered. In each country of operation, we have numerous competitors. We believe that as the international telecommunications markets continue to deregulate, competition in these markets will increase, similar to the competitive environment that has developed in the United States following the AT&T divestiture in 1984. Prices for long-distance calls in the markets in which we compete have declined historically and are likely to continue to decrease. In addition, many of our competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks.

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  Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. For example, as a result of legislation enacted in the United States, regional Bell operating companies will be allowed to enter the long distance market, AT&T, MCI/WorldCom and other long distance carriers will be allowed to enter the local telephone services market, and cable television companies and utilities will be allowed to enter both the local and long distance telecommunications markets. In addition, competition has begun to increase in the European Union telecommunications markets in connection with the deregulation of the telecommunications industry in most EU countries, which began in January 1998. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue.

  The following is a brief summary of the competitive environment in selected countries within each of its principal service regions:

     .    North America.   In the United States, which is the most competitive
       and among the most deregulated long distance markets in the world, competition primarily is based upon pricing, customer service, network quality, and the ability to provide value-added services. AT&T is the largest supplier of long distance services, with MCI/WorldCom and Sprint being the next largest providers. In the future, under provisions of recently enacted federal legislation, we anticipate that we will also compete with regional Bell operating companies, local exchange carriers and Internet providers in providing domestic and international long-distance services. The Canadian telecommunications market is highly competitive and is dominated by a few established carriers whose marketing and pricing decisions have a significant impact on the other industry participants including us. We compete with facilities-based carriers, other resellers and rebillers, primarily on the basis of price. The principal facilities-based competitors include the former Stentor member companies, in particular, Bell Canada, the dominant supplier of local and long-distance services in Canada, and BCT.Telus Communications, the next largest Stentor company, as well as non-Stentor companies, AT&T Canada Corp., Teleglobe Canada and Call-Net Enterprises (Sprint Canada). Based upon current market share estimates, the former Stentor member companies control approximately 70% of the entire Canadian long distance market and approximately 66% of the business long distance market. The former Stentor member companies discontinued their alliance on January 1, 1999 and now compete against one another for the first time.

     .    Asia-Pacific.   Australia is one of the most deregulated and
       competitive telecommunications markets in the Asia-Pacific region. Our principal competitors in Australia are Telstra, the dominant carrier, Cable & Wireless Optus and AAPT and a number of other switchless resellers. We compete in Australia by offering a comprehensive menu of competitively-priced products and services, including value-added services, and by providing superior customer service and support. We believe that competition in Australia will increase as more companies are awarded carrier licenses in the future. Our principal competitor in Japan is KDD, the dominant carrier, as well as Japan Telecom, IDC and a number of second tier carriers, including Cable & Wireless, MCI/WorldCom and ATNet.

     .    Europe.   Our principal competitors in the United Kingdom are British
       Telecom, the dominant supplier of telecommunications services in the United Kingdom, and Cable & Wireless Communications. Other competitors in the United Kingdom include Colt, Energis,

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       Esprit Telecom Group and RSL Communications. We compete in the United
       Kingdom, and expect to compete in other European countries, by offering competitively-priced bundled and stand-alone services, personalized customer service and value-added services. Our principal competitor in Germany is Deutsche Telekom, the dominant carrier. We also compete with Mannesmann ARCOR/O.tel.o Communications, VIAG Interkom, MobilCom, Talkline, NTS/Colt, MCI/WorldCom and RSL Communications. Additionally, we also face competition from other licensed public telephone operators that are constructing their own facilities-based networks, cable companies and switch-based resellers, including the emerging German local exchange carriers known as "City Carriers."


Government Regulation

  As a global telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on us, that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on us.

  Regulation of the telecommunications industry is changing rapidly both domestically and globally. The Federal Communications Commission is considering a number of international service issues in the context of several policy rulemaking proceedings in response to specific petitions and applications filed by other international carriers. We are unable to predict how the FCC will resolve the pending international policy issues or how such resolution will effect its international business. In addition, the World Trade Organization Agreement, which reflects efforts to dismantle government-owned telecommunications monopolies throughout Europe and Asia may affect us. Although we believe that these deregulation efforts will create opportunities for new entrants in the telecommunications service industry, there can be no assurance that they will be implemented in a manner that would benefit us.

  The regulatory framework in certain jurisdictions in which we provide services is described below:

 United States

  In the United States, our services are subject to the provisions of the Communications Act of 1934, FCC regulations thereunder, as well as the applicable laws and regulations of the various states and state regulatory commissions.

  As a carrier offering services to the public, we must comply with the requirements of common carriage under the Communications Act, including the offering of service on a non-discriminatory basis at just and reasonable rates, and obtaining FCC approval prior to any assignment of authorizations or any transfer of de jure or de facto control of the company. We are classified as a non-dominant common carrier for domestic service and are not required to obtain specific prior FCC approval to initiate or expand domestic interstate services.

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  International Service Regulation.   International common carriers like us are
required to obtain authority under Section 214 of the Communications Act and file a tariff containing the rates, terms, and conditions applicable to their services prior to initiating their international telecommunications services. We have obtained all required authorizations from the FCC to use, on a facilities and resale basis, various transmission media for the provision of international switched services and international private line services.


  In addition to the general common carrier principles, we must conduct our international business in compliance with the FCC's International Settlements Policy, the rules that establish the permissible boundaries for U.S.-based carriers and their foreign correspondents to settle the cost of terminating each others' traffic over their respective networks. Under the International Settlements Policy, absent approval from the FCC, international telecommunications service agreements with foreign carriers must provide that settlement rates paid to each party are one-half of the accounting rate, and U.S. carriers may not accept more than a proportionate share of return traffic. The International Settlements Policy also provides for a mechanism by which the FCC can review the rates contained in such foreign carrier agreements. The FCC could find that we do not meet certain International Settlements Policy requirements with respect to certain of our foreign carrier agreements.
Although the FCC generally has not issued penalties in this area, it has recently issued a Notice of Apparent Liability to a U.S. company for violations of the International Settlements Policy and it could, among other things, issue a cease and desist order, impose fines or allow the collection of damages if it finds that we are not in compliance with the International Settlements Policy. We do not believe that any such fine or order would have a material adverse effect on Primus.

  We are also subject to other FCC requirements regarding the routing of telecommunications services between the United States and foreign countries. These requirements include compliance with the FCC's limitations on the routing of international traffic via international private lines and on accepting "special concessions" from certain carriers, as well as the filing of periodic reports with the FCC. In implementing the World Trade Organization Agreement, the FCC recently reduced the applicability of some of these requirements to the activities of telecommunications carriers such as the Primus. Moreover, we have a number of customers in foreign countries that access our services through international call reorigination. In providing service to these customers, we are required by the FCC to offer such services in compliance with the laws of foreign countries where our customers are located. Certain countries prohibit some or all forms of call reorigination. For example, Honduras and Nicaragua have informed the International Telecommunications Union that they prohibit call reorigination. We may be prevented in the future from providing such services or penalized either by the foreign country or, in certain circumstances, by the FCC.

  The FCC continues to refine its international service rules, including International Settlements Policy requirements, to promote competition, reflect and encourage liberalization in foreign countries and reduce accounting rates toward cost. In that regard, the FCC has determined that it would permit U.S. carriers to enter into "flexible" international termination arrangements where such arrangements promote competition. Under this new policy, the FCC has allowed us to enter into an alternative termination arrangement with our Australian subsidiary Axicorp, which allows Axicorp and us to terminate each other's traffic under favorable terms that deviate from the International Settlements Policy.

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

  Domestic Service Regulation.   We are considered a non-dominant domestic
interstate carrier subject to minimal regulation by the FCC. We are not required to obtain FCC authority to expand our domestic interstate operations, but we are required to maintain a tariff on file at the FCC. The 1996 Telecommunications Act is intended to increase competition in the U.S. telecommunications markets. The legislation opens the local services markets by requiring local exchange carriers to permit interconnection to their networks and by establishing local exchange carrier obligations with respect to unbundled access, resale, number portability, dialing parity, access to rights-of-way, mutual compensation and other matters. In addition, the legislation codifies the local exchange carriers' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The legislation also contains special provisions that eliminate the restrictions on incumbent local exchange carriers such as the regional Bell operating companies and the GTE Operating Companies from providing long distance services. These new provisions permit a regional Bell operating company to enter the "out-of-region" long distance market immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable to the provision of long distance service. These new provisions also permit a regional Bell operating company to enter the "in-region" long distance market if it satisfies procedural and substantive requirements, including obtaining FCC approval upon a showing that in certain situations facilities-based competition is present in its market, that it has entered into interconnection agreements which satisfy a 14-point "checklist" of competitive requirements and that it is in the public interest. The 1996 Telecommunications Act also addresses a wide range of other telecommunications issues that may potentially impact our operations. It is unknown at this time precisely the nature and extent of the impact that the legislation will have.
On August 1, 1996, the FCC adopted an Interconnection Order implementing the requirements that incumbent local exchange carriers make available to new entrants interconnection and unbundled network elements, and offer retail services for resale at wholesale rates. Portions of that order were vacated by the U.S. Court of Appeals for the Eighth Circuit. The U.S. District court for the Northern District of Texas recently ruled that the long distance conditions in Sections 271-275 of the 1996 Telecommunications Act are unconstitutional. Higher courts, including the U.S. Supreme Court, will be reviewing some of these decisions. The result of such review cannot be predicted and we could be adversely affected to the extent that conditions of regional Bell operating company entry into the long distance market are relaxed or eliminated.

  Our costs of providing long distance services will be affected by changes in the access charge rates imposed by incumbent local exchange carriers for origination and termination of calls over local facilities. The FCC has significantly revised its access charge rules in recent years to permit incumbent local exchange carriers greater pricing flexibility and relaxed regulation of new switched access services in those markets where there are other providers of access services. The FCC continues to adjust its access charge rules and has indicated that it will promulgate additional rules sometime in 1999 that may grant certain local exchange carriers further flexibility.

  The FCC has also significantly revised the universal service subsidy regime to be funded by interstate carriers, such as us, and certain other entities. The FCC recently established new universal service funds to support qualifying schools, libraries, and rural health care providers and expanded subsidies for low income consumers. The FCC is continuing to revise its universal service rules which may result in further substantial increases in the overall cost of the subsidy program. Our share of these federal subsidy funds will be based on our share of certain defined telecommunications end user revenue. The revenues for the high cost and low income fund are our estimated quarterly interstate and gross end-user telecommunications revenues. The revenues for the schools and libraries and rural health care fund are our estimated quarterly intrastate, interstate and international gross end user revenues. The

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

contribution factors issued by the FCC for 1998 range from 3.14% to 3.19% for the high cost and low income fund and .72% to .76% for the schools and libraries and rural health care fund. The amounts contributed may be billed to customers. The FCC order revising these funds is under appeal by the U.S. Court of Appeals for the Fifth Circuit. The outcome of these proceedings or their effect cannot be predicted.

  State Regulation.   Our intrastate long distance operations are subject to
various state laws and regulations, including, in most jurisdictions, certification and tariff filing requirements. We have received the necessary certificate and tariff approvals to provide intrastate long distance service in 48 states. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. Public service commissions also regulate access charges and other pricing for telecommunications services within each state. The regional Bell operating companies and other local exchange carriers have been seeking reduction of state regulatory requirements, including greater pricing flexibility which, if granted, could subject us to increased price competition. We may also be required to contribute to universal service funds in some states.

  Foreign Ownership Affiliations and Limitations.   The Communications Act of
1934 limits the ownership of an entity holding a common carrier radio license by non-U.S. citizens, foreign corporations and foreign governments. Through TresCom, we hold common carrier wireless licenses. In its order implementing the U.S. commitments under the World Trade Organization Agreement, the FCC established new rules that effectively relax the foreign ownership limits for common carrier wireless licensees. The new rules permit up to 100% foreign indirect ownership of wireless licenses by foreign interests from members of the World Trade Organization. FCC rules also require international carriers to notify the FCC 60 days in advance of an acquisition of a 25% or greater controlling interest by a foreign carrier in that U.S. carrier or an acquisition by the U.S. carrier of a 25% or greater controlling interest in a foreign carrier. After receiving this notification, the FCC can require a company to meet certain "dominant carrier" reporting and other conditions if the FCC finds that the acquisition creates an affiliation with a dominant foreign carrier. In addition, if a company becomes affiliated with a dominant carrier from a country that is not a member of the World Trade Organization, the FCC will apply an "effective competitive opportunities" test and could prevent such company from providing services between the United States and that country. The effect of the World Trade Organization Agreement or other new legislation, or the outcome of the FCC's rulemaking regarding implementing World Trade Organization regulations which may become applicable to us, cannot be determined.


 Canada

  The operations of telecommunications carriers are regulated by the Canadian Radio-television and Telecommunications Commission, which has recently established a new competitive regulatory framework governing the international segment of the long-distance market, eliminating certain barriers to competition, consistent with Canada's commitments in the World Trade Organization Agreement. As a result, full facilities-based and resale competition has been introduced in the provision of international services in Canada, effective October 1, 1998, coincident with the elimination of traffic routing limitations on switched hubbing through the United States. In addition, foreign ownership rules for facilities-based carriers have now been waived in relation to ownership of international submarine cables

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

landed in Canada and satellite earth stations used for telecommunications purposes. Effective January 1, 1999, all international service providers must be licensed by the Canadian Radio-Television and Telecommunications Commission under the Telecommunications Act of 1993, and we received our international license as of December 23, 1998. Our international operations will remain subject to conditions of our Canadian Radio-Television and Telecommunications Commission license, which address matters such as competitive conduct and consumer safeguards, and to a regime of contribution charges (roughly the equivalent of access charges in the U.S.).

  Teleglobe which traditionally had a monopoly over international transmission services until October 1, 1998, offers international carrier service on a nondiscriminatory basis to both facilities-based carriers and resellers, who may have direct access to its international gateways. We are permitted to provide international simple resale of private leased lines to any country which permits such arrangements on a reciprocal basis.

  Primus, as a reseller of domestic Canadian telecommunications, is virtually unregulated by the Canadian Radio-television and Telecommunications Commission. In particular, because we do not own and operate transmission facilities in Canada, we are not subject to the Canadian Telecommunications Act or the regulatory authority of the Canadian Radio-television and Telecommunications Commission, except to the extent that our provisions of international telecommunications has related licensing and other regulations. We may therefore provide resold Canadian domestic long distance service without rate, price or tariff regulation, ownership limitations, or other regulatory requirements.

  Competition.   Long distance competition has been in place in Canada since
1990 for long distance resellers and since 1992 for facilities-based carriers. Since 1994, the incumbent local exchange carriers have been required to provide "equal access" which eliminated the need for customers of competitive long distance providers to dial additional digits when placing long distance calls. In June 1992, the Canadian Radio-Television and Telecommunications Commission issued its ground-breaking Telecom Decision CRTC 92-12 requiring the incumbent local exchange carriers to interconnect their networks with their facilities-based as well as resale competitors. These dominant companies, including Bell Canada, have traditionally offered both local and long distance services within their respective provincial or regional territories, and did not compete against one another. These companies have disbanded the Stentor alliance effective January 1, 1999, and now compete against one another. Other nationwide providers are AT&T Canada Corp., and Sprint Canada. Additional long distance services competition is provided by a substantial resale long distance industry in Canada. Although resellers do not own facilities, they are able to provide the same range of domestic services and long distance services as facilities-based carriers by leasing capacity and other services from facilities-based carriers.

  Foreign Ownership Restrictions.   Under Canada's Telecommunications Act and
certain regulations promulgated pursuant to such Act, foreign ownership restrictions are applicable to facilities-based carriers (known as "Canadian carriers"), but not resellers, which may be wholly foreign-owned and controlled. These restrictions limit the amount of direct foreign investment in Canadian carriers to no more than 20% of the voting equity of a Canadian carrier operating company and no more than 33-1/3% of the voting equity of a Canadian carrier holding company. The restrictions also limit the number of seats which may be occupied by non-Canadians on the board of directors of a Canadian carrier operating company to 20%. In addition, under Canadian law, a majority of Canadians must occupy the seats on the board of directors of a Canadian carrier holding company. Although it is possible for foreign investors to also hold non-voting equity in a Canadian carrier, the law requires that the Canadian carrier not be "controlled in fact" by non-Canadians.

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 Australia

  The provision of our services is subject to federal regulation. Two primary instruments of regulation have been the Telecommunications Act 1991 and federal regulation of anti-competitive practices pursuant to the Trade Practices Act. The regulatory climate changed in July 1997 with the implementation of the Telecom Act. These latest changes to the regulatory framework have been described by the Australian government as the achievement of the government's long-term objective of an internationally competitive telecommunications industry in Australia through full and open competition.

  We are licensed under the Telecommunications Act of 1997 to own and operate transmission facilities in Australia. Under the new regulatory framework, we are not required to maintain a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, with respect to carriage services, we must comply with legislated "service provider" rules contained in the Telecommunications Act of 1997 covering matters such as compliance with the Telecommunications Act of 1997, operator services, regulation of access, directory assistance, provision of information to allow maintenance of an integrated public number database, and itemized billing.

  Also, in connection with the Telecommunications Act of 1997, two federal regulatory authorities now exercise control over a broad range of issues affecting the operation of the Australian telecommunications industry. The Australian Communications Authority is the authority regulating matters including the licensing of carriers and technical matters, and the Australian Competition and Consumer Commission has the role of promotion of competition and consumer protection. We are required to comply with the terms of its own license, is subject to the greater controls applicable to licensed facilities-based carriers and is under the regulatory control of the ACA and the ACCC. Anti-competitive practices will also continue to be regulated by the Trade Practices Act. In addition, other federal legislation, various regulations pursuant to delegated authority and legislation, ministerial declarations, codes, directions, licenses, statements of Australian government policy and court decisions affecting telecommunications carriers also apply to us.

  In the Australian context, a distinction is drawn in the Telecommunications Act of 1997 between carriers and other providers of telecommunications services. However, distinctions are no longer drawn between types of carriers such as fixed or mobile. Carriers are the providers of telecommunications infrastructure and carriage service providers extend service to the end-users. In practice, most carriers are expected also to be carriage service providers. There is now no limit to the number of carriers who may be licensed, and it is expected that additional licenses will be granted. As a result of the Telecommunications Act of 1997, any company that meets the relevant financial and technical standards and complies with the license application process can become a licensed carrier permitted to own and operate transmission facilities in Australia. New carriers seeking a license must provide an industry development plan approved by the Australian Government. Carriers are licensed individually, are subject to charges that are intended to cover the costs of regulating the telecommunications industry, and are obliged to comply with license conditions (including obligations to comply with the Telecommunications Act of 1997, with certain commitments made in their industry development plan and with the telecommunications access regime and related facilities access obligations). We have submitted our industry development plan to the Australian government. A typical plan includes relevant particulars of the carrier's strategic commercial relationships, R&D activities, export development plans, and arrangements aimed at encouraging employment in industries involved in the manufacture,

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

development or supply of facilities. A summary of the plan must be made available to the public. Carriers must also meet the universal service obligation, to assist in providing all Australians, particularly in remote areas, with reasonable access to standard telephone services. The levy required to be paid by in connection with this obligation has been set previously at a level that is not material. The levy is currently under review. Telstra, as the only universal service provider has submitted a claim to the Australian Communications Authority that, if adopted, could result in material charges to the carriers. The other carriers have rejected Telstra's model in relation to its claim. The Australian government has not accepted Telstra's model and has referred the model and the criteria for determining the size of this obligation to the ACA for review. The outcome of this determination is not expected to be material for us. However, there can be no guarantee that the ACA will not make an assessment of a universal service charge that would be material.

  Tariffs.   The Australian Competition and Consumer Commission has access to various information on market conduct. The ACCC's information gathering powers include: a requirement on Telstra to continue to file tariffs with the ACCC about its basic carriage services, unless the ACCC exempts it from this obligation; an ability to direct any carrier or carriage service provider with a substantial degree of market power to file tariff information; and an ability to set rules regarding the way carriers or carriage service providers keep records so that, e.g., information is kept in a form that will assist the ACCC in determining terms and conditions of access under the telecommunications access regime.

  Tariff filing will essentially be an information gathering tool to supplement the ACCC's general information gathering powers, and to assist in identifying anti-competitive conduct such as predatory pricing and preferential pricing to a related person. If, on the basis of the information provided in a tariff filing, the ACCC forms the view that a carrier is engaging in anti-competitive conduct, it may use its powers to stop that conduct.

  The ACCC may make tariff information publicly available if it is satisfied there would be a public benefit (e.g., by enabling other industry players to scrutinize the tariffs for anti-competitive purpose or effect, or to inform the public). The ACCC will balance concerns about commercial confidentiality and the promotion of competition against dealing with anti-competitive conduct and informing the public.

  Fair Trading Practices.   The ACCC will enforce legislation for the promotion
of competition and consumer protection, particularly rights of access (including pricing for access) and interconnection. The ACCC will be able to issue a competition notice to a carrier which has engaged in anti-competitive conduct. Where a competition notice has been issued, the ACCC will be able to seek pecuniary penalties, and other carriers will be able to seek damages, if the carrier continues to engage in the specified conduct.

  The Telecommunications Act of 1997 package of legislation includes a telecommunications access regime that provides a framework for regulating access rights for specific carriage services and related services. The regime establishes mechanisms within which the terms and conditions of access can be determined. The Australian government intends the access regime to reduce the power of Telstra and Cable & Wireless Optus (as the former protected fixed line carriers) and other carriers who may come to own or control important infrastructure or services necessary for competition.

  The regime establishes access rights through the declaration of services by the ACCC. The ACCC may declare services to be the subject of regulated access, either on the recommendation of the industry

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

self-regulatory body or where, following a public inquiry, the ACCC is satisfied that a declaration would be in the long-term interests of end-users of telecommunications services. Once a service is declared, carriers supplying that service are, unless otherwise exempt, under an obligation to supply the declared service to other carriers and service providers.

  Access providers must comply with their access obligations on conditions negotiated between the access provider and access seeker; as detailed in an access undertaking; or as determined by the ACCC through arbitration.

  It is expected that in many areas, the industry will negotiate, on a multilateral basis, standard terms and conditions for access to declared services. The access regime establishes a mechanism for the industry to develop an access code containing model terms and conditions for access to particular declared services. Once approved by the ACCC, those model terms and conditions may be adopted in an undertaking by individual carriers who are under an access obligation.

  Carrier license conditions will include an obligation to provide other carriers with access to certain facilities and network information. A carrier must provide other carriers with access to its facilities for the purpose of enabling the other carriers to provide competitive facilities and competitive carriage services or to establish their own facilities; to certain information relating to the operation of its telecommunications network; and to its infrastructure, including transmission towers, the sites of transmission towers and underground facilities that are designed to hold lines, if technically feasible.

  In July 1997, the Australian government mandated that Telstra provide access to its facilities at specified rates to other service providers including us. We have negotiated access arrangements with Telstra in substitution for certain mandated arrangements.

  Foreign Ownership Limitations.   Foreign investment in Australia is regulated
by the Foreign Acquisitions and Takeovers Act 1975. Administration of the Australian government's policy on foreign investment is based on guidelines published in 1992 providing for notification of proposals for the establishment of new businesses involving total investment of at least A$10 million and proposals for the acquisition of existing business with total assets valued at more than A$5 million. We notified the Australian government of our proposed acquisition of Axicorp in 1996 and were informed at that time that there were no objections to the investment in terms of Australia's foreign investment policy. There can be no assurance, however, that additional foreign ownership restrictions will not be imposed on the telecommunications industry or other foreign investors, including us, in the future.


 Japan

  Our services in Japan are subject to regulation by the Japanese Ministry of Post and Telecommunications under the Japanese Telecommunications Business Law. We have obtained licenses as a Type I business, which allows us to provide telecommunications services using our own facilities, and as a Special Type II business, which allows us to provide telecommunications services over international circuits leased from another carrier, or domestic service in Japan over leased circuits if the volume of traffic exceeds a certain amount. We may also provide over leased lines basic telecommunications services, value-added services and services to closed user groups. We only must notify the Japanese Ministry of Post and Telecommunications as a General Type II business if we provide domestic service in Japan over leased circuits and do not exceed the traffic threshold applicable

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

to Special Type II businesses. Although the Japanese government until recently prohibited greater than 33% foreign ownership of a Type I business, as well as the resale of international private lines interconnected to the public switched network at both ends, the Japanese Ministry of Post and Telecommunications recently has begun awarding authorizations to foreign-affiliated carriers to provide telecommunications services using their own facilities and to resell interconnected international private lines. The Japanese Ministry of Post and Telecommunications also regulates the interconnection charges imposed by Type I businesses, and must approve intercarrier agreements between Type I carriers or between Type I and Special Type II carriers.


 European Union

  In Europe, the regulation of the telecommunications industry is governed at a supra national level by the European Commission, consisting of members from the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, which is responsible for creating pan-European policies and, through legislation, developing a regulatory framework to ensure an open, competitive telecommunications market.

  In 1990, the European Commission issued the Services Directive requiring each EU member state to abolish existing monopolies in telecommunications services with the exception of real time two-way voice telephony to the public, which was still reserved to the post telephone and telegraph operators. The intended effect of the Services Directive was to permit the competitive provision of all services, including value-added services and voice services to closed user groups, other than such reserved public voice telephony services. However, as a consequence of local implementation of the Services Directive through the adoption of national legislation, there are differing interpretations of the definition of such reserved voice telephony services and permitted value-added and closed user group services. Other voice services accessed by customers through leased lines were permissible in all EU member states. The European Commission has generally taken a narrow view of the services classified as reserved voice telephony, declaring that voice services may not be reserved to the post, telephone and telegraph operators if (i) dedicated customer access is used to provide the service, (ii) the service essentially consists of new value-added benefits on users (such as alternative billing methods) or (iii) calling is limited by a service provider to a group having legal, economic or professional ties.

  In March 1996, the EU adopted the Full Competition Directive containing two provisions which required EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1996, and which reaffirmed the obligations of EU member states to abolish the post, telephone and telegraph operators' monopolies in voice telephony by 1998. Certain EU countries were allowed to delay the abolition of the voice telephony monopoly based on derogations established in the Full Competition Directive. These countries include Luxembourg (July 1, 1998), Spain and Ireland (which were liberalized on December 1, 1998), Portugal (January 1, 2000) and Greece (December 31, 2000).

  Each EU member state in which we currently conduct or plan to conduct our business has a different regulatory regime and such differences have continued beyond January 1998. The requirements for us to obtain necessary approvals vary considerably from country to country and are likely to change as competition is permitted in new service sectors. Most EU member states require companies to obtain a license in order to provide voice telephony services or construct and operate telecommunications networks. However, the EU generally does not permit its member states to require individual licenses for other types of services. In addition, we have obtained and will continue to seek to obtain interconnection agreements with other carriers within the EU. While EU directives require that dominant carriers offer cost-based and nondiscriminatory interconnection to competitors, individual EU member states have implemented and may implement this requirement differently. As a result, we may be delayed in obtaining or may not be able to obtain interconnection in certain countries that would allow us to compete effectively. Moreover, there can be no guarantee that long distance providers like us will be able to afford customers "equal access" to their networks, and the absence of such equal access could put such long distance companies at a disadvantage with respect to existing post, telephone and telegraph operators.

  Fourth Report on the Implementation of The Telecommunications Regulatory
Package.   The European Commission adopted its fourth report on the
implementation of the telecommunications regulatory package in the EU member states. The Report focuses on the main provisions of the package, such as national regulatory authorities, licensing, interconnection, universal service, tariffs, numbering, frequency and rights of way. In general, the Report finds that the national regulatory authorities have begun to implement the principles outlined in the Telecommunications Regulatory Package in all EU member states, and are cooperating and exchanging information on a systematic basis with each other and with the European Commission. The Report also concluded that the national licensing frameworks appear to be functioning well, with the procedures applied in practice conforming broadly to the requirements of the Package. Interconnection regimes, according to the Report, are also operating well in most EU member states. However, the European Commission concluded in the Report that, with an extensive legislative framework put in place, the detailed implementation in the EU member states is bound to show a number of shortcomings; however, the Report found that, effectively, most of the European Commission rules have been adopted into national law and are being applied effectively in the EU member states.

  In the Report, the European Commission's assessment of the extent to which nationally transposed measures are being applied effectively in the EU member states has been made on the basis of an analysis of a series of legal indicators of compliance, together with data showing the extent to which markets are effectively opening to competition. The European Commission finds the results encouraging despite the long delays in licensing and interconnection, the shortage of carrier selection codes and the high license fees. The European Commission also concluded in the Report that it probably will not be imposing substantial pressure to force the national regulators and post, telephone and telegraph operators to improve accessibility in some of the more difficult markets such as France, Spain, Germany and Italy.

  The Report found that national regulatory authorities have now begun operations in all EU member states, and are cooperating and exchanging information on a systematic basis with each other and with the European Commission. In addition, they have all begun to implement the principles described in the Package. The Report, however, expressed some concerns as to the sufficiency of the powers and resources available to them, the degree of separation from the body controlling the incumbent national regulatory authorities and the clarity of the division of powers between the different bodies constituting the national regulatory authorities.

  In addition, the Report concluded that the national licensing frameworks in place also appear to be functioning well. Large numbers of new companies are authorized to enter the market and the procedures applied in practice conform broadly to the requirements of the Package. However, the European Commission continues to have concerns relating to onerous license conditions, the lack of transparency in regard to conditions and procedures, the level of fees and the length of time required in certain cases to issue licenses.

  According to the Report, a significant number of interconnection agreements are also already in place in the EU. The Report expressed concerns about the excessive length of negotiations, the scarcity of agreements in the fixed market, the inadequacy of some reference interconnection offers and the lack of transparency relating to cost accounting systems. The Report found evidence that the interconnection charges are beginning to converge on best practice charges, which contribute to the level of service competition.

  Other issues identified by the Report in regards to the Package relate to the methods for financing universal service, tariff rebalancing and the lack of availability of telecommunications numbers. Specifically, methods for financing universal service have been set up in only a limited number of EU member states and there is some concern relating to the calculation of the amount of the contribution from market players. Similarly, tariff rebalancing has not been completed in a number of EU member states. The Report concluded that tariffs that are not sufficiently cost-oriented produce anti-competitive effects in certain market segments and increase the cost burden on other sectors of the economy. Finally, the Report concluded that, while operators do not appear to be squeezed due to the lack of availability of numbers, the incumbents in a small minority of EU member states appear to exercise an undue influence on their allocation and although carrier selection is operating only partially in most EU member states, number portability has been introduced ahead of schedule in some of them.

 United Kingdom

  Our services are subject to the provisions of the United Kingdom
Telecommunications Act.   The Secretary of State for Trade and Industry, acting
on the advice of the United Kingdom Department of Trade and Industry, is responsible for granting UK telecommunications licenses, while the Director General of Telecommunications and Oftel are responsible for enforcing the terms of such licenses. Oftel attempts to promote effective competition both in networks and in services to redress anti-competitive behavior.

  In 1991, the British government established a "multi-operator" policy to replace the duopoly that had existed between British Telecom and Cable and Wireless Communications. Under the multi-operator policy, the Department of Trade and Industry recommends the grant of a license to operate a telecommunications network to any applicant that it believes has a reasonable business plan and where there are no other overriding considerations not to grant such license. All public telecommunications operators and international simple voice resellers operate under individual licenses granted by the Secretary of State for Trade and Industry pursuant to the United Kingdom Telecommunications Act. Any telecommunications system with compatible equipment that is authorized to be run under an individual license is permitted to interconnect to British Telecom's network. Under the terms of British Telecom's license, it is required to allow any such licensed operator to interconnect its system to British Telecom's system, unless it is not reasonably practicable to do so (e.g., due to incompatible equipment).

  Our subsidiary, Primus Telecommunications Limited, holds a license that authorizes it to provide switched voice services over leased private lines to all international points. In addition, Primus

Telecommunications Limited has received a license from the United Kingdom's Secretary for Trade and Industry to provide international facilities-based voice services to all international points from the United Kingdom. This license also allows the holder to acquire ownership interests in or construct the United Kingdom half circuit of any IRU as well as backhaul facilities. The international facilities-based license together with the international simple resale license authorize the provision of every voice and data service, except the provision of broadcasting and mobile services. While the international facilities-based license authorizes us to acquire ownership interests in the United Kingdom half-circuit of satellite space segment in order to provide satellite-based services, it is also necessary to apply for a Wireless Telegraphy Act 1949 License which authorizes the use of the spectrum.

  Tariffs.   Telecommunications tariffs on operators in the United Kingdom
(excluding British Telecom) are generally not subject to prior review or approval by regulatory authorities, although Oftel has historically imposed price caps on British Telecom. British Telecom has advocated and will likely continue to advocate for greater pricing flexibility, including flexibility for pricing toll free and other services. Greater pricing flexibility could allow British Telecom to charge us higher prices for certain services or to charge end user customers prices that are lower than we are able to charge.

  Interconnection and Indirect Access.   We must interconnect our U.K. network
to networks of other service providers in the United Kingdom and allow our end user customers to obtain access to our services in order to compete effectively in the United Kingdom. In the United Kingdom, licensed long distance carriers like us can obtain interconnection to British Telecom at cost-based rates. However, while customers of British Telecom's long distance service can access that service automatically (i.e., without dialing additional digits), customers of other long distance carriers generally must dial additional digits to access their chosen carrier's services.

  Fair Trading Practices.   Oftel is the principal regulator of the competitive
aspects of the United Kingdom telecommunications industry. Oftel's limited authority in this area is derived from the powers given to Oftel under the United Kingdom Telecommunications Act and from the terms of the licenses granted under the United Kingdom Telecommunications Act. Any dispute between Oftel and a telecommunications service provider may be referred on appeal to the United Kingdom Monopolies and Mergers Commission, which may conduct a detailed and lengthy review of the facts surrounding such dispute. At present, Oftel has no authority to impose fines for a breach of the terms of a license issued under the United Kingdom Telecommunications Act, and third parties have no right to damages for a past breach. Oftel has expressed its view that the current regulatory regime is both obscure and uncertain. Oftel has, however, been successful in its efforts to introduce a general competition provision into British Telecom's license and those of all other Telecommunications Act licensees modeled on European law so as to better police any potential anti-competitive conduct harmful to us. The Fair Trading condition is already incorporated in all international facilities-based licenses and has been incorporated in all international simple voice resale licenses beginning in July 1997. There are no foreign ownership restrictions that apply to telecommunications company licensing in the United Kingdom although the Department of Trade and Industry does have a discretion as to whether to award licenses on a case by case basis. We are also subject to general European law, which, among other things, prohibits certain anti-competitive agreements and abuses of dominant market positions through Articles 85 and 86 of the Treaty of Rome. The European Commission is entrusted with the principal enforcement powers under EU competition law. It has the power to impose fines of up to 10% of a group's annual revenue in respect of breaches of Articles 85 and 86. In most cases notification of potentially infringing agreements

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

to the Commission under Article 85 with a request for an exemption protects against the risk of fines from the date of notification.


 Germany

  The German Telecommunications Act of 1996 liberalized all telecommunications activities as of January 1, 1998. The German Telecom Act has been complemented by several ordinances. The most significant ordinances concern network access, rate regulation, universal service, frequencies and customer protection. The Regulierungsbehorde fur Telekommunikation und Post is responsible for enforcing the German Telecom Act.

  Under the German regulatory scheme, licenses are required for the operation of infrastructure and the provision of voice telephony services. Licenses required for the operation of infrastructure are divided into 3 license classes: mobile telecommunications (license class 1); satellite (license class 2); and other telecommunications services for the general public (license class 3). In addition to the infrastructure licenses, a separate license is required for provision of voice telephony services to the general public on the basis of self-operated telecommunications networks (license class 4). A class 4 license does not include the right to operate transmission infrastructure. All other telecommunications services (e.g. valued-added, data, etc.) are only subject to a notification requirement. We operate under a line license class 4 which is currently being extended to a Germany-wide area license.

  Under the German Telecom Act, companies that desire to connect with Deutsche Telekom's network must enter into an interconnection agreement with the regulated interconnection tariffs. We entered into an interconnection agreement with Deutsche Telekom on February 27, 1998 at the regulated standard interconnection rates presently under court review. Our interconnection agreement with Deutsche Telekom permits the parties to renegotiate interconnection rates or other provisions of the agreement in the event of a change in the German regulatory environment or other circumstances which have a bearing on the economic basis of the interconnection agreement or a party's license situation or which are considered by both parties to materially affect the interconnection agreement in any other way.

  In addition, Deutsche Telekom has reserved, in the interconnection agreement with us, the unilateral right to apply to the Regulierungsbehorde fur Telekommunikation und Post ("RegTP") with regard to the questions: (i) whether our network structure, in particular the number and locations of points of interconnection with Deutsche Telekom, entitles us to interconnection as defined by Section 35 of the German Telecom Act and (ii) whether it entitles us to the switching of calls originating Germany-wide. The result of such regulatory proceeding if launched prior to May 31, 1998 would be a contractually founded claim by Deutsche Telekom to amend the interconnection agreement in accordance with the RegTP's ruling and, thus, could potentially require additional investments into points of interconnection, switching facilities and/or the payment of higher interconnection prices and/or a geographical restriction of our switching of originating calls. Deutsche Telekom has claimed to have launched such regulatory inquiry pursuant to the interconnection agreement although no formal proceedings have been instituted. We believe this issue is superseded by the RegTP's decision to require Germany-wide class 4 area licenses for all long distance providers requesting to be interconnected with Deutsche Telekom if origination of long distance services is intended to be offered Germany-wide. We have therefore applied for a commensurate extension of our license at substantial additional costs which will allow us to continue to offer Germany-wide origination services under the current interconnection agreement. The interconnection agreement may also be terminated by commencing a six month notice period at the end of the calendar year, and which, as described below, has been exercised by Deutsche Telekom.

  Several complaints, the outcome of which may affect our business, are currently pending before the RegTP or German courts concerning interconnection with Deutsche Telekom. Since Deutsche Telekom

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

and some of its major competitors in Germany have been unable to reach agreement on interconnection rates, the RegTP established provisional interconnection tariffs in September 1997 which Deutsche Telekom has since challenged in court. These rates are now part of the standard offer of Deutsche Telekom and are valid for all interconnected and licensed carriers for as long as the matter is pending before the German courts. Court review of these rates may result in higher rates being imposed on network operators retroactively as the standard interconnection agreement provides for retroactive effect of the court's final decision. In addition, Deutsche Telekom has applied for regulatory approval of surcharges on these provisionally approved interconnection fees which would apply to all interconnection agreements which do not obligate the interconnection partner of Deutsche Telekom to install additional points of interconnection in case of atypical traffic and to pay surcharges in case the minimum traffic requirement is not met. As our interconnection agreement currently in force does not provide for these obligations, we may be required to pay higher interconnection rates during 1999 and possibly even 1998 should Deutsche Telekom's application for tariff regulation be successful. Other pending complaints concern the costs of billing services provided by Deutsche Telekom to other carriers and rates for direct access to the end-user lines of Deutsche Telekom. It is expected that a final resolution to these matters will take several years.

  Due, in part, to Deutsche Telekom's refusal, since March 1998, to conclude interconnection agreements with long-distance operators, the RegTP initiated a public hearing concerning the prerequisites for interconnection under the German Telecom Act. The preliminary results were presented to the general public in a hearing on December 15, 1998. These results have in the meantime been confirmed and published. Accordingly, the RegTP regards an operator that requests three points of interconnection directed by one switch and three leased lines connecting these three points of interconnection as a carrier operating a public telecommunications network as defined in the German Telecom Act and as such they are entitled to interconnection based on the regulated tariffs. Since the RegTP invited Deutsche Telekom to submit an application to regulate surcharges causing additional costs caused by so-called "atypical traffic" Deutsche Telekom has, in fact, filed such an application requesting such surcharges to be imposed on all operators who have not signed the new interconnection agreement requiring operators to install additional points of interconnection and meet minimum traffic requirements to avoid atypical traffic. Should this application be approved, Deutsche Telekom could raise interconnection fees under our interconnection agreement at least for the current year and possibly even with retroactive effect for 1998. Deutsche Telekom uses the term "atypical traffic" to denote what it perceives an inefficient traffic caused by long-distance operators with only a few interconnection points with Deutsche Telekom. According to Deutsche Telekom, traffic originating outside the long distance network's geographic reach is transported through Deutsche Telekom's network to the long distance network's closest switch and back again to be terminated in Deutsche Telekom's network. In extreme cases this may multiply the distance a single call travels as compared to the case where the same call would have been routed more or less directly to its destination through Deutsche Telekom's or any other large network. Deutsche Telekom has claimed that this type of traffic jams its network and requires otherwise unnecessary investments into surplus capacity.

  After the public announcement on December 15, 1998, Deutsche Telekom, by letter of December 23, 1998, informed us that, as a matter of precaution, it terminates the interconnection agreement as of December 31, 1999 and asks that renegotiations be opened. Simultaneously, Deutsche Telekom has presented a new draft interconnection agreement subject to the upcoming negotiations. The new interconnection offer is generally based on less favorable terms than the current one. Such less favorable terms include, but are not restricted to: (i) higher interconnection fees for long-distance operators (such as us) than for local exchange carriers, (ii) higher resale fees for interconnecting calls

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

without a network-based service (where calls originate and terminate in Deutsche Telekom's network and are switched through only one point of interconnection belonging to us for reasons of our reduced network reach), (iii) minimum traffic volume requirements (failing which the additional interconnection fees per minute below the minimum requirement must be paid),
(iv) requirements for the installation of additional points of interconnection where traffic relations between existing points of interconnection and adjacent area codes (following Deutsche Telekom's network hierarchy) surpass a certain defined volume, and (v) the requirement to extend our license to a Germany-wide license, if we decide to continue our presently Germany-wide offer of long distance services to end-customers.

  These less favorable provisions are currently being tested in several regulatory proceedings instituted by long distance operators. The outcome of these proceedings cannot be predicted. However, we believe the RegTP may be inclined to uphold at least some of these less favorable provisions, based in part from interconnection proceedings decided in the second half of 1998 (regarding the requirements to install additional points of interconnection) and in part from the December 15, 1998 public presentation of the results of a hearing (regarding the surcharges for atypical traffic and minimum traffic requirement).

  In addition, the general price depression in the end-customer market along with the fact that the RegTP has authorized Deutsche Telekom's price cuts in the end-customer market (announced to be effective as of January 1 and April 1, 1999) may adversely affect us. Other large operators have also reduced their prices which may adversely affect our business.

  We are or may become subject to certain other requirements as a licensed telecommunications provider in Germany. For example, licensed providers are under an obligation to present their standard terms and conditions to the RegTP. The RegTP may, based upon certain criteria, decide not to accept these terms and conditions. We may also become subject to universal service financing obligations. Currently, it is unlikely that the universal service financing system will be implemented in Germany in the foreseeable future. However, in the event that the system is implemented, we could be subject to such universal service requirements and financing schemes if we at that time should have a market share in Germany of at least 4%.


 France

  The French Telecommunications Act of 26 July 1996 developed a new legal framework for the development of a competitive telecommunications market in France expanding upon the principles for liberalization of the telecommunications industry set out in the Act of 29 December 1990. The French Telecommunications Act of 26 July 1996 provided for the establishment of a new French Regulatory Authority as of January 1, 1997. Most significantly, the monopoly on the provision of voice telephony services to the public was abolished as of January 1, 1998.

  The French Regulator (Autorite de Regulation des Telecommunications) was created on January 1, 1997 with the task of overseeing the development of a competitive telecommunications sector which would provide benefits to the user.

  Under the French regulatory regime, an L33.1 licence is required for the establishment and running by the operator of a telecommunications network open to the public (an "infrastructure licence") and the

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

provision of public voice telephony services requires an L34.1 licence. An infrastructure licence is required by those operators who wish to install or purchase dark fiber for the running of a network. As with the L34.1 voice licence, L33.1 infrastructure licences are granted on a regional or nation-wide basis and it is possible to be granted a licence just for the region of Paris and its suburbs. We (via our French subsidiary) were awarded the first L34.1 only license on May 29, 1998. Call back operators and least cost routing operators not using their own leased lines as defined by the French Regulator, do not need to apply and obtain an L34.1 licence. Certain competitors obtained a joint L34.1 & L33.1 licence and we are considering applying for an L33.1 licence in addition to our L34.1 license so that we can benefit from the lower interconnection tariffs afforded to L33.1 infrastructure license holders.

  Because we hold a nation-wide class L34.1 licence, we have the authority to originate and terminate calls throughout France.

  Companies that desire to interconnect with France Telecom's network must enter into an interconnection agreement which applies certain fixed interconnection tariffs set out in an interconnection catalog. In order to obtain the lowest available interconnection tariffs throughout France, we would need to obtain a nation-wide infrastructure licence and install dark fiber and points of interconnection in all the different French regions (a minimum of 18 regions) where we are to be originating and terminating traffic.

  We have entered into an interconnection agreement with France Telecom at the regulated standard interconnection rates applicable to L34.1 voice licence holders set out in the interconnection catalog. In order to interconnect with France Telecom, we are required to install, in addition to our principal switch in the city of Paris, a second point of presence to be interconnected with France Telecom in the outer zone of the Parisian region as defined for telecommunications purposes. We have located a site for our principal Ericsson AXE-10 switch and have ordered the leased lines from France Telecom to interconnect our switch with the most convenient France Telecom points of interconnection. France Telecom estimates and sets out in the interconnection agreement that leased lines so requested will be provided within a period of 6 to 18 months.

  It is possible that the licence fees currently paid could be further increased. In addition, the interconnection fees payable to France Telecom include an element relating to the funding of France Telecom's universal service financing obligations, and it is possible that the levels of such contributions will be raised in the foreseeable future.

  We have been granted the 1656 four digit indirect access code; however, there have been seven one digit indirect access numbers granted to other telecommunications providers in France. Those operators with a one digit access number will have a competitive advantage. It is highly unlikely that we will be able to obtain a one digit access number.


 Latin America

  Various countries in Latin America have taken initial steps towards deregulating their telecommunications markets. Each Latin American country has a different national regulatory regime and each country is in a different stage of liberalization. Historically, Latin American countries have reserved the provision of voice services to the state-owned post, telegraph and telephone operators. In the last few years, several Latin American countries have completely or partially privatized their national carriers, including Argentina, Chile, Mexico, Peru and Venezuela. In addition, certain countries have partially or completely opened their local and/or long distance markets, most notably Chile, which has competitive operators in all sectors. Argentina has liberalized certain telecommunications services, such as value-added, paging, data transmission, and personal communications services. Brazil currently is in the process of opening its telecommunications market to competition. Brazil intends to privatize Telecomunicas Brasileras S.A. ("Telebras"), which, through its 28 regional subsidiaries, holds a monopoly over the provision of local telephone services, as well as Empresa Brasiliera de Telecomunicacoes S.A. the monopoly provider of long distance and international telephone services. Moreover, Colombia has recently opened national and international long distance services to competition, and has awarded two new concessions for the provision of these services to two major local exchange carriers in Colombia--Empresa Brasiliera de Telecomunicaciones S.A. de Bogota and Orbitel, S.A. In Colombia the provision of value-added services and voice services to closed-user groups is open to competition. Mexico initiated competition in the domestic and international long distance services market on January 1, 1996, which are subject to a concession requirement. In addition, the Mexican government has recently opened basic telephony, and is currently auctioning radio-electric spectrum frequencies for the provision of personal communications services and Local Multipoint Distribution System Services. Value-added services are also fully open to competition in Mexico. Finally, in the Central American region, Guatemala and El Salvador have recently opened their telecommunications market to competition, abolishing all restrictions on foreign investment in this sector. Other countries in Central America, such as Nicaragua and Honduras, are in the process of privatizing their state-owned carriers, and have not fully opened their markets to competition.

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

Employees

  The following table summarizes the number of our full-time employees as of December 31, 1998, by region and classification:

                                       North     Asia-
                                      -------   -------
                                      America   Pacific   Europe   Total
                                      -------   -------   ------   -----
Management and Administrative........      97        59       13     169
Sales and Marketing..................     181       122       24     327
Customer Service and Support.........      85        63       31     179
Technical............................     101        91       22     214

                                      -------   -------   ------   -----
  Total..............................     464       335       90     889
                                      =======   =======   ======   =====

  We have never experienced a work stoppage, and none of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our employee relations to be excellent.



Properties

  We currently lease our corporate headquarters which is located in McLean, Virginia. Additionally, we also lease administrative, technical and sales office space, as well as space for our switches, in various locations in the countries in which we operate, including the United States, Australia, the United Kingdom, Canada, Japan, Mexico, Germany and France. Total leased space approximates 240,000 square feet and the total annual lease costs are approximately $5.3 million. The operating leases expire at various times through 2008. Certain communications equipment which includes network switches and transmission lines are leased through operating and capital leases. We believe that our present administrative and sales office facilities are adequate for our anticipated operations and that similar space can readily be obtained as needed. We further believe that the current leased facilities are adequate to house existing communications equipment. However, as our network grows, we expect to lease additional locations to house the new equipment.


Legal Proceedings

  We are from time to time involved in litigation incidental to the conduct of its business. We believe the outcome of pending legal proceedings to which we are a party will not have a material adverse effect on our business, financial condition, results of operations, or cash flows.

                                  MANAGEMENT

Executive Officers and Directors

  The following table and biographies set forth information concerning the individuals who serve as directors and executive officers of Primus:


                                                                                     Year of Expiration
                                                                                     -------------------
Name                          Age                      Position                      of Term as Director
---------------------------   ---   ----------------------------------------------   -------------------
K. Paul Singh(1)  ..........   48   Chairman of the Board of Directors, President,                  1999
                                    and Chief Executive Officer
Neil L. Hazard  ............   46   Executive Vice President and Chief Financial                     N/A
                                    Officer
John F. DePodesta  .........   54   Executive Vice President and Director                           1999
Ravi Bhatia  ...............   50   Chief Operating Officer, Primus Australia                        N/A
Yousef Javadi  .............   43   Chief Operating Officer, Primus North                            N/A
                                    America
John Melick  ...............   40   Vice President of International Business                         N/A
                                    Development
Jay Rosenblatt  ............   34   Vice President, Global Carrier Services                          N/A
Herman Fialkov(2)(3)  ......   77   Director                                                        2000
David E. Hershberg(2)  .....   61   Director                                                        2000
Douglas M. Karp  ...........   43   Director                                                        2001
John G. Puente(1)(3)  ......   68   Director                                                        2001

---------------
(1) Member of Nominating Committee.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

  K. Paul Singh co-founded Primus in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded Primus, he served as the Vice President of Global Product Marketing for MCI. Prior to joining MCI, Mr. Singh was the Chairman and Chief Executive Officer of Overseas Telecommunications, Inc. ("OTI"), a provider of private digital communications in over 26 countries which he founded in 1984 and was purchased by MCI in 1991.

  Neil L. Hazard joined Primus in 1996 as its Executive Vice President and Chief Financial Officer. Prior to joining Primus, Mr. Hazard was employed by MCI in several executive positions, most recently as its Director of Corporate Accounting and Financial Reporting, responsible for consolidation of MCI's financial results, external reporting to stockholders and securities compliance reporting. Mr. Hazard served as acting Controller of MCI for six months and as Director of Global Product Marketing. Prior to joining MCI in 1991, Mr. Hazard served as the Chief Financial Officer of OTI.

  John F. DePodesta co-founded Primus in 1994 with Mr. Singh and serves as a director and its Executive Vice President. In addition to his position with Primus, Mr. DePodesta currently serves as the Chairman of the Board of Iron Road Railways Incorporated, which he co-founded in 1994, and served as Senior Vice President, Law and Public Policy of Genesis Health Ventures, Inc. from January 1996 through March 1998. Additionally, since 1994 he has been "of counsel" to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation.

  Ravi Bhatia joined Primus in October 1995 as the Managing Director of Primus Telecommunications Pty., Ltd. (Australia). In March 1996 Mr. Bhatia became the Chief Operating Officer of Primus Australia and as such is responsible for implementing Primus's business strategy in Australia. Mr. Bhatia has over 26 years of international experience in the telecommunications industry, which includes nine years of employment with MCI in various sales and marketing positions. Most recently, he served as the Director of Sales and Marketing for MCI in the South Pacific Region, based in Sydney.

  Yousef Javadi joined Primus in March 1997 as Chief Operating Officer of Primus North America. Prior to joining Primus, Mr. Javadi was Vice President of Business Development at GE Americom (a GE Capital company) from 1995-1997. From 1991-1995 Mr. Javadi was at MCI, as Director of Global Services. From 1985-1991 he was at OTI as Vice President of Sales and Marketing. Prior to OTI, Mr. Javadi worked at Hughes Network Systems.

  John Melick joined Primus in 1994 as its Vice President of Sales and Marketing and, since 1996, has served as Vice President of International Business Development of the Company. Prior to joining Primus, Mr. Melick was a Senior Manager with MCI responsible for the day-to-day management of its global product portfolio in Latin America and the Caribbean region. He joined MCI in 1991 at the time of the acquisition of OTI where he managed the development of OTI's service expansion into Mexico and Latin America.

  Jay Rosenblatt has served as Primus' Vice President of Global Carrier Services since January 1996 and previously was Director of Marketing and Sales responsible for Primus' commercial programs from September 1994 to January 1996. Prior to joining Primus in 1994, Mr. Rosenblatt was with MCI as the marketing manager responsible for private network services in the Americas and Caribbean.

  Herman Fialkov became a director of Primus in 1995. Mr. Fialkov is a consultant to Newlight Management LLC and a General Partner of PolyVentures Associates, L.P., a venture capital firm and has been associated with various venture capital firms since 1968. Previously, he was an officer and director of General Instrument Corporation which he joined in 1960 as a result of its acquisition of General Transistor Corporation, a company Mr. Fialkov founded. Mr. Fialkov is also a director of GlobeComm Systems, Inc.

  David E. Hershberg became a director of Primus in 1995. Mr. Hershberg is the founder, Chairman, President and CEO of GlobeComm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., a company that acquired Satellite Transmission Systems, Inc.

  Douglas M. Karp became a director Primus in June 1998. Mr. Karp has been a Managing Director of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E.M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc. including Managing Director from January 1990 to May 1991, Director from January 1989 to

December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of Qwest, TV Filme, Inc., Journal Register Company, PageNet do Brasil, S.A., StarMedia Network Inc. and several privately held companies.

  John G. Puente became a director of Primus in 1995. From 1987 to 1995, he was Chairman of the Board and CEO of Orion Network Systems, a satellite telecommunications company. Mr. Puente is currently Chairman of the Board of Telogy Networks, Inc., a privately-held company, and a director of MICROS Systems, Inc. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., now known as Hughes Network Systems, Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

  Under the terms of a shareholders' agreement entered into in connection with the TresCom merger among Primus, Warburg, Pincus and Mr. Singh, we have agreed to nominate one individual selected by Warburg, Pincus and reasonably acceptable to our non-employee directors, to serve as a member of the Primus board of directors. The foregoing nomination right remains effective so long as Warburg, Pincus is the beneficial owner of 10% or more of our outstanding common stock. In June 1998, Mr. Karp joined the Primus board of directors pursuant to the foregoing arrangement.


Classified Board of Directors

  Pursuant to our By-Laws, the board of directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of the our stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of Primus by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of the board of directors in order to elect a majority of the members of the board of directors. Directors who are elected to fill a vacancy (including vacancies created by an increase in the number of directors) must be confirmed by the stockholders at the next annual meeting of stockholders whether or not such director's term expires at such annual meeting.


Compensation of Directors

  During 1997, we paid each director $500 for each board meeting and each committee meeting attended by such director in person. Commencing with 1998, we pay directors an annual fee of $10,000 and will reimburse their expenses for attending meetings, however we have discontinued paying any meeting fees. In addition, we grant each person who becomes an Eligible Director (as defined in the Director Option Plan) options to purchase 15,000 shares of our common stock pursuant to the Director Option Plan. These options vest one-third upon the grant date, and one-third on each of the first and second anniversary of the grant dates. We did not grant any such options in 1997 or 1998.


Committees of the Board

  Our board of directors has appointed an Audit Committee, Nominating Committee and a Compensation Committee.

  Audit Committee.   The Audit Committee, which currently consists of Mr. Puente and Mr. Fialkov, has the authority and responsibility: to hire one or more independent public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control); to discuss with such independent public accountants the results of such audit and review; to conduct periodic independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the board of directors with respect to its findings.

  Nominating Committee.   The Nominating Committee, which currently consists of
Messrs. Puente (Chairman) and Singh, is responsible for selecting those persons to be nominated to our board of directors.

  Compensation Committee.   The Compensation Committee, which currently consists
of Messrs. Fialkov (Chairman) and Hershberg, is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of our Employee Stock Option Plan and Director Stock Option Plan, including the award of options under the Employee Stock Option Plan, and approving certain aspects of our management bonus plan.


Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board consists of Messrs. Fialkov and Hershberg, who were not at any time officers or employees of Primus. No executive officer of Primus serves as a member of the board of directors or compensation committee of another entity which has one or more executive officers that will serve as a member of the Primus Board or the Primus Compensation Committee.

Executive Compensation

  The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, certain compensation information with respect to our Chief Executive Officer and our other officers named therein.


                           SUMMARY COMPENSATION TABLE


                                              Annual Compensation                      Long-Term Compensation
                                         ------------------------------   -------------------------------------------------
                                                                                    Awards              Payouts
                                                                          ---------------------------   --------
                                                                  Other                      Securities                    All
                                                                 --------                    -----------                ---------
                                                                  Annual      Restricted     Underlying                   Other
                                                                 --------    -----------     -----------                 --------
                                                                 Compen-         Stock        Options/        LTIP       Compen-
                                                                 --------    ------------    ----------     --------     -------
                                          Salary    Bonus         sation       Award(s)         SARs        Payouts      sation
                                          ------    ------       ------      ------------     ----------    --------    --------
 Name and Principal Position      Year     ($)       ($)           ($)          ($)             (#)           ($)          ($)
-----------------------------     ----    ----      ----          ----         ----             ----          ----        ----
K. Paul Singh--Chairman of        1998   258,013    180,000         --            --                  --        --           --
 the Board of Directors,          1997   247,692    160,000         --            --             100,000        --           --
 President and Chief              1996   185,000    100,000         --            --             338,100        --           --
  Executive Officer

Neil L. Hazard--Executive         1998   184,006    105,000         --            --                  --        --           --
 Vice President and Chief         1997   159,231    100,000         --            --              40,000        --           --
 Financial Officer                1996   118,461     60,000         --            --             304,290        --           --

Yousef B. Javadi--Chief           1998   154,808     80,000         --            --                  --        --           --
 Operating Officer, Primus        1997   121,154     60,000         --            --             170,000        --           --
 North America                    1996        --         --         --            --                  --        --           --

John F. DePodesta--Executive      1998   178,718    135,000         --            --                  --        --           --
 Vice President                   1997   100,000         --         --            --             180,000        --           --
                                  1996        --     10,000         --            --                  --        --           --

John Melick--Vice                 1998   128,391     55,000         --            --                  --        --           --
 President of International       1997   105,000     50,000         --            --              25,000        --           --
 Business Development             1996   101,538     10,000         --            --                  --        --           --


Stock Options Granted to Certain Executive Officers During Last Fiscal Year

  Under the Employee Stock Option Plan, options to purchase our common stock are available for grant to selected employees. Options are also available for grant to eligible directors under our Director Stock Option Plan. No options for the purchase of our common stock were awarded to the executive officers named on the above summary compensation table during 1998.

Stock Plans

  Employee Stock Option Plan.   We established the Employee Stock Option Plan
for our employees and consultants on January 2, 1995. Recently, our board adopted and the stockholders approved an amendment to the Employee Stock Option Plan that, among other things, increased the number of options available for grant and expanded the category of plan participants. The Employee Stock Option Plan provides for the grant to selected full and part-time employees and consultants of Primus and its subsidiaries who contribute to the development and success of Primus and its subsidiaries of both "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and options that are non-qualified for federal income tax purposes ("NQSOs"); provided, however, that consultants are eligible for the grant of NQSOs only. The total number of shares of our common stock for which options may be granted pursuant to the Employee Stock Option Plan is 3,690,500, of which 144,703 are available for future grants, subject to certain adjustments reflecting changes in our capitalization. We plan to place a proposal before our stockholders at our 1999 annual meeting to increase the total number of shares of our common stock for which options may be granted under this plan to ___________. No individual may receive, over the term of the Employee Stock Option Plan, options for more than an aggregate of 25% of the shares authorized for grant under the Employee Stock Option Plan. The Employee Stock Option Plan is currently administered by the Compensation Committee of our board of directors which is comprised of directors who are not also our employees. The Compensation Committee determines, among other things:

  . which employees and consultants will receive options under the Employee Stock Option Plan,
  . the time when options will be granted, . the type of option (ISO or NQSO, or both) to be granted, . the number of shares subject to each option, . the time or times when the options will become exercisable and expire, and . subject to certain conditions discussed below, the option price and duration of the option.

Members of our board of directors administering the Employee Stock Option Plan may vote on any matters affecting the administration of the Employee Stock Option Plan, except that no member may act upon the granting of an option to himself or herself.

  The exercise price of the options granted under the Employee Stock Option Plan is determined by our board of directors, but may not be less than the fair market value per share of our common stock on the date the option is granted. If, however, an ISO is granted to any person who, at the time of the grant, owns capital stock possessing more than 10% of the total combined voting power of all classes of our capital stock, then the exercise price for such ISO may not be less than 110% of the fair market value per share of our common stock on the date the option is granted. Our board of directors also determines the method of payment for the exercise of options under the Employee Stock Option Plan. Payment may consist entirely of cash, check, promissory notes or our common stock having a fair market value on the date of surrender equal to the aggregate exercise price. Our board of directors, in its sole discretion, may cooperate with an optionee to complete a cashless exercise transaction.

  Options are not assignable or transferrable other than by will or the laws of descent and distribution. In general, if an employee's employment or a consultant's engagement is terminated for any reason, such employee's or consultant's options exercisable on the date of termination are exercisable for three months following the date of termination. If our board of directors makes a determination that a terminated employee or consultant engaged in disloyalty to us, disclosed proprietary information, is convicted of a felony, or breached the terms of a written confidentiality agreement or non-competition agreement, all unexercised options held by such employee or consultant terminate upon the earlier of the date of such determination or the date of termination. If the employment or service of an employee or consultant terminates because of disability or death, such employee's or consultant's options that are exercisable on the date of disability or death will remain exercisable for 12 months following the date of disability or death; provided, however, that if a disabled employee or consultant commences employment or service with one of our competitors during that 12-month period, all options held by the employee or consultant terminate immediately.

  Options issued pursuant to the Employee Stock Option Plan outstanding on the date of a "change in control" of Primus become immediately exercisable on such date. A change in control for purposes of the Employee Stock Option Plan includes the acquisition by any person or entity of the beneficial ownership of 50% or more of the voting power of our common stock, the approval by the our stockholders of a merger, reorganization or consolidation in which our stockholders do not own 50% or more of the voting power of the stock of the entity surviving such transaction, the approval of our stockholders of an agreement of sale of all or substantially all of our assets, and the acceptance by our stockholders of a share exchange in which our stockholders do not own 50% or more of the voting power of the stock of the entity surviving such exchange.

  There are no federal income tax consequences to Primus on the grant or exercise of an ISO. If an employee disposes of stock acquired through the exercise of an ISO within one year after the date such stock is acquired or within two years after the grant of the ISO (a "Disqualifying Disposition"), we will be entitled to a deduction in an amount equal to the difference between the fair market value of such stock on the date it is acquired and the exercise price of the ISO. There are no tax consequences to Primus if an ISO lapses before exercise or is forfeited. The grant of a NQSO has no immediate tax consequences to Primus. Upon the exercise of a NQSO by an employee or consultant, we are entitled to a deduction in an amount equal to the difference between the fair market value of the share acquired through exercise of the NQSO and the exercise price of the NQSO. There are no tax consequences to Primus if a NQSO lapses before exercise or is forfeited.

  An employee who receives an ISO is not subject to federal income tax on the grant or exercise of the ISO; however, the difference between the option price and the fair market value of our common stock received on the exercise of the ISO is an adjustment for purposes of the alternative minimum tax. Upon the exercise of an ISO, an employee will have a basis in the common stock received equal to the amount paid. An employee will be subject to capital gain or loss upon the sale of such common stock, unless such sale constitutes a Disqualifying Disposition, equal to the difference between the amount received for the stock and the employee's basis in such. The gain or loss will be long- or short-term, depending on the length of time the common stock received from the exercise of the ISO was held prior to disposition. There are no tax consequences to an employee if an ISO lapses before exercise or is forfeited.

  In the event of a Disqualifying Disposition, an employee will be required to recognize:

      (1) taxable ordinary income in an amount equal to the difference between the fair market value of the ISO Stock on the date of exercise of the ISO and the exercise price; and

     (2) capital gain or loss (long- or short-term, as the case may be) in an amount equal to the difference between

       (a) the amount realized by the employee upon the Disqualifying Disposition and

       (b) the exercise price paid by the employee for the stock, increased by the amount of ordinary income recognized by the employee, if any.

If the disposition generates an allowable loss (e.g., a sale to an unrelated party not within 30 days of purchase of our common stock), then the amount required to be recognized by the employee as ordinary income will be limited to the excess, if any, of the amount realized on the sale over the basis of the stock.

  The Employee Stock Option Plan allows an employee or consultant to pay an exercise price in cash or shares of our common stock. If the employee pays with shares of our common stock that are already owned, the basis of the newly acquired common stock will depend on the tax character and number of shares of the previously owned stock used as payment. If an employee pays with shares acquired upon other than the exercise of an ISO, the transaction will be tax-free to the extent that the number of shares received does not exceed the number of shares paid. The basis of the number of shares of newly acquired common stock which does not exceed the number of shares of common stock paid will be equal to the basis of the shares paid. The employee's holding period with respect to such shares will include the holding period of the shares of common stock paid. To the extent that the employee receives more new shares than shares surrendered, the "excess" shares of common stock will take a zero basis. If an employee exercises an ISO by using stock that is previously acquired from the exercise of an ISO, however, certain special rules apply. If the employee has not held the previously acquired common stock for at least two years from the date of grant of the related ISO and one year from the date the employee acquired the previously acquired common stock, the use of such common stock to pay the exercise price will constitute a Disqualifying Disposition and subject the employee to income tax with respect to the common stock as described above. In such circumstances, the basis of the newly acquired common stock will be equal to the fair market value of the previously acquired common stock used as payment.

  The grant of a NQSO has no immediate tax consequences to an employee or consultant. The exercise of a NQSO requires an employee or consultant to include in gross income the amount by which the fair market value of the acquired shares exceeds the exercise price on the exercise date. We are required to withhold income and employment taxes from an employee's wages on account of this income. The employee's or consultant's basis in the acquired shares will be their fair market value on the date of exercise. Upon a subsequent sale of such shares, the employee or consultant will recognize capital gain or loss equal to the difference between the sales price and the basis in the stock. The capital gain or loss will be long- or short-term, depending on whether the employee or consultant has held the shares for more than one year. There are no tax consequences to an employee or consultant if a NQSO lapses before exercise or is forfeited. If an employee or consultant uses previously owned common stock as payment for the exercise price of a NQSO, to the extent the employee or consultant surrenders the same number of shares received, the exchange is tax-free and the new shares will have a basis equal to that of the shares surrendered. The holding period for the new shares will include the period the employee or consultant held the surrendered shares. To the extent the employee or consultant receives more new shares than shares surrendered, the excess shares are treated as having been acquired for no consideration and the fair market value of such excess shares is includible in the employee's or consultant's income as compensation. The basis of the excess shares is their fair market value at the time of receipt. If the previously owned shares consist of common stock from the exercise of an ISO for which the holding requirements were not met such that their use as payment of the exercise price constituted a Disqualifying Disposition, the employee will have the income tax consequences described above.

  Our board of directors has authority to suspend, terminate or discontinue the Employee Stock Option Plan or revise or amend it in any manner with respect to options granted after the date of revision. No such revision, however, can change the aggregate number of shares subject to the Employee Stock Option Plan, change the designation of employees eligible thereunder, or decrease the price at which options may be granted. Our board of directors may not grant any options under the Employee Stock Option Plan after January 2, 2005.

  TresCom International Stock Option Plan.   In connection with the TresCom
merger, we assumed a stock option plan previously sponsored by TresCom.
Pursuant to the terms of the agreement governing the TresCom merger, each outstanding option to acquire one share of TresCom common stock was converted into an option to acquire 0.6147 shares of our common stock. Options to acquire 175,721 shares of our common stock are outstanding under this Primus-TresCom Option Plan. The Primus-TresCom Option Plan provides for an equitable adjustment in the number and price of shares of our common stock with respect to outstanding options in the event the outstanding shares of our common stock are increased or decreased through stock dividends, recapitalizations, reorganizations or similar things.

  The Primus-TresCom Option Plan is intended as an incentive and to encourage stock ownership by the officers, key employees, consultants and directors of TresCom prior to the TresCom merger in order to increase their proprietary interest in our success and to encourage them to continue to provide services to us. No additional stock options will be granted under the Primus-TresCom Option Plan. All options issued under the Primus-TresCom Option Plan are entirely vested and exercisable in full.

  The Primus-TresCom Option Plan is administered by our board of directors or by a committee appointed by our board of directors and consisting of not less than two members of our board of directors who are not also employees of Primus or any of its subsidiaries. The Primus-TresCom Option Plan does not limit the length of time a director may serve as part of this committee. Subject to the terms of the Primus-TresCom Option Plan, the board of directors or this committee will have the exclusive authority to interpret, administer and make determinations under the Primus-TresCom Option Plan. All options granted under the Primus-TresCom Option Plan are in the form of ISOs. Payment for the shares of our common stock purchased under an option must be made in full upon exercise of the option, by certified or bank cashier's check or by any other means acceptable to us, including, without limitation, tender of shares of our common stock then owned by the optionee. Each grant of an option under the Primus-TresCom Option has been evidenced by an option agreement which sets forth the number of shares of our common stock subject to the option and includes other terms and conditions applicable to the option. These options are not assignable or transferable except by will or by the laws of descent and distribution, and, during the lifetime of the optionee, the option may be exercised only by the optionee.

  The tax consequences to Primus and the recipient of these options upon the grant and exercise of either a NQSO or ISO, and the sale of our common stock acquired upon exercise thereof, are identical to those described for NQSOs and ISOs under "--Employee Stock Option Plan" above.

  Director Stock Option Plan.   We also established a Director Stock Option Plan
on July 27, 1995, as amended. The purpose of the Director Stock Option Plan is to encourage ownership in Primus by outside directors (present or future incumbent directors who are not affiliated with or employees Primus or any subsidiary and who have not been nominated to serve as directors pursuant to an agreement with Primus) whose services are considered essential to our continued progress. Options granted under the Director

Stock Option Plan are NQSOS. The Director Stock Option Plan is administered by a committee of the board of directors consisting of those directors who are not eligible to receive grants thereunder. The total number of shares of our common stock for which options may be granted pursuant to the Director Stock Option Plan is 338,100. On the effective date of the Director Stock Option Plan or the first date thereafter that any director becomes eligible to receive an award under the Director Stock Option Plan, each eligible director will automatically receive an option to purchase 15,000 shares of our common stock, exercisable for 5,000 shares immediately, and 5,000 on each of the next two anniversary dates of the grant date. All options become immediately exercisable, however, upon the retirement of a director in accordance with any mandatory retirement policy of our board of directors, upon the death or permanent disability of a director, or if we merge with another company and we are not the surviving corporation, we enter into an agreement to sell or otherwise dispose of all or substantially all of our assets, or any person or group acquires more than 20% of our outstanding voting stock.

  The option price is the fair market value at the date on which an option is granted. Payment for the exercise of options may consist of cash or our common stock. Options issued under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution. Options expire upon the earlier of five years from the date they were granted or three years following either the retirement or resignation of the director, the failure of the director to be re-elected, or the permanent disability or death of the director. No options may be granted under the Director Stock Option Plan after December 31, 2005.

  The grant of a NQSO has no immediate tax consequences to Primus. Upon the exercise of a NQSO by a director, we are entitled to a deduction in an amount equal to the difference between the fair market value of the share acquired through exercise of the NQSO and the exercise price of the NQSO. There are no tax consequences to Primus if a NQSO lapses before exercise or is forfeited.

  The tax consequences to a director upon the grant and exercise of a NQSO, and the sale of our common stock acquired upon exercise thereof, are identical to those described for NQSOs under "--Employee Stock Option Plan" above, except that we have no withholding obligations upon the exercise of a NQSO by a director.

  Employee Stock Purchase Plan.   During 1997, our board of directors adopted
and the stockholders approved an Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides employees with the right to purchase shares of our common stock through payroll deduction. A total of 2,000,000 shares of our common stock are available for purchase under the Employee Stock Purchase Plan, subject to adjustment in the number and price of shares of our common stock available for purchase in the event the outstanding shares of our common stock are increased or decreased through stock dividends, recapitalizations, reorganizations or similar changes. This ESP Plan is to be administered by our board of directors, which may delegate responsibility for such administration to a committee of our board of directors. Subject to the terms of this ESP Plan, our board of directors or the committee shall have authority to interpret the ESP Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the ESP Plan.

  An employee of a participating company is eligible to participate in the ESP Plan if the employee, as of the last day of the month immediately preceding the effective date of an election to purchase shares of our common stock pursuant to the ESP Plan (1) has been employed on a full-time basis for at least six consecutive months; or (2) has been employed on a part-time basis for at least 24 consecutive months.

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

Presently, only our employees residing in the United States are eligible to participate in the ESP Plan. An employee is considered to be a part-time employee if the employee is scheduled to work at least 20 hours per week. Notwithstanding the foregoing, any employee who, after purchasing our common stock under the ESP Plan, would own five percent or more of the total combined voting power or value of all classes of our stock or any parent corporation or subsidiary corporation thereof is not eligible to participate. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Internal Revenue Code. Further, an employee is not eligible to participate if such participation would permit such employee's rights to purchase stock under all employee stock purchase plans of the participating companies which meet the requirements of section 423(b) of the Code to accrue at a rate which exceeds $25,000 in fair market value (as determined pursuant to section 423(b)(8) of the Code) for each calendar year in which such option is outstanding.

  Eligible employees may elect to participate in the Employee Stock Purchase Plan during an offering which starts on the first day of each month beginning on or after adoption of the Employee Stock Purchase Plan by our board of directors and ends on the last day of each month. Shares will be deemed to have been purchased on the last day of such month. The purchase price per share offered under the Employee Stock Purchase Plan will be 85 percent of the lesser of: (1) the fair market value per share on the first day of the month, or if such date is not a trading day, then on the next trading day thereafter; or (2) the fair market value per share on the last day of the month, or if such date is not a trading day, then on the next trading day thereafter.

  An eligible employee who wishes to participate in the Employee Stock Purchase Plan shall file an election form with our board of directors or the committee governing the ESP Plan at least 15 days before the first of the month for the first offering for which such election form is effective. On this form an employee may elect to have payroll deductions made from his compensation on each regular payday during the time he is a participant in the ESP Plan. All payroll deductions shall be credited to the participant's account under the ESP Plan. A participant who is on an approved leave of absence may authorize continuing payroll deductions.

  If the total number of shares of our common stock for which purchase rights are exercised on the last day of a month exceeds the maximum number of shares of our common stock available, our board of directors or the relevant committee shall make a pro rata allocation of shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied account balances shall be returned to participants as soon as practicable following the last day of the month.

  A participant may discontinue his participation in the ESP Plan at any time, but no other change can be made during an offering, including, but not limited to, changes in the amount of payroll deductions for such offering. A participant may change the amount of payroll deductions for subsequent offerings by giving written notice of such change to our board of directors or the relevant committee on or before the 15th day of the month immediately preceding the first of the month for which such change is effective.

  A participant may elect to withdraw the balance credited to the participant's account by providing a termination form to our board of directors or the committee at any time before the last day of the month applicable to any offering. A participant may withdraw all, but not less than all, of the amounts credited to the participant's account. All amounts credited to such participant's account shall be paid as soon as practicable following the committee's receipt of the participant's termination form, and no further payroll

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

deductions will be made with respect to the participant. A participant who elects to withdraw from an offering shall be deemed to have elected not to participate in each of the four succeeding offerings following the date on which the participant gives a termination form to the committee.

  Upon termination of a participant's employment for any reason other than death, including termination due to disability or continuation of a leave of absence beyond 90 days, all amounts credited to such participant's account shall be returned to the participant. In the event of a participant's (1) termination of employment due to death or (2) death after termination of employment but before the participant's account has been returned, all amounts credited to such participant's account shall be returned to the participant's successor-in-interest. A participant who is on an approved leave of absence shall remain eligible to participate in the ESP Plan until the end of the first offering ending after commencement of such approved leave of absence. A participant who has been on an approved leave of absence for more than 90 days shall not be eligible to participate in any offering that begins on or after the commencement of such approved leave of absence so long as such leave of absence continues.

  All funds held or received by us under the ESP Plan may be used for any corporate purpose until applied to the purchase of shares of our common stock or refunded to employees and shall not be segregated from our general assets. Shares of our common stock purchased under the ESP Plan will be issued from our treasury stock or from our authorized but unissued shares. The participating companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the ESP Plan.

  An Employee's rights under the ESP Plan belong to the employee alone and may not be transferred or assigned to any other person during the employee's lifetime. After the shares of our common stock have been issued under the ESP Plan, such shares may be assigned or transferred the same as any other shares.

  The ESP Plan is not qualified under Section 401(a) of the Internal Revenue Code. We generally will not be entitled to a deduction with respect to stock purchased under the ESP Plan, unless the stock is disposed of less than one year after our common stock is purchased by the employee, or less than two years after each commencement of an offering.

  Generally, no tax consequences arise at the time the participant purchases shares of our common stock. If a participant does not dispose of shares of our common stock purchased under the ESP Plan for at least one year after the date of purchase and at least two years after the grant of the purchase right, he will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of
(a) the 15% discount originally allowed, or (b) the excess over the purchase price of (i) the amount actually received for the shares if sold or exchanged or
(ii) the fair market value of the shares on the date of any other termination of his ownership (such as by gift). The amount of such ordinary income is then added to the participant's basis in his shares for purposes of determining capital gain or loss.

  If a participant disposes of shares of our common stock purchased under the ESP Plan less than one year after the date of purchase, or more than one year after the date of purchase but within two years after the grant of the purchase right, he will be deemed to have received compensation taxable as ordinary income in the amount of the difference between the amount paid for the shares and the value of the shares at the time of purchase. If the shares are sold or exchanged, the amount of such ordinary income

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

is added to the participant's basis in his shares for purposes of determining capital gain or loss. If a participant dies before disposing of the shares purchased under the ESP Plan, he will be deemed to have realized compensation income taxable as ordinary income in the taxable year closing with his death in an amount equal to the lesser of clauses (a) and (b)(ii) as set forth in the immediately preceding paragraph. He is deemed not to have realized any capital gain or loss because of death.

  Our board of directors or the relevant committee shall have the right to amend, modify or terminate the ESP Plan at any time without notice, provided that no employee's then existing rights are adversely affected without his or her consent, and provided further, that upon any amendment of the ESP Plan, stockholder approval will be obtained if required by law.

  Restricted Stock Plan.   We established the 1998 Restricted Stock Plan on
December 15, 1998 to facilitate the grant of "restricted stock" to selected individuals who contribute to our development and success and that of our subsidiaries. The total number of shares of our common stock which may be granted under the 1998 Restricted Stock Plan is 750,000. For any calendar year, the maximum number of shares of our common stock which may be granted to any individual is 200,000.

  The 1998 Restricted Stock Plan is administered by our board of directors, provided that our board of directors may delegate its authority under the 1998 Restricted Stock Plan to a member of our board of directors, a committee of our board of directors or an executive officer of Primus. Except as otherwise provided by our board of directors, only our board of directors or the relevant committee may make grants under the 1998 Restricted Stock Plan to an executive officer or establish the number of shares of our common stock that can be subject to grants for any of our fiscal periods.

  Persons who may receive grants under the 1998 Restricted Stock Plan are limited to our and our subsidiaries' employees, consultants, agents, advisers, managers or any other individual whose participation in the 1998 Restricted Stock Plan is determined by our board of directors to be in our best interests. However, notwithstanding the foregoing, individuals who are required to file reports under Section 16(a) of the Exchange Act are not eligible to receive grants under the 1998 Restricted Stock Plan.

  Unless delegated to the relevant committee, our board of directors has the full and final authority to:

     (i)     designate recipients of grants,
     (ii)    determine the types of grants to be made
     (iii) determine the number of shares of our common stock to be subject to a grant,
     (iv) establish the terms and conditions of each grant, including, but not limited to, the nature and duration of any restriction or condition,
     (v) prescribe the form of each award agreement pursuant to which grants are made,
     (vi) make grants alone, in addition to, in tandem with or in substitution or exchange for any other grant or any other award granted under another plan maintained by Primus or a subsidiary and
     (vii) amend, modify or supplement the terms of any outstanding grant of shares of our common stock under the 1998 Restricted Stock Plan.

  The Board or its delegate will establish a restricted period with respect to each grant of restricted stock under the 1998 Restricted Stock Plan. Except as otherwise determined by our board of directors, the minimum restricted period is one year. Each grant may be subject to a different restricted period, and

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

may be subject to restrictions other than or in addition to the expiration of time, such as the satisfaction of individual or corporate objectives. Performance objectives other than the lapse of time must be established on or before the 90th day of the period of service to which the objectives relate and while the outcome is substantially uncertain, and may include:

  .  earnings per share,
  .  total stockholder return,
  .  operating earnings,
  .  growth in assets,
  .  return on equity,
  .  return on capital,
  .  market share,
  .  stock price,
  .  net income,
  .  cash flow,
  .  sales growth in general,
  .  sales growth by type of product,
  .  sales growth by type of customer,
  .  retained earnings,
  .  completion of acquisitions,
  . completion of divestitures and asset sales, . cost or expense reductions,
  . introduction or conversion of products or services and . achievement of specified management information systems objectives.

In addition, performance objectives may include positive results, maintaining the status quo or limiting economic losses.

  Our common stock subject to grants under the 1998 Restricted Stock Plan may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period. These restrictions lapse upon the expiration of the restricted period, whether by lapse of time or the fulfillment of applicable performance objectives. Unless our board of directors provides otherwise in any particular award agreement, recipients may vote the shares subject to that award agreement and will be entitled to receive dividends paid with respect to such shares. However, our board of directors may require that such dividends be reinvested in shares of our common stock, which shares may or may not be subject to the same restrictions as the shares subject to the award agreement.

  Unless otherwise provided by our board of directors, if a recipient terminates employment or engagement for any reason other than death or disability, any shares of our common stock held by such recipient that remain subject to restrictions under the 1998 Restricted Stock Plan will be forfeited. Unless otherwise provided by our board of directors, if a recipient terminates employment or engagement by reason of death or disability, all restrictions under the 1998 Restricted Stock Plan applicable to shares held by such recipient will lapse. For purposes of the 1998 Restricted Stock Plan, "disability" means "total and permanent disability," as described in Section 22(e)(3) of the Code.

  The numbers of and type of shares subject to the 1998 Restricted Stock Plan and to grants made thereunder will be adjusted to the extent necessary to prevent the enlargement or diminution of rights in

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

the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in corporate structure affecting our common stock.

  All restrictions on shares of our common stock granted under the 1998 Restricted Stock Plan will lapse and the 1998 Restricted Stock Plan will terminate in the event of certain major corporate events. Those events include:
(i) dissolution or liquidation of the Company, (ii) merger, consolidation or reorganization of the Company in which the Company is not the surviving entity, or (iii) any transaction approved by our board of directors that results in any person(s) or entity(ies) owning 80% or more of the combined voting power of all classes of securities of Primus. Notwithstanding the foregoing, the lapse of restrictions and the termination of the 1998 Restricted Stock Plan described in this paragraph will not occur despite the consummation of such a major corporate transaction if: (x) provision is made for continuation of the 1998 Restricted Stock Plan following such transaction, or for the substitution for such shares of new restricted stock of a successor entity (with appropriate adjustments as to the number and kind of shares), or (y) a majority of our board of directors determines that such transaction should not trigger the lapse of the restrictions and the termination of the 1998 Restricted Stock Plan.

  Under the Internal Revenue Code, if property is transferred in connection with the performance of services, the excess, if any, of the fair market value of the property received over the price paid for such property is included in the income of the person performing such services as ordinary income. The income is included at the time such property either ceases to be subject to a substantial risk of forfeiture or is transferable free of such risk of forfeiture. The fair market value of such property is generally measured at the time when the substantial risk of forfeiture lapses, or when the property becomes transferable free of such risk of forfeiture, unless an election is made, as described below, to include the amount of any income at an earlier date.

  Shares of our common stock granted to a recipient under the 1998 Restricted Stock Plan will be treated as acquired in connection with the performance of services and will be considered to be subject to a substantial risk of forfeiture during the restricted period, as described above. A recipient who receives a grant of restricted stock will recognize ordinary compensation income, in each year in which the restricted period lapses, equal to the fair market value of the shares of our common stock as to which the restricted period lapses. The fair market value of such shares at the time of vesting generally will be equal to the then current market price of such shares. A recipient's basis for determining gain or loss on a subsequent disposition of such shares of our common stock will be the amount which he must include in income when the shares vest. Any gain or loss recognized on a disposition of such shares generally will be long-term capital gain or loss if the recipient holds the shares for more than one year from the date the restricted period lapses.

  The general rules described above do not apply if a recipient elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in his income the fair market value of the shares of our common stock subject to an award at the time the shares are awarded, without taking into account the effect of the restrictions on the shares. If a recipient makes such a Section 83(b) election, he will not be required to recognize any income in any later year in which the shares vest. The recipient's basis for determining gain or loss on a disposition of the shares will be the amount included in income in the year of the initial award. Any gain or loss recognized by the recipient on a disposition of shares which were the subject of a Section 83(b) election will be capital gain or loss, and will be long-term capital gain or loss if the recipient holds the shares for more than one year from the date the shares are transferred to him. If, however, the recipient forfeits any shares upon a termination of employment, he will not be entitled to

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

deduct any loss upon such forfeiture even though he may have been required to include an amount in income by virtue of a Section 83(b) election.

  In general, for federal income tax purposes, we will be entitled to a deduction in the same amount and at the same time as a recipient recognizes income. In certain circumstances, our deductions may be limited because of the application of the $1,000,000 compensation cap under Section 162(m) of the Internal Revenue Code.


Employment Agreements

  K. Paul Singh.   We have entered into an employment agreement with Mr. Singh.
The Singh Agreement is a five-year contract, with a term beginning on June 1, 1994 and continuing until May 30, 1999, and from year to year thereafter unless terminated. Under the terms of the Singh Agreement, Mr. Singh is required to devote his full time efforts to Primus as Chairman of our board of directors, President and Chief Executive Officer. We are required to compensate Mr. Singh at an annual rate of $250,000 effective January 1, 1997 (which amount is reviewed annually by our board of directors and is subject to increase at their discretion). Mr. Singh, however, agreed to defer payment of his base salary from June 1, 1994 through May 31, 1995, which was subsequently paid to him on July 31, 1996. We are also obligated to:

  (i) allow Mr. Singh to participate in any bonus or incentive compensation plan approved for senior management,
  (ii) provide life insurance in an amount equal to three times Mr. Singh's base salary and disability insurance which provides monthly payments in an amount equal to one-twelfth of his then applicable base salary,
  (iii)  provide medical insurance and
  (iv) pay up to $2,500 annually for Mr. Singh's personal tax and financial planning services.

  We may terminate the Singh Agreement at any time in the event of Mr. Singh's disability or for cause, each as defined in the Singh Agreement. Mr. Singh may resign at any time without penalty (other than the non-competition obligations discussed below). If we terminate the Singh Agreement for disability or cause, we will have no further obligations to Mr. Singh. If, however, we terminate the Singh Agreement other than for disability or cause, we will have the following obligations: (i) if the termination is after May 30, 1999, we must pay Mr. Singh one-twelfth of his then applicable base salary as severance pay; and (ii) if the termination is before June 1, 1999, we must pay to Mr. Singh, as they become due, all amounts otherwise payable if he had remained employed by us until June 1, 1999. If Mr. Singh resigns, he may not directly or indirectly compete with our business until six months after his resignation. If we terminate Mr. Singh's employment for any reason, Mr. Singh may not directly or indirectly compete with our business until six months after the final payment of any amounts owed to him under the Singh Agreement become due.

  Wesley T. O'Brien.   TresCom entered into an employment agreement with Mr.
Wesley T. O'Brien which was amended and restated on February 15, 1997 and was further amended on February 3, 1998. The O'Brien Agreement provided for Mr. O'Brien to serve as TresCom's President and Chief Executive Officer for which he would receive an annual base salary of $231,000 and was to terminate in June 1999; however, it was terminated as of June 22, 1998. Pursuant to the terms of the O'Brien Agreement, Mr.

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

O'Brien will continue to receive any unpaid salary and bonus, as well as an additional amount equal to the salary remaining until June 1999. In addition, Mr. O'Brien agreed to a customary confidentiality clause and to a non-competition clause which prohibits Mr. O'Brien from competing with TresCom for one year from the date of the termination of the O'Brien Agreement. The consummation of the TresCom merger constituted a Change in Control as defined in the O'Brien Agreement, making Mr. O'Brien eligible for a one-time special bonus of $1.5 million. The first installment of this special bonus was paid contemporaneously with the closing of the TresCom merger and the remainder was paid upon Mr. O'Brien's termination.

  Other Agreements.   TresCom has also entered into agreements with Mr. Dan
O'Connor and Ms. Denise Boerger. The O'Connor/Boerger Agreements each provide for a one-time special bonus of $500,000 in the event of a change in control, which was triggered by the TresCom merger. The first installment of these bonuses was paid contemporaneously with the closing of the TresCom merger. The second and third installments are due on the first and second anniversary, respectively, of the change in control so long as Mr. O'Connor or Ms. Boerger, as the case may be, remains employed by Primus.

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

                    TRANSACTIONS WITH AFFILIATES AND OTHERS


Private Equity Sale

  In July 1996, we completed the sale of 965,999 shares of our common stock for an aggregate purchase price of approximately $8.0 million to:

     (i) Quantum Industrial Partners LDC, the principal operating subsidiary of Quantum Industrial Holdings Ltd., an investment fund advised by Soros Fund Management, a private investment firm owned by Mr. George Soros,
     (ii) Winston Partners II LDC, the principal operating subsidiary of Winston Partners II Offshore Ltd., an investment fund advised by Chatterjee Management Company, a private entity owned by Dr. Purnendu Chatterjee,
     (iii) Winston Partners II LLC, an investment fund advised by Chatterjee Management Company and
     (iv) S-C Phoenix Holdings, L.L.C., an investment vehicle owned by affiliates of Mr. Soros and Dr. Chatterjee

The Soros/Chatterjee Group named above also purchased, for an additional $8.0 million, warrants representing the right to receive, upon exercise, an indeterminate number of shares our common stock with a fair market value of $10.0 million as of the date of exercise, plus up to 627,899 additional shares our common stock. The warrants have been exercised in full.

  The Soros/Chatterjee Group was granted registration rights pursuant to a registration rights agreement with us. Under the registration rights agreement, the Soros/Chatterjee Group is entitled to demand registration of its shares after July 31, 1998, a maximum of three times, the third demand being available only if the Soros/Chatterjee Group has not registered 80% of its shares of our common stock after the first demand registration. We are not required to effect any demand registration within 180 days after the effective date of a previous demand registration and may postpone, on one occasion in any 365-day period, the filing or effectiveness of a registration statement for a demand registration for up to 120 days under certain circumstances, including pending material transactions or the filing of a registration statement relating to the sale of shares for our own account. The Soros/Chatterjee Group is also entitled to unlimited piggyback registrations. All such registrations would be at our expense, exclusive of underwriting discounts and commissions, and legal fees (up to $25,000 for each such offering) incurred by the holders of the registrable securities. We and the Soros/Chatterjee Group have entered into customary indemnification and contribution provisions.

  Additionally, members of the Soros/Chatterjee Group are entitled to tag-along rights to participate with Mr. Singh and members of his family in sales of capital stock on the same terms and conditions as Mr. Singh and members of his family. The Soros/Chatterjee Group shares are also subject to drag-along rights in the event holders of a majority of our common stock decide to sell 80% or more of the outstanding capital stock of Primus. A securityholders agreement provides that members of the Soros/Chatterjee Group will not transfer shares of our common stock to a company, or any affiliate, that

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

competes with us to a material extent in the provision of telecommunications services in the United States, Australia, the United Kingdom, France, Germany, Mexico, Canada, Italy or Hong Kong.


Teleglobe

  We entered into an agreement on January 12, 1996 with Teleglobe, pursuant to which Teleglobe purchased 410,808 shares of our common stock for a total of $1,458,060. The equity investment was consummated in February 1996 as was a loan by Teleglobe of $2.0 million to us. The loan was repaid in full with the proceeds from the offering of the 1997 senior notes. Related to the Teleglobe investments, we and a number of our subsidiaries have entered into trading agreements with Teleglobe with respect to our respective service offerings. The parties have also agreed to cooperate in an effort to maximize efficiencies with respect to network facilities.


NSI Private Placements

  In 1995 and 1996, we engaged Northeast Securities, Inc. to serve as the placement agent for two private placements of our common stock. Mr. Andrew B. Krieger, a former director of Primus, served as a broker-dealer in the private placements through an affiliation with Northeast Securities. In connection with these offerings, we paid Mr. Krieger cash commissions aggregating approximately $1,007,000. We also retained Krieger Associates, of which Mr. Krieger is the President and Chief Executive Officer, to perform certain financial and other consulting services and paid a total of approximately $105,828 for the performance of such services during 1995 and 1996. In addition, in connection with these private placements, we issued a total of 193,718 shares of our common stock to Krieger Associates and Mr. Krieger, and at the direction of Mr. Krieger issued a total of 74,003 shares of our common stock to other individuals associated with the transaction. We also issued, in connection with these private placements, a total of 245,555 shares of our common stock to Northeast Securities and certain of its employees associated with the transactions.

Hotkey Investment

  In March 1998, we invested in Hotkey, a Melbourne, Australia-based Internet service provider, acquiring a 60% interest in the Company. Mr. Singh was the holder of approximately 14% of the outstanding equity securities of Hotkey. We purchased our 60% ownership of Hotkey for approximately $1.3 million in cash. In February 1999, we purchased the remaining 40% of Hotkey from its stockholders for approximately $1.1 million comprised of $0.3 million in cash and 57,025 shares of our common stock. In connection with the February 1999 transaction, K. Paul Singh received 6,148 shares of our common stock and $34,252 in cash.

Executive Officer Loan

  As of September 3, 1998, we loaned Ravi and Madhu Bhatia the principal amount of $164,000. As of March 31, 1999, the Bhatias paid down the principal amount of the loan to $112,681 and we extended the maturity of the loan. The loan is now due on the earlier of the termination of Mr. Bhatia's employment or August 31, 1999. Interest is calculated daily at a rate of 10% per annum. Repayment of the loan is secured by options to purchase our common stock held by Mr. Bhatia and a pledge of 50,000 shares of our common stock. The common stock which is pledged is subject to a prior pledge in favor of Schroder & Co. to secure payment of certain loans.

TresCom Merger

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

  In June 1998, pursuant to an Agreement and Plan of Merger dated February 3, 1998, as amended, Taurus Acquisition Corporation, a Florida corporation and our wholly-owned subsidiary, merged with and into TresCom International, Inc., a Florida corporation. Under the terms of the merger agreement, TresCom shareholders received 0.6147 shares of our common stock in exchange for each share of TresCom's common stock outstanding at the effective time of the merger, other than shares beneficially owned by us or our affiliates. The exchange ratio was determined pursuant to the merger agreement by dividing $12.00 by $19.5223, which was the weighted average sales price of our common stock during the 20-trading day period ending on June 4, 1998. As a result of the consummation of the merger, TresCom became our wholly-owed subsidiary.

  As a result of the merger, Warburg, Pincus Investors, L.P., which beneficially owned approximately 52% of TresCom's common stock, received approximately 3,875,689 shares of our common stock valued at approximately $71,458,016. Warburg, Pincus currently beneficially owns approximately 13.6% of our common stock. Pursuant to a Stockholder Agreement dated February 3, 1998, by and among Mr. Singh, Warburg, Pincus, and us, Warburg, Pincus was granted certain demand and piggyback registration rights related to shares of our common stock, which if exercised, would permit Warburg, Pincus to transfer such shares free of Rule 144 volume limitations (the same as non-affiliates of TresCom), and the right, so long as Warburg, Pincus beneficially owns 10% or more of our common stock, to nominate an individual, reasonably acceptable to our non-employee directors, to serve as a director on our Board of Directors.

Satellite Earth Station

  In June 1998, our U.K. subsidiary entered into a $2.1 million agreement for the design, manufacture, installation and the provision of training with respect to a satellite earth station in London. David Hershberg, one of our directors, is the chairman, president and a stockholder of the company providing such services. During 1998, $1.2 million was paid by us for the above services.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information, as of March 31, 1999, with respect to the beneficial ownership of shares of our common stock by each person or group who is known to us to be the beneficial owner of more than five percent of our outstanding common stock, by each director or nominee for director, by each of the executive officers on the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.


                                                              Amount and
                                                             -------------
                                                               Nature of       Percent
                                                             -------------   -----------
Name and Address of Beneficial Owner                          Beneficial     of Class(2)
------------------------------------                         -------------   -----------
                                                             Ownership(1)
                                                             -------------
K. Paul Singh (3)  .......................................    4,760,416          16.5%
 1700 Old Meadow Road
 McLean, VA 22102

Warburg, Pincus Investors, L.P. (4)  .....................    3,875,689          13.6%
 466 Lexington Avenue
 New York, New York 10017

Franklin Resources, Inc. (5)  ............................    2,035,270           7.2%
 777 Mariners Island Boulevard
 San Mateo, CA 94404

John F. DePodesta (6)  ....................................     382,199           1.3%

Herman Fialkov  ...........................................      30,000             *

David E. Hershberg (7)  ...................................      51,667             *

Douglas M. Karp (8)  ......................................   3,875,689          13.6%

John G. Puente  ...........................................     100,715             *

Neil L. Hazard (9)  .......................................     324,140           1.1%

Yousef B. Javadi (10)  ....................................     112,242             *

John Melick (11)  .........................................     126,999             *

Ravi Bhatia (12)  .........................................     113,930             *

All executive officers and directors as a group (13)  .....   9,939,073          33.5%

---------------
 *   Less than 1% of our outstanding common stock.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of our common stock subject to options or warrants currently exercisable or which become exercisable on or prior to 60 days from March 31, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) Based upon 28,404,934 shares of our common stock outstanding as of March 31, 1999.
(3) Includes 377,786 shares of our common stock owned by Mr. Singh's wife and children, 488,500 shares of our common stock held by a private foundation of which Mr. Singh is the president and a director, 396,828 shares of our common stock held of record by a series of revocable trusts of which Mr. Singh is the trustee and pursuant to which Mr. Singh has sole voting power and shared dispositive power, and 1,031 shares held in a 401(k) plan of which Mr. Singh is a beneficiary. Also includes 371,433 shares of our common stock issuable upon the exercise of options granted to Mr. Singh.
(4) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("E.M. Warburg"), manages Warburg, Pincus. Warburg, Pincus & Co., a New York general partnership ("WP"), the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus as the general partner. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg.

(5) Based on a Schedule 13G dated February 1, 1999, Franklin Resources, Inc. ("Franklin") has reported that it may be deemed to be the beneficial owner of 2,035,270 shares of our common stock. According to the Schedule 13G, such shares are also beneficially owned by Franklin Advisers, Inc., an investment advisory subsidiary (the "Adviser") of Franklin, which has all investment and/or voting power over the shares pursuant to an advisory contract. In addition, Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin and are the principal shareholders of FRI and may, therefore, be deemed to be the beneficial owner of the shares of our common stock held by Franklin. Franklin, the Adviser, and Messrs. Charles and Rupert Johnson disclaim any economic interest or beneficial ownership in such shares.
(6) Includes 161,430 shares of our common stock issuable upon the exercise of options granted to Mr. DePodesta.
(7) Includes 50,715 shares of our common stock issuable upon the exercise of options granted to Mr. Hershberg and 952 shares of our common stock owned by a partnership of which Mr. Hershberg is a general partner.
(8) All shares shown as being beneficially owned by Mr. Karp are owned directly by Warburg, Pincus and are included because of Mr. Karp's affiliation with Warburg, Pincus. Mr. Karp disclaims ''beneficial ownership'' of these shares within the meaning of Rule 13d-3 of the Exchange Act. See Note 4 above.
(9) Includes 317,623 shares of our common stock issuable upon the exercise of options granted to Mr. Hazard.
(10) Includes 106,666 shares of our common stock issuable upon the exercise of options granted to Mr. Javadi.
(11) Includes 123,287 shares of our common stock issuable upon the exercise of options granted to Mr. Melick.

(12) Includes 43,810 shares of our common stock issuable upon the exercise of options granted to Mr. Bhatia. Certain of Mr. Bhatia's options and shares are pledged to secure payment of certain loans. See "Transactions with Affiliates and Others--Executive Officer Loan."
(13) Consists of 11 persons and includes 1,225,536 shares of our common stock issuable upon the exercise of options granted to directors and executive officers. Includes 3,875,689 shares deemed to be beneficially owned by Mr. Karp which are owned directly by Warburg, Pincus and are included because of Mr. Karp's affiliation with Warburg, Pincus. Mr. Karp disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 of the Exchange Act. See Notes 4 and 12 above.

                       DESCRIPTION OF OTHER INDEBTEDNESS

1997 Senior Notes

  General.   Our 1997 senior notes are senior obligations, limited to $225 million in principal amount, which mature on August 1, 2004. The 1997 senior notes, which were issued pursuant to the 1997 indenture, accrue interest at a rate of 11 3/4% per annum. Interest is payable each February 1 and August 1, commencing on February 1, 1998.

  Ranking.   The 1997 senior notes will rank senior in right of payment to any of our future subordinated indebtedness (as defined in the 1997 indenture), and pari passu in right of payment with all of our senior indebtedness. Because we operate via a holding company that conducts its business through its subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be structurally senior to the 1997 senior notes.

  Security.   The indenture required us to purchase and pledge to First Union
National Bank, as security for the benefit of the holders of the 1997 senior notes, securities consisting of U.S. government securities in an amount sufficient to provide for the payment in full of the first six scheduled interest payments due on the 1997 senior notes. We used approximately $71.8 million of the net proceeds of the 1997 senior notes to acquire these pledged securities. Assuming the first six scheduled interest payments on the 1997 senior notes are made in a timely manner, all remaining pledged securities will be released.

  Optional Redemption.   The 1997 senior notes are not redeemable prior to
August 1, 2001. Thereafter, the 1997 senior notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on August 1 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1997 senior notes, set forth below:



                                       Redemption
                                       ----------
               Year                      Price
               ----                      -----
          2001 ...................      105.875%
          2002 ...................      102.938%
          2003 (and thereafter)...      100.000%


  In addition, prior to August 1, 2000, we may redeem up to 35% of the originally issued principal amount of the 1997 senior notes at 111.750% of the principal amount thereof, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the 1997 indenture); provided, however, that at least 65% of the originally issued principal amount of the 1997 senior notes remains outstanding after the occurrence of such redemption.

  Change of Control.   Upon the occurrence of a Change of Control (as defined in
the 1997 indenture), each holder of 1997 senior notes will have the right to require us to repurchase all or any part of such holder's 1997 senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  Covenants.   The 1997 indenture contains certain covenants that, among other things, limit our ability and that of our Restricted Subsidiaries (as defined in the 1997 indenture) to:

  . incur additional indebtedness and issue preferred stock, . pay dividends or make other distributions, . repurchase Capital Stock (as defined in the 1997 indenture) or subordinated indebtedness or make certain other Restricted Payments (as defined in the 1997 indenture),
  .  create certain liens,
  . enter into certain transactions with affiliates, . sell assets,
  . issue or sell Capital Stock of our Restricted Subsidiaries or . enter into certain mergers and consolidations.

Pursuant to a consent solicitation, we amended the 1997 indenture to generally conform portions of covenants relating to debt incurrence, restricted payments, permitted investments and permitted liens to the corresponding provisions in the 1998 indenture and to the corresponding provisions which will be contained in the indenture.

  Events of Default.   The 1997 indenture contains customary events of default,
including:

      (i)    defaults in the payment of principal, premium or interest,
      (ii) defaults in the compliance with covenants contained in the 1997 indenture,
      (iii)  cross defaults on more than $5 million of other indebtedness,
      (iv) failure to pay more than $5 million of judgments that have not been stayed by appeal or otherwise and
      (v)    the bankruptcy of Primus or certain of its subsidiaries.


1998 Senior Notes

  General.   Our 1998 senior notes are senior obligations, limited to $150 million in principal amount, which mature on May 15, 2008. The 1998 senior notes, which were issued pursuant to the 1998 indenture, accrue interest at a rate of 9 7/8% per annum. Interest is payable each May 15 and November 15, commencing on November 15, 1998.

  Ranking.   The 1998 senior notes rank senior in right of payment to any future subordinated Indebtedness (as defined in the 1998 indenture), and pari passu in right of payment with all senior indebtedness. Because we are a holding company that conducts business through subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be structurally senior to the 1998 senior notes.

  Optional Redemption.   The 1998 senior notes are not redeemable prior to May
15, 2003. Thereafter, the 1998 senior notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on May 15 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1998 senior notes, set forth below:

                                      Redemption
                                      ----------
              Year                      Price
              ----                      -----
          2003 ...................     104.938%
          2004 ...................     103.208%
          2005 ...................     101.604%
          2006(and thereafter)....     100.000%

  In addition, prior to May 15, 2001, we may redeem up to 25% of the originally issued principal amount of the 1998 senior notes at 109.875% of the principal amount thereof, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the 1998 indenture); provided, however, that at least 75% of the originally issued principal amount of the 1998 senior notes remains outstanding after the occurrence of such redemption.

  Change of Control.   Upon the occurrence of a Change of Control (as defined in
the 1998 indenture), each holder of 1998 senior notes will have the right to require us to repurchase all or any part of such holder's 1998 senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  Covenants.   The 1998 indenture contains certain covenants that, among other things, limit the ability of Primus and its Restricted Subsidiaries (as defined in the 1998 indenture) to:

  . incur additional indebtedness and issue preferred stock, . pay dividends or make other distributions, . repurchase Capital Stock (as defined in the 1998 indenture) or subordinated indebtedness or make certain other Restricted Payments (as defined in the 1998 indenture),
  .  create certain liens,
  . enter into certain transactions with affiliates, . sell assets,
  . issue or sell Capital Stock of our Restricted Subsidiaries or . enter into certain mergers and consolidations.

These covenants are substantially the same as those contained in the indenture. See "Description of Exchange Notes--Covenants."

  Events of Default.   The 1998 indenture contains customary events of default,
including:

      (i)    defaults in the payment of principal, premium or interest,
      (ii) defaults in the compliance with covenants contained in the 1998 indenture,
      (iii)  cross defaults on more than $10 million of other indebtedness,
      (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and
      (v)    the bankruptcy of Primus or certain of its subsidiaries.

                         DESCRIPTION OF EXCHANGE NOTES

  Set forth below is a summary of certain provisions of the new notes. The new notes will be issued pursuant to an indenture, dated as of January 29, 1999, between us, as issuer, and First Union National Bank, as trustee. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Whenever particular Sections or defined terms of the indenture not otherwise defined herein are referred to, such Sections or defined terms are incorporated herein by reference. Copies of the form of the indenture are available upon request from us or the trustee. The term "Note" or "Notes" includes the initial notes and the new notes.

  The form and terms of the new notes will be identical in all material respects to the form and terms of the initial notes, except that:

  (i) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof,
  (ii) holders of the new notes, except in limited circumstances, will not be entitled to liquidated damages, and
  (iii) holders of the new notes will not be, and upon consummation of the exchange offer, holders of the initial notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities.

The exchange offer shall be deemed consummated upon the occurrence of the delivery by us to the Registrar under the exchange note indenture in the same aggregate principal amount as the aggregate principal amount of Initial Notes that are validly tendered by holders thereof pursuant to the exchange offer.


General

  The Notes issued on the Closing Date will be our senior obligations, limited to $200 million aggregate principal amount, except that the indenture will provide for the issuance of an additional $75 million of Notes which may be of the same series as, and which may vote as a single class for purpose of the Indenture with, the $200 million of Notes issued on the Closing Date (the "Additional Notes"). In addition, the Notes have the following characteristics:


        Maturity.........................    January 15, 2009
        Interest.........................    11 1/4% per annum

        Interest Payable.................    semiannually on
                                             January 15 and July 15
                                             of each year, commencing
                                             July 15, 1999


Interest on the Notes will be payable to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding January 1 or July 1 as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  Principal of, premium, if any, and interest on the Notes will be payable by wire transfer of immediately available funds to the holder of the global note and with respect to the holder of certificated notes at the office or agency of Primus (which initially will be the corporate trust operations office of the Trustee at NC 1153, 1125 West W.T. Harris Boulevard, Charlotte, North Carolina 28262); provided that, at our option, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.


Optional Redemption

  The Notes will be redeemable, at our option, in whole or in part, at any time or from time to time, on or after January 15, 2004 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holders' last address as it appears in the note register, at the following redemption prices (expressed in percentages of principal amount thereof), plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an interest payment date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing on January 15, of the years set forth below:

                Year                      Redemption
                ----                      ----------
                                            Price
                                            -----
          2004 ........................    105.625%
          2005 ........................    103.750%
          2006 ........................    101.875%
          2007 (and thereafter)........    100.000%

  Notwithstanding the foregoing, prior to January 15, 2002 we may on any one or more occasions redeem up to 35% of the originally issued principal amount of Notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided (i) that at least 65% of the originally issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption and (ii) that notice of such redemption is mailed within 60 days of the closing of each such Public Equity Offering. (Section 1101)

  In the case of any partial redemption, selection of the Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.


Ranking

  The indebtedness evidenced by the Notes will rank senior in right of payment to any of our existing and future obligations that are expressly subordinated in right of payment to the Notes and will rank pari passu in right of payment with all other of our existing and future senior unsecured obligations, including trade payables. As of December 31, 1998, after giving pro forma effect to the offering of the initial notes, and the application of the net proceeds thereof, and assuming the repayment of the outstanding balance under the TresCom credit facility in January 1999, we (on a consolidated basis) would have had outstanding approximately $602.4 million of indebtedness. Because we are a holding company that conducts business through our subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be structurally senior to the Notes. As of December 31, 1998, assuming the TresCom credit facility had been repaid in full, our consolidated subsidiaries had outstanding aggregate liabilities of approximately $168.3 million, which included $29.4 million of indebtedness.


Covenants

 Limitation on Indebtedness

  (a) We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes issued on the Closing Date); provided, however, that we may Incur Indebtedness if immediately thereafter the ratio of:

     (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of Primus and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

     (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 6.0 to 1.

  (b) Notwithstanding the foregoing, Primus and (except for Indebtedness under subsections (v), (vii) and (xi) below) any Restricted Subsidiary may Incur each and all of the following:

     (i) Indebtedness of Primus or any Restricted Subsidiary under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of

       (a)  $50 million or

       (b) 65% of Eligible Accounts Receivable, subject to any permanent reductions required by any other terms of the Indenture;

     (ii) Indebtedness (including Guarantees) Incurred by Primus or a Restricted Subsidiary after the Closing Date to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of equipment used in the telecommunications business or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership interests) in domestic or transnational fiber optic cable or other transmission facilities, in each case purchased or leased by Primus or a Restricted Subsidiary after the Closing Date (including acquisitions by way of Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value (as determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a Board Resolution) of such equipment, ownership rights or minimum investment units so acquired);

     (iii) Indebtedness of any Restricted Subsidiary to Primus or Indebtedness of Primus or any Restricted Subsidiary to any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness not permitted by this clause (iii) (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness, and provided further that Indebtedness to a Restricted Subsidiary must be subordinated in right of payment to the Notes;

     (iv) Indebtedness of Primus or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of Primus or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (i), (iii), (vi),
            (viii), (ix) and (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (iv) if

            (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes,

            (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and

            (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may our Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iv);

     (v)    Indebtedness not to exceed, at any one time outstanding, 2.00 times

            (A) the Net Cash Proceeds received by us after May 18, 1998 from the issuance and sale of our Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clauses (iii), (iv) or
                 (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and

            (B) the Fair Market Value (as determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a Board Resolution) of property (other than cash and cash equivalents) used in a Permitted Business or common equity interests in a Person (the property and assets of such Person consisting primarily of telecommunications assets) that becomes a Restricted Subsidiary (such Fair Market Value being that of the common equity interests received pursuant to the transaction resulting in such Person becoming a Restricted Subsidiary), and, in each case, received by us after May 18, 1998 from the issuance or sale of our Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary to the extent such sale of Capital Stock has not been used pursuant to clauses (iii), (iv) and (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

     (vi)   Indebtedness of Primus or any Restricted Subsidiary

            (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business;

            (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements

                 (a) are designed solely to protect us or any Restricted Subsidiary against fluctuation in foreign currency exchange rates or interest rates and

                 (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

            (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

     (vii) Indebtedness of Primus, to the extent that the net proceeds thereof are promptly

            (A) used to repurchase Notes tendered in a Change of Control Offer or

            (B) deposited to defease all of the Notes as described below under "Defeasance or Covenant Defeasance of Indenture";

     (viii) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes and any other Indebtedness permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

     (ix) Indebtedness of Primus or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (ix), does not exceed $200 million at any one time outstanding;

     (x)    Acquired Indebtedness;

     (xi)   Strategic Subordinated Indebtedness; and

     (xii) Indebtedness of Primus or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within three business days of Incurrence.

  (c) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that Primus or a Restricted Subsidiary may Incur pursuant to this

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"Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

  (d) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify and from time to time may reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. (Section 1011)


 Limitation on Restricted Payments

  We will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

  (i) (A) declare or pay any dividend or make any distribution in respect of our Capital Stock to the holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock) or

         (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions payable to Primus or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis,

  (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than a Restricted Subsidiary,

  (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Subordinated Indebtedness or

  (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

         (A) a Default or Event of Default shall have occurred and be continuing;

         (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

         (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of

         (1) the remainder of

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         (a) 100% of the aggregate amount of the Consolidated Cash Flow
(determined by excluding income resulting from transfers of assets received by Primus or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the last fiscal quarter immediately preceding the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date minus

          (1) the product of 1.75 times cumulative Consolidated Fixed Charges accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the last fiscal quarter immediately preceding the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date plus

          (2) the aggregate Net Cash Proceeds received by us after the Closing Date from the issuance and sale of our Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary (except to the extent such Net Cash Proceeds are used to incur new Indebtedness outstanding pursuant to clause (v) of the paragraph (b) of the "Limitation on Indebtedness" covenant) plus

          (3) the aggregate Net Cash Proceeds received after the Closing Date by us from the issuance or sale of debt securities that have been converted into or exchanged for Capital Stock (other than Redeemable Stock) together with the aggregate cash received by us at the time of such conversion or exchange plus

          (4) without duplication of any amount included in the calculation of Consolidated Cash Flow, in the case of repayment of, or return of capital in respect of, any Investment constituting a Restricted Payment made after the Closing Date and reducing the amount of Restricted Payments otherwise permitted under this clause (C), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case less the cost of the disposition of such Investment.

  The foregoing provision shall not be violated by reason of:

  (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

  (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant;

  (iii) the repurchase, redemption or other acquisition of Capital Stock in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness pursuant to clause (v) of paragraph
(b) of the "Limitation on Indebtedness" covenant);

  (iv) the acquisition of Indebtedness which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness pursuant to clause (v) of paragraph (b) of the "Limitation on Indebtedness" covenant);

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

  (v) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

  (vi) cash payments in lieu of the issuance of fractional shares issued in connection with the exercise of any Common Stock warrants;

  (vii) Investments in Permitted Businesses acquired in exchange for Capital Stock (other than Redeemable Stock) or the Net Cash Proceeds from the issuance and sale of such Capital Stock (except to the extent such proceeds are used to incur new Indebtedness pursuant to clause (v) of paragraph (b) of the "Limitation on Indebtedness" covenant); provided that such proceeds are so used within 270 days of the receipt thereof;

  (viii) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof, together with accrued interest, if any, thereof in the event of a Change of Control in accordance with provisions similar to the "Repurchase of Notes upon a Change of Control" covenant; provided that prior to such purchase we have made the Change of Control offer as provided in such covenant with respect to the Notes and have purchased all Notes validly tendered for payment in connection with such Change of Control Offer; and

  (ix) other Restricted Payments not to exceed $5.0 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. (Section 1012)

  Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than (1) a Restricted Payment referred to in clause (ii) thereof, (2) an exchange of Capital Stock for Capital Stock or an exchange of Indebtedness for Capital Stock referred to in clauses (iii) or (iv) thereof or
(3) an Investment referred to in clause (vii) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vii) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

  Any Restricted Payments made other than in cash shall be valued at Fair Market Value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans, and release of Guarantees, in each case of or to us and our Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).


 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  So long as any of the Notes are outstanding, we will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

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

     (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary,

     (ii)   pay any indebtedness owed to us or any other Restricted Subsidiary,

     (iii)  make loans or advances to us or any other Restricted Subsidiary, or

     (iv) transfer any of its property or assets to us or any other Restricted Subsidiary.

  The foregoing provisions shall not restrict any encumbrances or restrictions:

     (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of the Notes than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by us) and we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the Notes;

     (iii)  existing under or by reason of applicable law;

     (iv) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

     (v) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

       (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset,

       (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or those of any Restricted Subsidiary not otherwise prohibited by the Indenture or

       (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or those of any Restricted Subsidiary in any manner material to Primus or any Restricted Subsidiary; or

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

     (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of Primus or any of its Restricted Subsidiaries that secure Indebtedness of Primus or any of its Restricted Subsidiaries. (Section 1013)


 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

  We will not sell, transfer, convey or otherwise dispose of and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary to any Person except:

     (i)    to Primus or a Restricted Subsidiary,

     (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of non-U.S. Restricted Subsidiaries to the extent required by law and

     (iii)  issuances and sales of Capital Stock of Restricted Subsidiaries if

       (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant,

       (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, and

       (C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment"). (Section
1014)


 Limitation on Transactions with Shareholders and Affiliates

  We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock or with any Affiliate or any Restricted Subsidiary, unless

     (i) such transaction or series of transactions is on terms no less favorable to us or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate,

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

     (ii) if such transaction or series of transactions involves aggregate consideration in excess of $5.0 million, then such transaction or series of transactions is approved by a majority of our board of directors, including the approval of a majority of the independent, disinterested directors, and is evidenced by a resolution of our board of directors, and

     (iii) if such transaction or series of transactions involves aggregate consideration in excess of $25.0 million, then we or such Restricted Subsidiary will deliver to the Trustee a written opinion as to the fairness to us or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm). Any such transaction or series of transactions shall be conclusively deemed to be on terms no less favorable to us or such Restricted Subsidiary than those that could be obtained in an arm's-length transaction if such transaction or transactions are approved by a majority of our board of directors, including a majority of the independent, disinterested directors, and are evidenced by a resolution of our board of directors.

  The foregoing limitation does not limit, and will not apply to

     (i) any transaction between us and any of our Restricted Subsidiaries or between Restricted Subsidiaries;

     (ii) the payment of reasonable and customary regular fees to our directors who are not our employees;

     (iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

     (iv) transactions provided for in the Employment Agreement as in effect on the Closing Date; and

     (v) loans and advances to employees of Primus or any Restricted Subsidiary not exceeding at any one time outstanding $2.0 million in the aggregate, in the ordinary course of business and in accordance with past practice. (Section 1015)


 Limitation on Liens

  Under the terms of the Indenture, we will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of our assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien. (Section 1016)


 Limitation on Asset Sales

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

  We will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) Primus or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value of the assets sold or disposed of as determined by the good-faith judgment of our board of directors, which determination, in each case where such Fair Market Value is greater than $5.0 million, will be evidenced by a Board Resolution and (ii) at least 75% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness.

  We shall, or shall cause the relevant Restricted Subsidiary to, within 360 days after the date of receipt of the Net Cash Proceeds from an Asset Sale, (i)
(A) apply an amount equal to such Net Cash Proceeds to permanently repay our unsubordinated Indebtedness or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than Primus or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) in long-term property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Primus and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 360-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 360-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, we must, not later than the 30th Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Proportionate Share of the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest to the date of purchase (the "Excess Proceeds Payment").

  We shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each holder stating:

     (i) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Notes validly tendered will be accepted for payment on a pro rata basis;

     (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date");

     (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

     (iv) that, unless we default in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date;

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

     (v) that holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;

     (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and

     (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

  On the Excess Proceeds Payment Date, the Company shall

     (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer up to the Proportionate Share of such Excess Proceeds;

     (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

     (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

  We will comply with Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this "Limitation on Asset Sales" covenant and the Company is required to repurchase Notes as described above. (Section 1017)


 Limitation on Issuances of Guarantees of Indebtedness by Restricted
 Subsidiaries

  We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any of our Indebtedness, other than Indebtedness under Credit Facilities incurred under clauses (i) and (ii) of the "Limitation on Indebtedness" covenant, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the

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

Indenture providing for a Guarantee of the Notes on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee of other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Primus or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

  Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of us, of all of our and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee. (Section 1018)


 Business of the Company

  We will not, and will not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted Business.


 Limitation on Investments in Unrestricted Subsidiaries

  We will not make, and will not permit any of our Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Subsidiary and (ii) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by our board of directors (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause
(i)). (Section 1020)


 Provision of Financial Statements and Reports

  We will file on a timely basis with the Securities Exchange Commission, to the extent such filings are accepted by the Commission and whether or not we have a class of securities registered under the Securities Exchange Act of 1934, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to Section 13 or 15 of the Exchange Act. All such annual reports shall include the geographic segment financial information contemplated by Item 101(d) of Regulation S-K under the Securities Act of 1933 and all such quarterly reports shall provide the same type of interim financial information that, as of the date of the Indenture, currently is our practice to

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

provide. We will also be required (a) to file with the Trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which we file such reports and documents with the Commission or the date on which we would be required to file such reports and documents if we were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at our cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1009)


 Other

  We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than fees and expenses which accrue by the terms of the TresCom credit facility) under the TresCom credit facility and we will cause the TresCom credit facility to be terminated as soon as practicable.


Repurchase of Notes upon a Change of Control

  Upon the occurrence of a Change of Control, each holder shall have the right to require us to repurchase all or any part of its Notes at a purchase price in cash pursuant to the offer described below (the "Change of Control Offer") equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record to receive interest on the relevant interest payment date) (the "Change of Control Payment").

  Within 30 days following any Change of Control, we will mail a notice to the Trustee and each holder stating:

     (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon a Change of Control" covenant and that all Notes validly tendered will be accepted for payment;

     (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

     (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

     (iv) that, unless we default in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

     (v) that holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day immediately preceding the Change of Control Payment Date;

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     (vi)   that holders will be entitled to withdraw their election if the
Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and

     (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

  On the Change of Control Payment Date, we shall:

     (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

     (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

     (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail, to the holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount of any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon a Change of Control" covenant, the Trustee shall act as Paying Agent.

  We will comply with Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and we are required to repurchase the Notes under this "Repurchase of Notes upon a Change of Control" covenant. (Section 1010)

  If we are unable to repay all of our indebtedness that would prohibit repurchase of the Notes or are unable to obtain the consents of the holders of our indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then we will have breached such covenant. Our failure to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

  There can be no assurances that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other of our securities which might be outstanding at the time). The above covenant requiring us to repurchase the Notes will, unless the consents referred to above are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such note repurchase.

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Consolidation, Merger and Sale of Assets

  We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us and we will not permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our properties and assets or of us and our Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless:

     (i) we will be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets of us will be a corporation, partnership or trust organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations with respect to the Notes and under the Indenture;

     (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

     (iii) immediately after giving effect to such transaction on a pro forma basis we, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant; and

     (iv) we deliver to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and Opinion of Counsel stating that such consolidation, merger or transfer and, if required in connection with such transaction, the related supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (iii) above does not apply if, in the good faith determination of our board of directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. (Section 801)


Events of Default

  The following events will be defined as "Events of Default" in the Indenture:

     (a) default in the payment of interest or Liquidated Damages, if any, on the Notes when due and payable and continuance of such default for a period of 30 days;

     (b) default in the payment of principal of (or premium, if any, on) any Note at its Stated Maturity, upon acceleration, redemption or otherwise;

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     (c) default in the payment of principal or interest or Liquidated Damages, if any, on Notes required to be purchased pursuant to an Excess Proceeds Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Notes upon a Change of Control";

     (d) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets";

     (e) default in the performance of or breach of any other of our covenants or agreements in the Indenture or under the Notes (other than a default specified in clause (a), (b), (c) or (d) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes;

     (f) there occurs with respect to any issue or issues of Indebtedness of Primus or any Restricted Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

          (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled by the earlier of

               (x) the expiration of any applicable grace period or

               (y) the thirtieth day after such default and/or

          (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended by the earlier of

               (x) the expiration of any applicable grace period or

               (y) the thirtieth day after such default;

     (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (h) a court having jurisdiction in the premises enters a decree or order for

          (A) relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

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

          (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of our property and assets or those of our Significant Subsidiaries or

          (C) the winding up or liquidation of the affairs of Primus or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

               (i)    we or any of its Significant Subsidiaries

          (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

          (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of Primus or any of its Significant Subsidiaries or

          (C) effects any general assignment for the benefit of creditors. (Section 501)

  If an Event of Default (other than an Event of Default specified in clause (h) or (i) above) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued but unpaid interest and liquidated damages, if any, on the Notes to be immediately due and payable.
Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest and liquidation damages, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 60 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 60-day period which has not been cured or waived during such period. If an Event of Default specified in clause (h) or (i) above occurs, the principal of, premium, if any, and accrued interest and liquidated damages, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if, among other things,
(i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission, in the Opinion of Counsel, would not conflict with any judgment or decree of a

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

court of competent jurisdiction. (Section 502)

  The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. No holder may pursue any remedy with respect to the Indenture or the Notes unless:

     (i) the holder gives the trustee written notice of a continuing Event of Default;

     (ii) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

     (iii) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

     (iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest or Liquidated Damages, if any, on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder. (Sections 507, 508 and 512)

  The indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and our performance under the indenture and that we have fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture. (Section 1008)


Defeasance or Covenant Defeasance of Indenture

  We may, at our option and at any time, elect to have our obligations upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all our other obligations under such Notes and the indenture insofar as such Notes are concerned except for

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

     (i) the rights of holders of outstanding Notes to receive payments (solely from monies deposited in trust) in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due,

     (ii) our obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust,

     (iii)  the rights, powers, trusts, duties and immunities of the Trustee and

     (iv)   the defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1301, 1302, and 1303)

  In order to exercise either defeasance or covenant defeasance,

     (i) we must irrevocably deposit or cause to be deposited with the trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

     (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clauses (h) or (i) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit;

     (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;

     (iv) in the case of defeasance, we shall have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since January 29, 1999, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

     (v) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

     (vi) we shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)


Modification and Waiver

  Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby,

     (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

     (ii) reduce the principal amount of, or premium or Liquidated Damages, if any, or interest on any Note or extend the time for payment of interest on, or alter the redemption provisions of, any Note,

     (iii) change the currency of payment of principal of, or premium if any, or interest on any Note,

     (iv) impair the right of any holder of the Notes to receive payment of, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note,

     (v) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture,

     (vi) modify any provision of any Guarantee of the Notes in a manner adverse to the holders of the Notes,

     (vii) waive a default in the payment of principal of, premium, if any, or accrued and unpaid interest or liquidated damages, if any, on the Notes or

     (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.


Governing Law and Submission to Jurisdiction

  The Notes and the indenture will be governed by the laws of the State of New York. We and the trustee will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Notes and the indenture.

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

Currency Indemnity

  U.S. dollars are the sole currency of account and payment for all sums payable by us under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in our winding-up or dissolution or otherwise) by any holder of a Note in respect of any sum expressed to be due to it from us shall only constitute a discharge to us to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Note, we shall indemnify the recipient against any loss sustained by it as a result. In any event, we shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.


Concerning the Trustee

  The indenture contains certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Securities Exchange Commission for permission to continue or resign.

  The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.


Certain Definitions

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

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

  "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by Primus or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Indebtedness.

  "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the indenture "Affiliate" shall be deemed to include Mr. K. Paul Singh.

  "Asset Acquisition" is defined to mean (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

  "Asset Disposition" is defined to mean the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

  "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company and which, in the case of any of clause (i), (ii) or (iii) above, whether in one transaction or a series of related transactions, (a) have a Fair Market Value in excess of $1.0 million or (b) are for net proceeds in excess of $1.0 million; provided that (x) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business and (y) sales or other dispositions of assets for consideration at least equal to the Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board

Resolution) of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (i)(B) of the second paragraph of the "Limitation on Asset Sales" covenant, shall not be included within the meaning of "Asset Sale."

  "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the discounted present value of the rental obligations under such lease.

  "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of more than 50% of the total voting power of the then outstanding Voting Stock of the Company on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board of directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any such "person" or "group" (other than to Primus or a Restricted Subsidiary); (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation with or into the Company with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company.

  "Closing Date" is defined to mean January 29, 1999.

  "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

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  "Consolidated Cash Flow" is defined to mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and
(vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

  "Consolidated Fixed Charges" is defined to mean, for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

  "Consolidated Interest Expense" is defined to mean, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period.

  "Consolidated Net Income" is defined to mean, for any period, the aggregate consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (ii) any gains or losses (on an after-tax basis) attributable to Asset Sales; (iii) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, any amount paid or accrued as dividends on Preferred Stock of the Company or Preferred Stock of any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (iv) all extraordinary gains and extraordinary losses; and (v) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person during such period.

  "Credit Facilities" is defined to mean, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each

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case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part form time to time.

  "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement and agreement designed to provide protection against fluctuations in currency values.

  "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Eligible Accounts Receivable" is defined to mean the accounts receivables (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the Commission, all in accordance with GAAP.

  "Eligible Institution" is defined to mean a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)) respectively, at the time as of which any investment or rollover therein is made.

  "Employment Agreement" is defined to mean the employment agreement between the Company and Mr. K. Paul Singh, dated June 1994.

  "Existing Indebtedness" is defined to mean Indebtedness outstanding on the date of the Indenture.

  "Fair Market Value" is defined to mean, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

  "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

  "Government Securities" is defined to mean direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

  "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

  "Interest Rate Agreement" is defined to mean interest rate swap agreements, interest rate cap agreements, interest rate insurance, and other arrangements and agreements designed to provide protection against fluctuations in interest rates.

  "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person. For purposes of the definition of

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"Unrestricted Subsidiary," the "Limitation on Restricted Payments" covenant and the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above, (i) "Investment" shall include (a) the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (b) the Fair Market Value, in the case of a sale of Capital Stock in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

  "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

  "Marketable Securities" is defined to mean: (i) Government Securities which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 180 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;
(iii) commercial paper maturing not more than 90 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., or "A-1" or higher according to Standard & Poor's Rating Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptance or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (vi) any fund 95% of the assets of which consist of investments of the types described in clauses (i) through (v) above.

  "Net Cash Proceeds" is defined to mean, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a

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

reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Permitted Business" is defined to mean the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above; provided that the determination of what constitutes a Permitted Business shall be made in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution.

  "Permitted Investment" is defined to mean (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Primus or a Restricted Subsidiary; (ii) any Investment in Marketable Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed $1.0 million at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments in any Person received as consideration for Asset Sales to the extent permitted under the "Limitation on Asset Sales" covenant; and (vii) Investments in any Person at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed 10.0% of the Company's total consolidated assets.

  "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money

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

bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing indebtedness Incurred in compliance with the "Limitation on Indebtedness" covenant (1) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and were not created in contemplation of such transaction; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens existing on the Closing Date or securing the Notes or any Guarantee of the Notes; (xix) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders; (xx) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (xxi) Liens on the property or assets of a Restricted Subsidiary securing Indebtedness of such Subsidiary which Indebtedness is permitted under the Indenture; and (xxii) Liens securing Indebtedness under Credit Facilities incurred in compliance with clauses (i) and (ii) of paragraph (b) of the "Limitation on Indebtedness" covenant.

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

  "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

  "Pro Forma Consolidated Cash Flow" is defined to mean, for any period, the Consolidated Cash Flow of the Company for such period calculated on a pro forma basis to give effect to any Asset Disposition or Asset Acquisition not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or Asset Acquisition had taken place on the first day of such period.

  "Proportionate Share" is defined to mean, as of any date of calculation, an amount equal to (i) the outstanding principal amount of Notes as of such date, divided by (ii) the sum of the outstanding principal amount of Notes as of such date plus the outstanding principal amount as of such date of all other Indebtedness (other than Subordinated Indebtedness) of the Issuer the terms of which obligate the Issuer to make a purchase offer in connection with the relevant Excess Proceeds or the Asset Sale giving rise thereto; provided that if the terms of such other Indebtedness do not provide for proration of the amount of such Indebtedness to be purchased with Excess Proceeds, the "Proportionate Share" in respect of the Notes may be zero.

  "Public Equity Offering" is defined to mean an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Purchase Money Obligations" is defined to mean, with respect to each Person, obligations, other than those under Capitalized Leases, Incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

  "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's offer to repurchase such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

  "Restricted Subsidiary" is defined to mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

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

  "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

  "Stated Maturity" is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Strategic Subordinated Indebtedness" is defined to mean Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by the Company or any of its Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution, the sale of Common Stock (other than Redeemable Stock) of the Company, or other Strategic Subordinated Indebtedness Incurred, after the Incurrence of such Indebtedness.

  "Subordinated Indebtedness" is defined to mean Indebtedness of the Company subordinated in right of payment to the Notes.

  "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

  "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

  "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, and (B) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

  "Unrestricted Subsidiary Indebtedness" is defined to mean Indebtedness of any Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "U.S. Subsidiary" is defined to mean any corporation or other entity incorporated or organized under the laws of the United States or any state thereof.

  "Voting Stock" is defined to mean with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

  "Wholly Owned," with respect to any Subsidiary, is defined to mean a Subsidiary of the Company if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by the Company or one or more Wholly Owned Subsidiaries of the Company.


Book Entry, Delivery and Form

  The initial notes were offered and sold to qualified institutional buyers ("Qualified Institutional Buyers") in reliance on Rule 144A and, to certain non-U.S. holders, Regulation S under the Securities Act of 1933. The Initial Notes were issued in registered, global form in minimum denominations of $1,000 in excess thereof.

  The initial notes are represented by one or more permanent global notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Note"), and, except as set forth below, the new notes will be represented by one or more Notes in registered, global form without interest coupons (the "Unrestricted Global Note," and together with the Rule 144A Global Note, the "Global Note"). The Rule 144A Global Note was, and the Unrestricted Global Note will be deposited upon issuance with the trustee as custodian for the Depositary Trust Company (the "Depositary") in New York, New York, and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

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

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depositary, a nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Depositary Procedures--Exchange of Book-Entry Notes for Certificated Notes."

  The Trustee will act as registrar.


Depositary Procedures

  The depositary has advised us that the depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the depositary are recorded on the records of the Participants and Indirect Participants.

  The depositary has also advised us that pursuant to procedures established by it, (i) upon deposit of the Global Notes, the depositary will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

  Investors in the Global Note may hold their interests therein directly through the depositary, if they are participants in such system, or indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of the Depositary.

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because the depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests may be affected by the lack of physical certificate evidencing such interests.

  Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

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

  Payments in respect of the principal and premium and liquidated damages, if any, and interest on a Global Note registered in the name of the Depositary or its nominee will be payable by the paying agent to the depositary or its nominee in is capacity as the registered holder of a Global Note under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the trustee nor any agent of us or the trustee have or will have any responsibility or liability for (i) any aspect of the depositary's records or any participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of the Depositary's records or any participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

  The depositary has advised us that its current practices, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of the depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the depositary, the trustee or us. Neither we nor the trustee will be liable for any delay by the depositary or its Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from the depositary or its nominee as the registered owner of the Notes for all purposes.

  Interests in the Global Notes will trade in the depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the depositary and its Participants. Transfers between Participants in the depositary will be effective in accordance with the depositary's procedures, and will be settled in same-day funds.

  The depositary has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account the depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the depositary reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

  The information in this section concerning the depositary and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we nor the trustee will have any responsibility for the performance by the depositary or its respective Participants or Indirect Participants of its respective obligations under the rules and procedures governing its operations.


 Exchange of Book-Entry Notes for Certificated Notes.

  A Global Note is exchangeable for definitive Notes in registered certificated form if:

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

     (i)    the Depositary

          (A) notifies us that it is unwilling or unable to continue as depository for the Global Note and we thereupon fail to appoint a successor depository or

          (B) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934,

     (ii)   upon the continuance of an Event of Default or

     (iii) we, at our option, notify the Trustee in writing that we elect to cause issuance of the Notes in certificated form.

In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear, the restrictive legend referred to in "Notice to Investors," unless we determine otherwise in compliance with applicable law.



 Year 2000 Issues.

  Management of the Depositary is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The depositary has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the depositary ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, the depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depositary is in the process of developing such contingency plans as it deems appropriate.

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

  According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.


 Same Day Settlement and Payment.

  The indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated Notes will also be settled in immediately available funds.


Exchange Offer and Registration Rights

  Primus and certain subsidiaries entered into the Registration Rights Agreement with the initial purchasers, pursuant to which we agreed to file with the Securities Exchange Commission, subject to the provisions described below, the Exchange Offer Registration Statement on an appropriate form permitting registration of the new notes to be offered in exchange for the Transfer Restricted Securities and to permit resales of new notes held by broker-dealers as contemplated by the Registration Rights Agreement. The Registration Rights Agreement provides that unless the exchange offer would not be permitted by applicable law or Securities Exchange Commission policy, we will (i) file the Exchange Offer Registration Statement with the Commission and use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission within 150 days after the Closing Date, (ii) (A) file all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective, (B) file if applicable, a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Securities Act of 1933 and (C) cause all necessary filing in connection with the registration and qualifications of the new notes to be made under the blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer and (iii) use our reasonable best efforts to cause the exchange offer to be consummated on or prior to 180 days after the Closing Date.

  For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earliest to occur of

     (i) the date on which such Note has been exchanged by a person other than a broker-dealer for new notes in the exchange offer,

     (ii) following the exchange by a broker-dealer in the exchange offer of such Note for one or more new notes, the date on which such new notes are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,

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

     (iii) the date on which such Note has been effectively registered under the Securities Act of 1934 and disposed of in accordance with the Shelf Registration Statement or

     (iv) the date on which such Note is eligible for distribution to the public pursuant to Rule 144 under the Securities Act.

  Under existing Commission interpretations, the new notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that, in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the new notes. We have agreed, for a period of 180 days after consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Holders of Notes that desire to exchange such Notes for new notes in the exchange offer will be required to make certain representations, including representations that:

     (i) any new notes to be received by it will be acquired in the ordinary course of its business,

     (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and

     (iii) it is not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the new notes. If the holder is a broker-dealer that will receive new notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

  We have agreed to pay all expenses incident to the exchange offer and will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act.

  If:

     (i) we are not permitted to file the exchange offer Registration Statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy,

     (ii) any holder of Transfer Restricted Securities that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) notifies the Company at least 20 business days prior to the consummation of the exchange offer that

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

          (a) applicable law or Commission policy prohibits us from participating in the Exchange Offer,

          (b) such Holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or

          (c) such holder is a broker-dealer and holds Notes acquired directly from us or an affiliate of ours,

     (iii) the exchange offer is not for any other reason consummated by July 28, 1999 or

     (iv) the exchange offer has been completed and in the written opinion of counsel for the initial purchasers a Registration Statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of Transfer Restricted Securities, we will use our reasonable best efforts to:

          (A) file a Shelf Registration Statement within 60 days of the earliest to occur of (i) through (iv) above and

          (B) cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 120th day after such obligation arises.

We shall use our reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to ensure that it is available for resales of Notes by the holders of Transfer Restricted Securities entitled to this benefit and to ensure that such Shelf Registration Statement conforms and continues to conform with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission, as announced from time to time, until the second anniversary of the Closing Date; provided, however, that during such two-year period the holders may be prevented or restricted by us from effecting sales pursuant to the Shelf Registration Statement as more fully described in the Registration Rights Agreement. A holder of Notes that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification and contribution obligations).

  If:

     (i) we fail to file with the Commission the Shelf Registration Statement on or before the date specified therein for such filing,

     (ii) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "Effectiveness Target Date"),

     (iii) the exchange offer has not been consummated within 180 days after the Closing Date with respect to the Exchange Offer Registration Statement or

     (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then additional cash interest ("Liquidated Damages") shall accrue to each holder of the Notes commencing upon the occurrence of such Registration Default in an amount equal to .50% per annum of the principal amount of Notes held by such Holder. The amount of liquidated damages will increase by an additional .50% per annum of the principal amount of Notes with respect to each subsequent 90-day period (or portion thereof) until all Registration Defaults have been cured, up to a maximum rate of liquidated damages of 1.50% per annum of the principal amount of Notes. All accrued liquidated damages will be paid to holders by us in the same manner as interest is paid pursuant to the indenture. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of Liquidated Damages with respect to such Transfer Restricted Securities will cease.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be made available to prospective purchasers of the Notes upon request to us.


                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain material United States federal income tax consequences of the exchange of the initial notes for the new notes, and the ownership and disposition of the new notes for holders who acquired the new notes in exchange for existing notes. This discussion is limited to holders who hold both the existing notes and the new notes as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

  This discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have acquired notes as part of a straddle, hedge, conversion transaction or other integrated investment or constructive sale or persons whose functional currency is not the United States dollar).

  This discussion is based on provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

  EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE APPLICABILITY OF

ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

  As used in this section, the term "U.S. holder" means a beneficial owner of a Note that is, for United States federal income tax purposes,

     .  a citizen or resident of the United States,

     . a corporation or partnership created or organized under the laws of the United States or of any political subdivision thereof,

     .   an estate the income of which is subject to United States federal income taxation regardless of its source, or

     . a trust, if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

  The term "non-U.S. holder" means a beneficial owner of a Note other than a U.S. Holder.


U.S. Taxation of U.S. Holders

  Payments of Interest. Stated interest payable on the new notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder's method of accounting for United States federal income tax purposes.

  We may be required to pay liquidation damages to U.S. holders of the new notes. Although the matter is not free from doubt, we intend to take the position that a U.S. holder of a new note should be required to report the liquidated damages as ordinary income for United States federal income tax purposes when the liquidated damages accrue or are received in accordance with the holder's method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income may be different.

  Disposition of the Notes. The exchange of the existing notes for the new notes will not be a taxable event for U.S. federal income tax purposes. The holding period of the new note will include the U.S. holder's holding period of the initial note, and the basis of the new note will be the same as the basis in the initial note immediately before the exchange.

   On the sale, exchange, redemption, retirement at maturity or other disposition of a new note, a U.S. holder generally will recognize capital gain or loss (except ans noted in the next paragraph) equal to the

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

difference between the amount realized and the U.S. holder's adjusted tax basis in the new note. The capital gain or loss will be long-term capital gain or loss if the holding period for the new note (that includes the holding period for the initial note) exceeds one year at the time of the disposition. Generally, the maximum tax rate for individuals on long term capital gain is 20%.

  To the extent a portion of the amount realized on the disposition of the new note is attributable to interest, it will be taxed as ordinary income and not capital gain. A portion of the amount realized will be attributable to interest if there is accrued but unpaid interest at the time of the disposition, or if the U.S. holder purchased the initial notes (other than at original issuance) at a market discount, as defined in the Internal Revenue Code of 1986, as amended. If a U.S. holder bought an existing note for an amount less than the stated redemption price at maturity, he or she should consult with his or her tax advisor to determine if there is market discount in the new note, and the impact of the market discount on the taxation of the holding and disposition of the new note.

  Bond Premium

  If a U.S. holder purchased an initial note for an amount in excess of the amount payable at the maturity date, the U.S. holder may deduct the excess as amortizable bond premium over the aggregate terms of the existing notes and the new notes under a yield to maturity formula. The deduction is available only if an election is made by the U.S. holder, and the election will apply to all obligations owned or acquired by the U.S. holder. The U.S. holder's adjusted basis in the initial notes and the new notes will be reduced to the extent of the amortizable bond premium.

U.S. Taxation of Non-U.S. Holders

     Payments of Interest.   In general, under current U.S. tax law, payments of
interest received by a non-U.S. holder will not be subject to United States withholding tax, provided that the non-U.S. holder

          . does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

          .   is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and

          .  either

               .   the beneficial owner of the new note provides us or our
               paying agent with a properly executed certification on IRS form W-8 (or suitable substitute form), signed under penalties of perjury, that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or

               .   a securities clearing organization, bank or other financial institution that holds customer's securities in the ordinary course of its business holds the new note and certifies to us or our agent under penalties of perjury that the IRS form W-8 (or a suitable substitute form) has been received from the beneficial owner of the new note or a qualifying intermediary and furnishes the payor a copy thereof.

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

     Payments of interest not exempt from U.S. federal withholding tax as described above, or not exempt because of a change of law effective after the date of the original issuance of the existing note, will be subject to such withholding tax at the rate of 30%, unless reduced or eliminated under an applicable income tax treaty, and unless the beneficial owner of the new note provides us or our paying agent, as the case may be, with a properly executed

          . IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or

          . IRS Form 4224 (or successor form) stating that interest paid on the new note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     It is unclear whether the payment of liquidated damages to a non-U.S. holder will be subject to withholding of U.S. federal income tax, and we may withhold 30% from any such payments made to non-U.S. holders.

     Treasury regulations that will be effective with respect to payments made after December 31, 1999 provide alternative methods for satisfying the certification requirements described in the preceding paragraph. Those regulations also will require, in the case of new notes held by a foreign partnership, that the certification described above be provided by each partner.

     Disposition of the New Notes.

     The exchange of an initial note for a new note will not be a taxable event for a non-U.S. holder.

     A non-U.S. holder generally will not be subject to U.S. federal income tax (and no tax will be withheld) with respect to gain realized on the sale, exchange or other disposition of a new note, unless

          .   the gain is effectively connected with a U.S. trade or business conducted by the non-U.S. holder or

          .   the non-U.S. holder is an individual who is present in the United
          States for 183 or more days during the taxable year of the Disposition and certain other conditions are met.

     Effectively Connected Income. If interest and other payments received by a non-U.S. holder with respect to the new notes, including proceeds from the sale or exchange of the new notes, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or the non-U.S. holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such holder's ownership of the notes), the non-U.S. holder will generally be subject to the rules described above under "U.S. Taxation of U.S. Holders" (subject to any modification provided under an applicable income tax treaty). The non-U.S. holder may also be subject to the U.S. "branch profits tax" if the holder is a corporation.

Backup Withholding and Information Reporting

     In general, information reporting requirements will apply to certain payments of principal, interest and liquidated damages paid on new notes and to the proceeds of sale of a new note made to U.S. holders other than certain exempt recipients (such as corporations). U.S. holders also may be subject to backup withholding at a rate of 31% on payments of principal, liquidated damages and interest on, and the proceeds of the sale or exchange of, the new notes. In general, backup withholding will apply to the payments if the U.S. holder

          .   fails to furnish a taxpayer identification number ("TIN") which, for an individual, would be his or her Social Security number,

          .   furnishes an incorrect TIN, or

          .   fails to report in full payments of interest or dividends.

     Information reporting and backup withholding generally will not apply to payments made to a non-U.S. holder who provides the certification described under "U.S. Taxation of non-U.S. holders -- Payments of Interest" or otherwise establishes an exemption from backup withholding, provided that neither we or the paying agent have actual knowledge that the holder is a U.S. person.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that holds initial notes that were acquired for its own account as a result of market making or other trading activities (other than initial notes acquired directly from us), may exchange initial notes for new notes in the exchange offer. However, any such broker-dealer may be deemed to be an "underwriter" within the meaning of such term under the Securities Act and must, therefore, acknowledge that it will deliver a prospectus in connection with any resale of new notes received in the exchange offer. This prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed that, for a period of 180 days after the effective date of this Prospectus, we will make this Prospectus, as amended or supplemented, available to any broker-dealer who receives new notes in the exchange offer for use in connection with any such sale. We will not receive any proceeds from any sales of new notes by broker-dealers.
new notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale of new notes by broker-dealers may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify holders (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. By acceptance of the exchange offer, each broker-dealer that receives new notes pursuant to the exchange offer hereby agrees to notify us prior to using the Prospectus in connection with the sale or transfer of new notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements herein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Securities Exchange Commission, which reports include our financial information set forth in full. Such reports and other information filed by us can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. For further information concerning the Commission's public reference rooms, the Commission can be reached at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The site may be accessed at http://www.sec.gov. Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Primus Telecommunications Group, Incorporated, 1700 Old Meadow Road, McLean, VA 22102, Attention: Robert Stankey, General Counsel.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  All documents filed with the Commission by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to termination of the offering made hereby are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.


                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby and certain United States federal income tax matters are being passed upon for us by Pepper Hamilton LLP. Mr. John DePodesta, "of counsel" to Pepper Hamilton LLP, is a director and an Executive Vice President of the Company, and the beneficial owner of 381,806 shares of our common stock.


                                    EXPERTS

  The consolidated financial statements of Primus as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of TresCom International, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Primus Telecommunications Group, Incorporated:
  Independent Auditors' Report............................................  F-2
  Consolidated Financial Statements:
     Consolidated Statement of Operations for the years ended December 31,
       1998, 1997 and 1996................................................  F-3
     Consolidated Balance Sheet as of December 31, 1998 and 1997..........  F-4
     Consolidated Statement of Stockholders' Equity for the years ended
       December 31, 1998, 1997 and 1996...................................  F-5
     Consolidated Statement of Cash Flows for the years ended
       December 31, 1998, 1997 and 1996...................................  F-6
     Consolidated Statement of Comprehensive Loss for the years ended
       December 31, 1998, 1997 and 1996...................................  F-7
     Notes to Consolidated Financial Statements...........................  F-8

TresCom International, Inc.:
  Financial Statements:
     Report of Independent Auditors.......................................  F-18
     Consolidated Balance Sheets as of December 31, 1997 and 1996.........  F-19
     Consolidated Statements of Operations for the years ended December 31,
       1997, 1996 and 1995................................................  F-20
     Consolidated Statements of Shareholders' Equity for the years ended
       December 31, 1997, 1996 and 1995...................................  F-21
     Consolidated Statements of Cash Flows for the years ended December
       31, 1997, 1996 and 1995............................................  F-22
     Notes to Consolidated Financial Statements...........................  F-23
  Financial Statement Schedule:
     Report of Independent Auditors.......................................  S-1
     Schedule II - Valuation and Qualifying Accounts......................  S-2

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Primus Telecommunications Group, Incorporated

We have audited the accompanying consolidated balance sheets of Primus Telecommunications Group, Incorporated and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Primus Telecommunications Group, Incorporated and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Washington, D.C.

February 10, 1999, except
for paragraph one of Note 16
as to which the date is
March 31, 1999



                                   PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                                       CONSOLIDATED STATEMENT OF OPERATIONS
                                     (in thousands, except per share amounts)

                                                                             For the Year Ended
                                                                                  December 31,
                                                                                  ---------
                                                                        1998         1997        1996
                                                                      --------     --------    --------
NET REVENUE                                                          $ 421,628    $ 280,197   $ 172,972
COST OF REVENUE                                                        353,016      252,731     158,845
                                                                      --------     --------    --------
GROSS MARGIN                                                            68,612       27,466      14,127
                                                                      --------     --------    --------
OPERATING EXPENSES
   Selling, general and administrative                                  79,532       50,622      20,114
   Depreciation and amortization                                        24,185        6,733       2,164
                                                                      --------     --------    --------
       Total operating expenses                                        103,717       57,355      22,278
                                                                      --------     --------    --------
LOSS FROM OPERATIONS                                                   (35,105)     (29,889)     (8,151)
INTEREST EXPENSE                                                       (40,047)     (12,914)       (857)
INTEREST INCOME                                                         11,504        6,238         785
OTHER INCOME (EXPENSE)                                                      --          407        (345)
                                                                      --------     --------    --------
LOSS BEFORE INCOME TAXES                                               (63,648)     (36,158)     (8,568)
INCOME TAXES                                                                --          (81)       (196)
                                                                      --------     --------    --------
NET LOSS                                                              $(63,648)    $(36,239)   $ (8,764)
                                                                      ========     ========    ========
BASIC AND DILUTED NET
   LOSS PER COMMON SHARE                                              $  (2.61)    $  (1.99)   $  (0.75)
                                                                      ========     ========    ========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                                            24,432       18,250      11,660
                                                                      ========     ========    ========

                See notes to consolidated financial statements.


                                           PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                                                    CONSOLIDATED BALANCE SHEET
                                               (in thousands, except share amounts)

                                                                                                  December 31,    December 31,
                                                                                                      1998            1997
                                                                                                  -------------   -------------

ASSETS
CURRENT ASSETS:
        Cash and cash equivalents                                                                 $    136,196    $    115,232
        Restricted investments                                                                          25,729          22,774
        Accounts receivable (net of allowance for
                doubtful accounts of $14,976 and $5,044)                                                92,531          58,172
        Prepaid expenses and other current assets                                                       13,505           5,152
                                                                                                  -------------   -------------
                Total current assets                                                                   267,961         201,330
RESTRICTED INVESTMENTS                                                                                  24,894          50,776
PROPERTY AND EQUIPMENT - Net                                                                           158,873          59,241
INTANGIBLES - Net                                                                                      205,039          33,164
OTHER ASSETS                                                                                            17,196          10,882
                                                                                                  -------------   -------------
        TOTAL ASSETS                                                                              $    673,963    $    355,393
                                                                                                  =============   =============

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
        Accounts payable                                                                          $     82,520    $     56,358
        Accrued expenses and other current liabilities                                                  42,597          12,468
        Accrued interest                                                                                12,867          11,016
        Deferred income taxes                                                                              361           1,814
        Current portion of long-term obligations                                                        22,423           1,059
                                                                                                  -------------   -------------
                Total current liabilities                                                              160,768          82,715
LONG TERM OBLIGATIONS                                                                                  397,751         230,152
OTHER LIABILITIES                                                                                          527              --
                                                                                                     ---------    ------------
                Total liabilities                                                                      559,046         312,867
                                                                                                     ---------    ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
        Preferred stock, $.01 par value - authorized 2,455,000 shares;
        none issued and outstanding                                                                         --              --
        Common stock, $.01 par value - authorized, 80,000,000 and
                40,000,000 shares; issued and outstanding,
                28,059,063 and 19,662,233 shares                                                           281             197
        Additional paid-in capital                                                                     234,549          92,181
        Accumulated deficit                                                                           (111,653)        (48,005)
        Accumulated other comprehensive loss                                                            (8,260)         (1,847)
                                                                                                  -------------   -------------
                Total stockholders' equity                                                             114,917          42,526
                                                                                                  -------------   -------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $    673,963    $    355,393
                                                                                                  =============   =============


            See notes to consolidated financial statements.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (in thousands)



                                                                                                        Accumulated
                                      Preferred Stock        Common Stock                                  Other
                                      ---------------        ------------       Paid-In   Accumulated   Comprehensive  Stockholders'
                                      Shares    Amount     Shares    Amount     Capital     Deficit         Loss          Equity
                                      ------    ------     ------    ------     -------     -------         ----          ------

BALANCE, DECEMBER 31, 1995                --     $  --      7,064    $   71    $  5,496    $  (3,002)    $    (3)      $   2,562
 Common shares sold through
  private placement, net of
  transaction costs                       --        --      3,148        31      21,837          --           --          21,868
 Common shares issued for
  services performed                      --        --        279         3         987          --           --             990
 Preferred shares issued for
  acquisition                            455         5         --        --       5,455          --           --           5,460
 Common shares sold, net
  of transaction costs                    --        --      5,750        58      54,341          --           --          54,399
 Conversion of preferred
  shares to common shares               (455)       (5)     1,538        15         (10)         --           --              --
 Foreign currency translation
  adjustment                              --        --         --        --          --          --          (75)            (75)
 Net loss                                 --        --         --        --          --      (8,764)          --          (8,764)
                                       -----     -----     ------    ------        ----       -----       ------          ------

BALANCE, DECEMBER 31, 1996                --        --     17,779       178      88,106     (11,766)         (78)         76,440
 Common shares issued upon
  exercise of warrants                    --        --      1,843        19       1,453          --           --           1,472
 Common shares issued for
  employer 401(k) match                   --        --          5        --          45          --           --              45
 Common shares issued upon
  exercise of employee stock options      --        --         35        --          42          --           --              42
 Senior note offering - warrants          --        --         --        --       2,535          --           --           2,535
 Foreign currency translation
  adjustment                              --        --         --        --          --          --       (1,769)         (1,769)
 Net loss                                 --        --         --        --          --     (36,239)          --         (36,239)
                                       -----      ----     ------    ------    --------   ---------      -------        --------

BALANCE, DECEMBER 31, 1997                --        --     19,662       197      92,181     (48,005)      (1,847)         42,526
   Common shares issued for
     business acquisitions                --        --      7,864        79     137,547          --           --         137,626
   Common shares issued for
     employer 401(k) match                --        --          9        --         119          --           --             119
   Common shares issued upon
     exercise of employee stock options   --        --        489         5       4,334          --           --           4,339
   Common shares issued for
     employee stock purchase plan         --        --         24        --         263          --           --             263
   Common shares issued upon
     exercise of warrants                 --        --         11        --         105          --           --             105
   Foreign currency translation
     adjustment                           --        --         --        --          --          --       (6,413)         (6,413)
   Net loss                               --        --         --        --          --     (63,648)          --         (63,648)
                                       -----      ----     ------    ------    --------   ---------      -------        --------

BALANCE, DECEMBER 31, 1998                --    $   --     28,059   $  281    $234,549    $(111,653)     $(8,260)       $114,917
                                       =====    ======     ======   ======    ========    =========      =======        ========

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)

                                                                                            FOR THE YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                 -----------------------------------------
                                                                                     1998           1997          1996
                                                                                 ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                        $  (63,648)    $  (36,239)    $  (8,764)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation, amortization and accretion                                         24,547          6,733         2,164
     Sales allowance                                                                   9,431          6,185         1,960
     Foreign currency transaction (gain) loss                                              -           (407)          345
     Stock issuance - 401(k) plan employer match                                         119             45             -
     Changes in assets and liabilities:
          (Increase) decrease in accounts receivable                                 (20,765)       (34,240)      (19,405)
          (Increase) decrease in prepaid expenses and
               other current assets                                                   (7,027)        (4,080)         (227)
          (Increase) decrease in other assets                                            735          1,147        (1,621)
          Increase (decrease) in accounts payable                                     (8,196)        30,247        11,729
          Increase (decrease) in accrued expenses,
               other current liabilities and other liabilities                        (8,073)         5,000         6,032
          Increase (decrease) in accrued interest payable                              1,581         10,852           847
                                                                                 ------------   ------------   -----------

               Net cash provided by (used in) operating activities                   (71,296)       (14,757)       (6,940)
                                                                                 ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                                 (75,983)       (39,465)      (12,745)
  (Purchase) sale of short-term investments                                                -         25,125       (25,125)
  (Purchase) sale of restricted investments                                           22,927        (73,550)            -
  Cash used for business acquisitions, net of cash acquired                           (1,165)       (16,349)       (1,701)
                                                                                 ------------   ------------   -----------

               Net cash provided by (used in) investing activities                   (54,221)      (104,239)      (39,571)
                                                                                 ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital leases and long-term obligations                      (2,373)       (16,881)         (508)
  Proceeds from sale of common stock and exercise of employee
     stock options                                                                     4,707          1,514        77,576
  Proceeds from issuance of long-term obligations                                    150,000        225,000         2,407
  Deferred financing costs                                                            (5,500)        (9,500)            -
                                                                                 ------------   ------------   -----------

               Net cash provided by (used in) financing activities                   146,834        200,133        79,475
                                                                                 ------------   ------------   -----------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                                                  (353)        (1,379)          214
                                                                                 ------------   ------------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                               20,964         79,758        33,178
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                                                               115,232         35,474         2,296
                                                                                 ------------   ------------   -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                            $  136,196     $  115,232     $  35,474
                                                                                 ============   ============   ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest                                                          $   38,466     $    2,745     $     149
  Non-cash investing and financing activities:
     Common stock issued for services                                             $        -     $        -     $     990
     Capital leases for acquisition of equipment                                  $   16,958     $    8,228     $     388
     Notes payable for acquisition of equipment                                   $        -     $        -     $   2,826

                       See notes to consolidated financial statements.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                                (in thousands)



                                                    FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                        ----------------------------------------
                                            1998          1997          1996
                                        ------------  ------------  ------------
NET LOSS                                 $  (63,648)   $  (36,239)   $   (8,764)

OTHER COMPREHENSIVE LOSS -
 Foreign currency translation adjustment     (6,413)       (1,769)          (75)
                                        ------------  ------------  ------------

COMPREHENSIVE LOSS                       $  (70,061)   $  (38,008)   $   (8,839)
                                        ============  ============  ============

                See notes to consolidated financial statements.

             PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

    Primus Telecommunications Group, Incorporated ("Primus" or the "Company") is a facilities-based global telecommunications company that offers international and domestic long distance, Internet and data, and other telecommunications services to business, residential and other telecommunications carrier customers primarily in North America, the Asia-Pacific and Europe. The Company, incorporated in the state of Delaware, operates as a holding company and has wholly-owned operating subsidiaries in the United States, Canada, Mexico, Australia, Japan, the United Kingdom and Germany.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

    Revenue Recognition--Revenues from long distance telecommunications services are recognized when the services are provided and are presented net of estimated uncollectible amounts.

    Cost of Revenue--Cost of revenue includes network costs that consist of access, transport, and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunications services.

    Foreign Currency Translation--The assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the average exchange rate during the period. The net effect of such translation gains and losses are reflected within accumulated other comprehensive loss in the stockholders' equity section of the balance sheet.

    Cash and Cash Equivalents--The Company considers cash on hand, deposits in banks, certificates of deposit, and overnight repurchase agreements with original maturities of three months or less to be cash and cash equivalents.

    Restricted Investments -- Restricted investments consist of United States Federal Government-backed obligations which are recorded at amortized cost. These securities are classified as held-to-maturity and are restricted to satisfy certain interest obligations on the Company's 1997 Senior Notes.

    Property and Equipment--Property and equipment, which consists of fiber optic cable and telecommunications equipment, furniture and computer equipment, leasehold improvements and software is stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful lives of the assets which range from three to twenty-five years, or for leasehold improvements and leased equipment, over the terms of the leases or estimated lives, whichever is shorter. Expenditures for maintenance and repairs that do not materially extend the useful lives of the assets are charged to expense.

    Intangible Assets--At December 31, 1998 and 1997 intangible assets, net of accumulated amortization, consist of goodwill of $179.9 million and $27.8 million respectively, and customer lists of $25.1 million and $5.3 million respectively. Goodwill is being amortized over 30 years on a straight-line basis and customer lists over the estimated run-off of the customer bases not to exceed five years. Accumulated amortization at December 31, 1998 and 1997, was $4.7 million and $1.2 million related to goodwill and $5.9 million and $1.9 million related to customer lists, respectively. The Company periodically evaluates the realizability of intangible and other long-lived assets. In making such evaluations, the Company compares certain financial indicators such as expected undiscounted future revenues and cash flows to the carrying amount of the assets. The Company believes that no impairments exist as of December 31, 1998.

    Deferred Financing Costs--Deferred financing costs incurred in connection with the 1998 Senior Notes and the 1997 Senior Notes are reflected within other assets and are being amortized over the life of the respective Senior Notes using the straight-line method which does not differ materially from the effective interest method.

    Stock-Based Compensation--The Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. Under the provisions of SFAS 123, the Company continues to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has provided in Note 10 pro forma disclosures of the effect on net loss and loss per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

    Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support customer receivables.

    Income Taxes--The Company recognizes income tax expense for financial reporting purposes following the asset and liability approach for computing deferred income taxes. Under this method, the deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    Net Loss Per Share--The Company has computed basic and diluted net loss per share based on the weighted average number of shares of common stock and potential common stock outstanding during the period. Potential common stock, for purposes of determining diluted net loss per share, would include, where applicable, the effects of dilutive stock options, warrants, and convertible securities, and the effect of such potential common stock would be computed using the treasury stock method or the if-converted method. None of the Company's outstanding options and warrants are considered to be dilutive.

    Comprehensive Income (Loss)--In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. As such, a consolidated statement of comprehensive loss reflecting the aggregation of net loss and foreign currency translation adjustments, the Company's principal components of other comprehensive income or loss, has been presented for each of the three years in the period ended December 31, 1998.

    Operating Segments--In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information (Note 14). SFAS 131 superceded SFAS 14 and its adoption resulted in revised and additional disclosures but had no effect on the financial position, results of operations or liquidity of the Company.

    New Accounting Pronouncements--In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities was issued. SFAS 133 established standards for the accounting and reporting of derivative instruments and hedging activities and requires that all derivative financial instruments be measured at fair value and recognized as assets or liabilities in the financial statements. The Statement will be adopted by the Company during fiscal 2000, and the Company is currently evaluating the impact of such adoption.

    In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position ("SoP") 98-5, Reporting on the Costs of Start-Up Activities. SoP 98-5 provides guidance on the financial reporting of start-up and organizational costs. The effect of adopting SoP 98-5 is not expected to have a material effect on the financial position, results of operation or liquidity of the Company.

    Reclassifications--Certain previous year amounts have been reclassified to conform with current year presentation.

3. ACQUISITIONS

    On June 9, 1998 the Company acquired TresCom International, Inc. ("TresCom"), a long distance telecommunications carrier focused on international long distance traffic originating in the United States and terminating in the Caribbean and Central and South America regions. As a result of the acquisition, all of the approximately 12.7 million TresCom common shares outstanding were exchanged for approximately 7.8 million shares of the Company's common stock valued at approximately $138 million. An additional $11.7 million cash purchase obligation associated with a subsidiary of TresCom is expected to paid during 1999 and has been included in accrued expenses and other current liabilities.

    In March 1998 the Company purchased a 60% controlling interest in Hotkey Internet Services Pty., Ltd. ("Hotkey"), an Australian Internet service provider, for approximately $1.3 million.

    Effective March 1, 1998 the Company acquired all of the outstanding stock of Eclipse Telecommunications Pty., Ltd. ("Eclipse"), a data communications provider in Australia. The Company paid approximately $1.8 million in cash and 27,500 shares of the Company's Common Stock for Eclipse.

    On October 20, 1997, the Company acquired the equity and ownership interests in Telepassport L.L.C. ("Telepassport") for a purchase price of $6.0 million. Additionally, on October 20, 1997, the Company purchased substantially all of the assets of USFI, Inc. ("USFI") for $5.5 million. Telepassport and USFI were under common control and engaged in the business of providing international and domestic telecommunication services, including long distance and reorigination services in Europe, Asia, and South Africa.

    On April 8, 1997, the Company acquired the assets of Cam-Net Communications Network, Inc. and its subsidiaries, a Canadian based provider of domestic and international long distance service. The purchase price was approximately $5.0 million in cash.

    On March 1, 1996, the Company acquired the outstanding capital stock of Axicorp Pty., Ltd. (subsequently renamed Primus Australia), the fourth largest telecommunications carrier in Australia. The purchase price consisted of cash, Company stock, and seller financing. The Company paid $5.7 million cash, including transaction costs, and issued 455,000 shares of its Series A Convertible Preferred Stock, which were subsequently converted to 1,538,355 common shares. The Company also issued two notes aggregating $8.1 million to the sellers, both of which were repaid in full during 1997.

    The Company has accounted for all of these acquisitions using the purchase method. Accordingly, the results of operations of the acquired companies are included in the consolidated results of operations of the Company, as of the date of their respective acquisition.

    Unaudited pro forma operating results for the years ended December 31, 1998 and 1997, as if the acquisitions of TresCom, Telepassport and USFI had occurred as of January 1, 1997, are as follows (in thousands, except per share amounts):


                                             1998         1997
                                             ----         ----
Net revenue                                $485,196     $448,929
Net loss                                   $(75,956)    $(63,426)
Basic and diluted net loss per share       $  (2.73)    $  (2.43)

    The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the above dates, nor are they necessarily indicative of future operations.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                  December 31,
                                                             ----------------------
                                                                1998        1997
                                                             ----------   ---------
        Network equipment                                     $148,413     $48,246
        Furniture and equipment                                 11,987       9,334
        Leasehold improvements                                   2,907       1,845
        Construction in progress                                16,157       5,147
                                                              --------     -------
                                                               179,464      64,572
        Less: Accumulated depreciation and amortization        (20,591)     (5,331)
                                                              --------     -------
                                                             $ 158,873    $ 59,241
                                                             =========    ========

    Equipment under capital leases totaled $34.5 million and $9.2 million with accumulated depreciation of $4.3 million and $0.8 million at December 31, 1998 and 1997, respectively.

5. LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following (in thousands):

                                                                December 31,
                                                            ---------------------
                                                              1998        1997
                                                            ---------   ---------
        Obligations under capital leases                    $ 28,268    $  8,487
        Revolving Credit Agreement                            17,819          --
        Senior Notes                                         372,978     222,616
        Other long-term obligations                            1,109         108
                                                            --------    --------
               Subtotal                                      420,174     231,211
        Less: Current portion of long-term obligations       (22,423)     (1,059)
                                                            --------    --------
                                                           $ 397,751    $230,152
                                                           =========    =========

    As a result of the acquisition of TresCom, the Company has a $25 million revolving credit and security agreement (the "Revolving Credit Agreement") with a commercial bank secured by certain of the Company's accounts receivable. In January 1999, the Company voluntarily repaid in full and terminated the Revolving Credit Agreement.

    On May 19, 1998 the Company completed the sale of $150 million 9 7/8% Senior Notes ("1998 Senior Notes"). The 1998 Senior Notes are due May 15, 2008 with early redemption at the option of the Company at any time after May 15, 2003. In addition, prior to May 15, 2001, the Company may redeem up to 25% of the originally issued principal amount of the 1998 Senior Notes at 109.875% of the principal amount thereof, plus accrued and unpaid interest through the redemption date. Interest is payable each May 15th and November 15th.

    On August 4, 1997 the Company completed the sale of $225 million 11 3/4% Senior Notes ("1997 Senior Notes") and Warrants ("the Offering") to purchase 392,654 shares of the Company's common stock. The 1997 Senior Notes are due August 1, 2004 with early redemption at the option of the Company at any time after August 1, 2001, at a premium to par value. Dividends are currently prohibited by the senior notes indenture. Interest payments are due semi-annually on February 1st and August 1st. A portion of the proceeds from the offering of the 1997 Senior Notes have been pledged to secure the first six semi-annual interest payments on the 1997 Senior Notes and are reflected on the balance sheet as restricted investments. A portion of the proceeds of the Offering, $2.535 million, was allocated to the warrants, and the resulting debt discount is being amortized over the life of the debt on the straight-line method which does not differ materially from the effective interest method.

6. INCOME TAXES

    The differences between the tax provision calculated at the statutory federal income tax rate and the actual tax provision for each period is shown in the table below (in thousands):

                                                                                                  For the Year Ended
                                                                                                     December 31,
                                                                                           ---------------------------------
                                                                                             1998        1997        1996
                                                                                           ---------   ---------   ---------
Tax benefit at federal statutory rate                                                      $(22,277)   $(12,294)   $ (2,913)
State income tax, net of federal benefit                                                     (1,387)     (2,100)       (491)
Foreign taxes                                                                                    --          81         196
Unrecognized  benefit  of net  operating
     losses                                                                                  21,506      14,394       3,387
Other                                                                                         2,158          --          17
                                                                                           ---------   ---------   ---------
Income taxes                                                                               $     --    $     81    $    196
                                                                                           ========    ========    ========

      The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                                                           December 31,
                                                                                                       --------------------
                                                                                                         1998        1997
                                                                                                       --------    --------
Deferred tax assets (non-current):
        Cash to accrual basis adjustments (U.S.)                                                       $    269    $    590
        Accrued expenses                                                                                  5,393         936
        Net operating loss carryforwards                                                                 32,606      17,856
        Valuation allowance                                                                             (38,268)    (16,762)
                                                                                                       --------    --------
                                                                                                       $     --    $     --
                                                                                                       ========    ========
Deferred tax liabilities (current):
        Accrued income                                                                                 $     --    $    903
        Other                                                                                                --         385
        Depreciation                                                                                        361         526
                                                                                                       --------    --------
                                                                                                       $    361    $  1,814
                                                                                                       ========    ========

    During the year ended December 31, 1998, the valuation allowance increased by approximately $21.5 million primarily due to the acquisition of TresCom and its related net operating losses.

    At December 31, 1998, the Company had operating loss carryforwards available to reduce future federal taxable income which expire as follows (in millions):

               Year      Primus   TresCom
                         ------   -------
               2009       $ 6.1     $ 5.8
               2010         7.1       5.4
               2011         6.9       1.9
               2012        33.2      10.6
               2018        35.6        --
                        -------     ------
                          $88.9      $23.7
                        =======     ======

    Approximately $23.7 million of operating loss carryforwards relate to the acquisition of TresCom. Utilization of these operating losses is limited to the offset of future TresCom operating income. The Company's net operating loss carryforwards for state purposes are not significant and, therefore, have not been recorded as deferred tax assets.

    At December 31, 1998, the Company had Australian and United Kingdom net operating loss carryforwards of $18.6 million and $2.1 million (in United States dollars), respectively, that have no expiration periods.

    No provision was made in 1998 for U.S. income taxes on the undistributed earnings of the foreign subsidiaries as it is the Company's intention to utilize those earnings in the foreign operations for an indefinite period of time or to repatriate such earnings only when tax effective to do so. It is not practicable to determine the amount of income or withholding tax that would be payable upon the remittance of those earnings.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, restricted investments, accounts receivable and accounts payable approximate fair value. The estimated fair value of the Company's 1998 and 1997 Senior Notes (carrying value of $373 million), based on quoted market prices, at December 31, 1998 was $375 million. The estimated fair value of the Company's 1997 Senior Notes (carrying value of $223 million), based on quoted market prices, at December 31, 1997 was $242 million.

8. COMMITMENTS AND CONTINGENCIES

    Future minimum lease payments under capital lease obligations and non-cancelable operating leases as of December 31, 1998 are as follows (in thousands):

                                          Capital   Operating
Year Ending December 31,                  Leases     Leases
                                          -------   ---------
        1999                              $ 7,219     $ 5,295
        2000                                7,604       3,502
        2001                                8,088       3,187
        2002                                8,045       2,740
        2003                                4,934       1,754
        Thereafter                            198       3,058
                                          -------     -------
        Total minimum lease payments       36,088     $19,536
                                                      =======
      Less: Amount representing interest   (7,820)
                                          -------
                                          $28,268
                                          =======

    Rent expense under operating leases was $4.8 million, $2.6 million and $1.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.

9. STOCKHOLDERS' EQUITY

    In December 1998, the Company adopted a Stockholders' Rights Plan (the "Rights Plan") under which preferred stock purchase rights have been granted to the Company's common stockholders of record at the close of business on December 31, 1998. The rights will become exercisable if a person or group becomes the beneficial owner of more than 20% of the outstanding common stock of the Company or announces an offer to become the beneficial owner of more than 20% of the outstanding common stock of the Company.

    In June 1998, the Company issued 7,836,324 shares of its common stock, valued at $137.6 million, in exchange for all of the outstanding common shares of TresCom. Additionally, the Board amended the Company's Amended and Restated Certificate of Incorporation (the "Certificate") to increase the authorized Common Stock to 80,000,000 shares.

    In October 1997, the Company issued 1,842,941 shares of its common stock pursuant to the exercise of certain warrants, which had been issued in connection with the Company's $ 16 million July 1996 private equity sale. In connection with such exercise, the Company received approximately $1.5 million.

    In August 1997 the Company completed a Senior Notes and Warrants Offering. Warrants valued at $2,535,000 to purchase 392,654 shares of the Company's common stock at a price of $ 9.075 per share were issued.

    In November 1996, the Company completed an initial public offering of 5,750,000 shares of its Common Stock. The net proceeds to the Company (after deducting underwriter discounts and offering expenses) were $54.4 million.

    In connection with the Company's initial public offering, the Board approved a split of all shares of Common Stock at a ratio of 3.381 to one as of November 7, 1996 and amended the Company's Certificate to increase the authorized Common Stock to 40,000,000 shares. All share amounts presented have been restated to give effect to the November 7, 1996 stock split.

    In February 1996, the Company's Certificate was amended to authorize 2,455,000 shares of Preferred Stock (nonvoting) with a par value of $0.01 per share. On March 1, 1996, 455,000 shares of Series A Convertible Preferred Stock were issued in connection with the purchase of Primus Australia. The outstanding Preferred Stock was converted to Common Stock prior to the date of the Company's initial public offering.

10. STOCK-BASED COMPENSATION

    In December 1998, the Company established the 1998 Restricted Stock Plan (the "Restricted Plan") to facilitate the grant of restricted stock to selected individuals who contribute to the development and success of the Company. The total number of shares of common stock that may be granted under the Restricted Plan is 750,000. As of December 31, 1998, there had not been any grants under the Restricted Plan.

    The Company sponsors an Employee Stock Option Plan (the "Employee Plan"). The total number of shares of common stock authorized for issuance under the Employee Plan is 3,690,500. Under the Employee Plan, awards may be granted to key employees of the Company and its subsidiaries in the form of Incentive Stock Options or Nonqualified Stock Options. The Employee Plan allows the granting of options at an exercise price of not less than 100% of the stock's fair value at the date of grant. The options vest over a period of up to three years, and no option will be exercisable more than ten years from the date it is granted.

    The Company sponsors a Director Stock Option Plan (the "Director Plan") for non-employee directors. Under the Director Plan, an option is granted to each qualifying non-employee director to purchase 15,000 shares of common stock, which vests over a two-year period. The option price per share is the fair market value of a share of common stock on the date the option is granted. No option will be exercisable more than ten years from the date of grant. An aggregate of 338,100 shares of common stock were reserved for issuance under the Director Plan.

    A summary of stock option activity during the three years ended December 31, 1998 is as follows:

                                        1998                     1997                  1996
                               ---------------------   ---------------------   ---------------------
                                            Weighted                Weighted                Weighted
                                            Average                 Average                 Average
                                            Exercise                Exercise                Exercise
                                 Shares      Price       Shares      Price       Shares      Price
                               ----------   --------   ----------   --------   ----------   --------

Options outstanding-
    Beginning of year          2,555,360      $ 6.95   1,587,894      $ 3.02     722,015       $2.64
Granted                        1,298,937       16.07   1,063,750       12.59     913,552        3.35
Exercised                       (488,835)       7.42     (35,724)       1.19          --          --
Forfeitures                     (236,896)      17.52     (60,560)       6.27     (47,673)       3.55
                               ---------      ------   ---------      ------   ---------       -----

Outstanding - end of year      3,128,566      $ 9.87   2,555,360      $ 6.95   1,587,894       $3.02
                               =========      ======   =========      ======   =========      ======

Eligible for
 exercise-End of year          1,427,041      $ 6.93     899,170      $ 3.00     511,149       $2.81
                               =========      ======   =========      ======   =========       =====


The following table summarizes information about stock options outstanding at December 31, 1998:


                              --------------------------------     --------------------
                                     Options Outstanding           Options Exercisable
                              --------------------------------     --------------------
                                            Weighted
                                             Average    Weighted                 Weighted
                                            Remaining   Average                  Average
                                Total         Life      Exercise       Total     Exercise
  Range of Option Prices      Outstanding   in years     Price      Exercisable   Price
-----------------------------------------------------------------------------------------
   $ 0.01 to $ 3.55           1,176,527       2.06       $3.07       913,195      $ 2.99
   $ 3.56 to $ 14.00          1,474,017       4.73      $12.24       409,307      $12.59
  $ 14.01 to $ 23.87            478,022       5.39      $19.28       104,539      $19.13
                              ---------                            ---------
                              3,128,566                            1,427,041
                              =========                            =========

    The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 was $7.38, $5.45 and $1.38 per option, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                        1998       1997       1996
                                      --------   --------   --------
Expected dividend yield                     0%         0%         0%
Expected stock price volatility            97%        80%        49%
Risk-free interest rate                   4.6%       5.7%       6.0%
Expected option term                  4 years    4 years    4 years

    If compensation cost for the Company's grants for stock-based compensation had been recorded consistent with the fair value-based method of accounting per SFAS 123, the Company's pro forma net loss, and pro forma basic and diluted net loss per share for the years ending December 31, would be as follows:

                                             1998         1997        1996
                                          ----------   ----------   ---------
Net loss (amounts in thousands)
     As reported                           $(63,648)    $(36,239)    $(8,764)
     Pro forma                             $(67,621)    $(37,111)    $(9,242)
Basic and diluted net loss per share
     As reported                           $  (2.61)    $  (1.99)    $ (0.75)
     Pro forma                             $  (2.77)    $  (2.03)    $ (0.79)

11. EMPLOYEE BENEFIT PLANS

    The Company sponsors a 401(k) employee benefit plan (the "401(k) Plan") that covers substantially all United States based employees. Employees may contribute amounts to the 401(k) Plan not to exceed statutory limitations. The 401(k) plan provides an employer matching contribution of 50% of the first 6% of employee annual salary contributions. The employer match is made in common stock of the Company and is subject to 3-year cliff vesting. The Company contributed Primus common stock valued at approximately $119,000 and $45,000 during 1998 and 1997.

    Effective January 1, 1998, the Company adopted an Employee Stock Purchase Plan ("ESPP"). The ESPP allows employees to contribute up to 15% of their compensation to be used toward purchasing the Company's common stock at 85% of the fair market value. An aggregate of 2,000,000 shares of common stock were reserved for issuance under the ESPP.

12. RELATED PARTIES

    In June 1998, a subsidiary of the Company entered into a $2.1 agreement for the design, manufacture, installation and the provision of training with respect to a satellite earth station in London. A Director of the Company is the Chairman and a stockholder of the company providing such services. During 1998, $1.2 million was paid for the above services.

13. VALUATION AND QUALIFYING ACCOUNTS

    Activity in the Company's allowance accounts for the years ended December 31, 1998, 1997 and 1996 was as follows (in thousands):



                                Doubtful Accounts
------------------------------------------------------------------------------------
                                 Charged to
              Balance at         Costs and                              Balance at
Period     Beginning of Period    Expenses    Deductions  Other (1)    End of Period
------     -------------------    --------    ----------  ---------    -------------

 1996          $   132            $ 1,960      $   (377)   $   870         $ 2,585
 1997          $ 2,585            $ 6,185      $ (4,309)   $   583         $ 5,044
 1998          $ 5,044            $ 9,431      $(12,772)   $13,273         $14,976


                             Deferred Tax Asset Valuation
------------------------------------------------------------------------------------
                                 Charged to
              Balance at         Costs and                              Balance at
Period     Beginning of Period    Expenses    Deductions  Other (1)    End of Period
------     -------------------    --------    ----------  ---------    -------------
1996            $ 1,087           $ 1,641      $-          $-              $ 2,728
1997            $ 2,728           $14,034      $-          $-              $16,762
1998            $16,762           $21,506      $-          $-              $38,268

(1) Other additions represent the allowances for doubtful accounts, which were recorded in connection with business acquisitions.

14. OPERATING SEGMENT AND RELATED INFORMATION

The Company has three reportable operating segments based on management's organization of the enterprise into geographic areas - North America, Asia-Pacific and Europe. The Company evaluates the performance of its segments and allocates resources to them based upon net revenue and EBITDA. The Company defines EBITDA as net income (loss) before interest expense and interest income, income taxes, depreciation and amortization and other income (expense).

Operations and assets of the North American segment include shared corporate functions and assets which the Company does not allocate to its other geographic segments for management reporting purposes. Summary information with respect to the Company's segments is as follows (in thousands):

                                  Year Ended December 31,
                          ---------------------------------------
                             1998          1997           1996
                          ----------   -------------   ----------
Net Revenue
North America              $188,008        $ 74,359     $ 16,573
Asia-Pacific                172,757         183,126      151,253
Europe                       60,863          22,712        5,146
                           --------        --------     --------
     Total                 $421,628        $280,197     $172,972
                           ========        ========     ========

EBITDA
North America              $(14,420)       $(14,709)    $ (5,965)
Asia-Pacific                  1,482          (5,856)       2,207
Europe                        2,018          (2,591)      (2,229)
                           --------        --------     --------
      Total                $(10,920)       $(23,156)    $ (5,987)
                           ========        ========     ========
Capital Expenditures
North America              $ 33,431        $ 12,441     $  7,453
Asia-Pacific                 24,589          16,506        4,263
Europe                       17,763          10,518        1,029
                           --------        --------     --------
     Total                 $ 75,983        $ 39,465     $ 12,745
                           ========        ========     ========


                                       December 31,
                           -------------------------------------
                             1998            1997         1996
                           --------        --------     --------
Assets
North America              $507,356        $249,109     $ 67,575
Asia-Pacific                109,290          83,476       62,823
Europe                       57,317          22,808        5,211
                           --------        --------     --------
     Total                 $673,963        $355,393     $135,609
                           ========        ========     ========


The above capital expenditures exclude assets acquired in business combinations and under terms of capital leases.

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations for the two years ended December 31, 1998 and 1997:



                                                   For the quarter ended
                            -----------------------------------------------------------------------------
                            March 31, 1998     June 30, 1998     September 30, 1998     December 31, 1998
                            -----------------------------------------------------------------------------
                                                      (in thousands)

Net Revenue                      $ 80,051         $ 99,475             $116,047             $126,055
Gross Margin                     $ 11,329         $ 15,349             $ 19,490             $ 22,444
Net Loss                         $(12,317)        $(14,793)            $(19,035)            $(17,503)

                                                   For the quarter ended
                            -----------------------------------------------------------------------------
                            March 31, 1997     June 30, 1997     September 30, 1997     December 31, 1997
                            -----------------------------------------------------------------------------
                                                      (in thousands)

Net Revenue                      $ 59,036         $ 70,045             $ 73,018             $ 78,098
Gross Margin                     $  4,002         $  5,867             $  7,752             $  9,845
Net Loss                         $ (4,907)        $ (8,875)            $(10,591)            $(11,866)

16. SUBSEQUENT EVENTS

    On March 31, 1999, the Company purchased the common stock of London Telecom Network, Inc. and certain related entities that provide long distance telecommunications services in Canada (the "LTN Companies"), for approximately $36 million in cash (including payments made in exchange for certain non-competition agreements). In addition, on March 31, 1999, the Company entered into an agreement to purchase for $14 million in cash substantially all of the operating assets of Wintel CNC Communications Inc. and Wintel CNT Communications Inc. (the "Wintel Companies"), which are Canada-based long distance telecommunications providers affiliated with the LTN Companies. The purchase of the assets of the Wintel Companies is expected to close in early May 1999. If the LTN companies and the Wintel Companies collectively achieve certain financial goals during the first half of 1999, the Company has agreed to pay up to an additional $4.6 million in cash.

    In February 1999 the Company purchased the remaining 40% of Hotkey Internet Services Pty., Ltd. ("Hotkey"), a Melbourne, Australia-based Internet service provider. The remaining 40% was purchased for approximately $1.1 million comprised of $0.3 million in cash and 57,025 shares of the Company's common stock.

    On February 5, 1999 the Company acquired all of the outstanding shares in the capital of GlobalServe Communications, Inc., a privately held Internet services provider ("ISP") based in Toronto, Canada. The purchase price of approximately $4.2 million was comprised of $2.1 million in cash and 142,806 shares of the Company's common stock.

    On January 29, 1999 the Company completed the sale of $200 million 11 1/4% Senior Notes ("1999 Senior Notes") due 2009 with semi-annual interest payments. The $192.5 million in net proceeds of the 1999 Senior Notes will be used to fund capital expenditures to expand and develop the Company's global Network and other corporate purposes.

                  REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TresCom International, Inc.

  We have audited the accompanying consolidated balance sheets of TresCom International, Inc. and its subsidiaries ("TresCom") as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of TresCom's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TresCom International, Inc. and subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                Ernst & Young LLP

Atlanta, Georgia
February 27, 1998

                    TRESCOM INTERNATIONAL, INC.

                    CONSOLIDATED BALANCE SHEETS



                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1997       1996
                                                                                    --------   ---------
                                                                                       (IN THOUSANDS,
                                                                                      EXCEPT SHARE AND
                                                                                       PER SHARE DATA)
ASSETS
Current assets:
 Cash and cash equivalents.......................................................   $ 1,481    $  6,020
 Accounts receivable, net of allowance for doubtful
  accounts of $8,149 and $7,588, respectively....................................    31,743      29,063
 Other current assets............................................................     2,406       3,441
                                                                                    -------    --------
Total current assets.............................................................    35,630      38,524
Property and equipment, at cost:
 Transmission and communications equipment.......................................    29,720      24,691
 Furniture, fixtures and other...................................................     9,620       5,600
                                                                                    -------    --------
                                                                                     39,340      30,291
Less accumulated depreciation and amortization...................................    (9,668)     (5,755)
                                                                                    -------    --------
                                                                                     29,672      24,536
Other assets:
 Customer bases, net of accumulated amortization of $2,385
  and $1,358, respectively.......................................................     3,274       3,806
 Excess of cost over net assets of businesses acquired,
  net of accumulated amortization of $3,508 and $2,368,
  respectively...................................................................    38,826      34,260
 Other...........................................................................     1,027         484
                                                                                    -------    --------
Total assets.....................................................................  $108,429    $101,610
                                                                                   ========    ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable................................................................   $ 1,237    $  2,758
 Accrued network costs...........................................................    19,497      19,546
 Other accrued expenses..........................................................     6,365       5,395
 Long-term obligations due within one year.......................................     1,098         817
 Deferred revenue and other current liabilities..................................     1,689       1,807
                                                                                    -------    --------
Total current liabilities........................................................    29,886      30,323
Long-term obligations (Notes 3 and 4)............................................    19,593       3,965
Shareholders' equity:
 Preferred stock, $.01 par value per share; 1,000,000 shares
  authorized, no shares issued and outstanding...................................        --          --
 Common stock, $.0419 par value per share; 50,000,000
  shares authorized; 12,104,960 and 11,804,675 shares
  issued and outstanding, respectively...........................................       505         493
 Deferred compensation...........................................................      (551)       (808)
 Additional paid-in capital......................................................   108,354     106,140
 Accumulated deficit.............................................................   (49,358)    (38,503)
                                                                                    -------    --------
Total shareholders' equity.......................................................    58,950      67,322
                                                                                    -------    --------

Total liabilities and shareholders' equity.......................................  $108,429    $101,610
                                                                                   ========    ========

                            See accompanying notes.

                    TRESCOM INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                            TWELVE MONTHS ENDED
                                                                                               DECEMBER 31,
                                                                                     ----------------------------------
                                                                                       1997         1996         1995
                                                                                     --------     --------     --------
                                                                                         (IN THOUSANDS, EXCEPT SHARE
                                                                                             AND PER SHARE DATA)
Revenues....................................................................      $   157,641  $   139,621   $  102,641
Cost of services............................................................          124,365      106,928       74,679
                                                                                  -----------  -----------   ----------
Gross profit................................................................           33,276       32,693       27,962
Selling, general and administrative
(Notes  2, 9 and 12)........................................................           36,386       30,808       32,437
Depreciation and amortization...............................................            6,599        4,928        3,961
                                                                                  -----------  -----------   ----------
Operating loss..............................................................           (9,709)      (3,043)      (8,436)
Interest and other expenses, net............................................            1,146          578        3,191
                                                                                  -----------  -----------   ----------
Loss before extraordinary item..............................................          (10,855)      (3,621)     (11,627)
Extraordinary loss on early extinguishment
 of debt....................................................................               --        1,956           --
                                                                                  -----------  -----------   ----------
Net loss....................................................................      $   (10,855) $    (5,577)  $  (11,627)
                                                                                  ===========  ===========   ==========
Net loss applicable to common stock.........................................      $   (10,855) $    (6,267)  $  (16,504)
                                                                                  ===========  ===========   ==========
Basic and diluted per share data:
  Loss before extraordinary item............................................      $      (.91) $      (.41)  $    (5.29)
  Extraordinary item........................................................               --         (.18)          --
                                                                                  -----------  -----------   ----------
Net loss per share of common stock..........................................      $      (.91) $      (.59)  $    (5.29)
                                                                                  ===========  ===========   ==========
Weighted average number of shares of common
 stock outstanding..........................................................       11,890,047   10,671,096    3,119,590
                                                                                  ===========  ===========   ==========


                            See accompanying notes.

                          TRESCOM INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                    PREFERRED STOCK                           TRESCOM COMMON STOCK
                                ------------------------              -------------------------------------
                                             ACCRUED                                       ADDITIONAL
                                            UNDECLARED      STOCK                          PAID-IN     DEFERRED    ACCUMULATED
                     SHARES      AMOUNT     DIVIDENDS   SUBSCRIPTIONS    SHARES    AMOUNT   CAPITAL   COMPENSATION    DEFICIT
                   ----------   --------   -----------  -------------   --------   ------   -------   ------------    -------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)

Balance at
December 31,
1994.............   283,594    $28,359       $1,652        $ 511         202,864    $ 9   $     76      $   --       $(15,732)
Issuance of
Common Stock.....       --         --           --           --        2,183,799     91        824          --            --
Issuance of
Preferred Stock:
 Series A........     1,467        147          --           --              --     --         --           --            --
 Series C........   151,421     15,142          --          (511)            --     --         --           --            --
Accrued dividends
on Preferred
Stock............       --         --         4,877          --              --     --         --           --         (4,877)
Grant of stock
options..........       --         --           --           --              --     --         796         (796)          --
Non-cash
compensation.....       --         --           --           --              --     --         --           139           --
Issuance of
Common Stock
Warrants.........       --         --           --           --              --     --       2,428          --             --
Net loss.........       --         --           --           --              --     --         --           --        (11,627)
                     ------     ------       ------        -----       ---------   -----  --------      -------      -------

Balance at
December 31,
1995............    436,482     43,648        6,529          --        2,386,663    100      4,124         (657)      (32,236)
Conversion of
Preferred Stock
to Common Stock
and accrued
dividends........  (436,482)   (43,648)      (7,219)         --        4,558,155    191     50,676           --            --
Accrued dividends
on Preferred
Stock............       --         --           690          --              --     --         --           --           (690)
Initial public
offering of
Common Stock.....       --         --           --           --        4,545,455    190     50,537          --            --
Costs associated
with initial
public offering
of Common Stock..       --         --           --           --              --     --      (2,160)         --            --
Grant of stock
options..........       --         --           --           --              --     --       1,701       (1,701)          --
Non-cash
compensation
expense..........       --         --           --           --              --     --         --         1,264           --
Exercise of stock
options..........       --         --           --           --          141,988      6         54          --            --
Forfeiture of
stock options....       --         --           --           --              --     --        (286)         286           --
Net loss.........       --         --           --           --              --     --         --           --         (5,577)
Common Stock
issued in
connection with
acquisitions.....       --         --           --           --          172,414      6      1,494          --            --
                     ------     ------       ------        -----       ---------   -----  --------      -------      -------

Balance at
December 31,
1996.............       --         --           --           --       11,804,675    493    106,140         (808)      (38,503)
Non-cash
compensation
expense..........       --         --           --           --              --     --         --           257           --
Exercise of stock
options..........       --         --           --           --           16,769      1          6          --            --
Common stock
issued in
connection with
acquisitions.....       --         --           --           --          283,516     11      2,208          --           --
Net loss.........       --         --           --           --              --     --         --           --       (10,855)
                     ------     ------       ------        -----       ---------   -----  --------      -------      -------

Balance at
December 31,
1997.............       --     $   --        $  --         $ --       12,104,960   $505   $108,354      $  (551)     $(49,358)
                     ======    =======       ======        =====       =========   ====   ========      =======      ========



            TOTAL
         SHAREHOLDERS'
           EQUITY
        -------------

Balance at
December 31,
1994.............    $ 14,875
Issuance of
Common Stock.....         915
Issuance of
Preferred Stock:
Series A........         147
Series C........      14,631
Accrued dividends
on Preferred
Stock............         --
Grant of stock
options..........         --
Non-cash
compensation.....         139
Issuance of
Common Stock
Warrants.........       2,428
Net loss.........     (11,627)
                   -------------

Balance at
December 31,
1995.............      21,508
Conversion of
Preferred Stock
to Common Stock
and accrued
dividends........         --
Accrued dividends
on Preferred
Stock............         --
Initial public
offering of
Common Stock.....      50,727
Costs associated
with initial
public offering
of Common Stock..      (2,160)
Grant of stock
options..........         --
Non-cash
compensation
expense..........       1,264
Exercise of stock
options..........          60
Forfeiture of
stock options....         --
Net loss.........      (5,577)
Common Stock
issued in
connection with
acquisitions.....       1,500
                   -------------

Balance at
December 31,
1996.............      67,322
Non-cash
compensation
expense..........         257
Exercise of stock
options..........           7
Common stock
issued in
connection with
acquisitions.....       2,219
Net loss.........     (10,855)
                   -------------

Balance at
December 31,
1997.............    $ 58,950
                   =============


                     See accompanying notes.

                    TRESCOM INTERNATIONAL, INC.


                CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                 TWELVE MONTHS ENDED DECEMBER 31,
                                                -----------------------------------
                                                   1997        1996         1995
                                                ----------   ---------   ----------
                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before extraordinary item...............    $(10,855)   $ (3,621)    $(11,627)
Extraordinary loss on early extinguishment
 of debt.....................................          --      (1,956)          --
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization..............       6,599       4,928        3,961
  Non-cash interest expense..................          --         431          607
  Non-cash interest expense on note to
   shareholder...............................          --         297           --
  Non-cash compensation......................         257       1,264          139
  Changes in operating assets and
   liabilities, net of effects of
   acquisitions:
    Accounts receivable......................      (2,118)    (11,770)      (5,511)
    Other current assets.....................       1,045      (2,139)        (943)
    Accounts payable.........................      (2,805)        564       (2,307)
    Accrued network costs....................         (49)      7,911        1,180
    Other accrued expenses...................        (772)        754       (1,942)
    Deferred revenue and other current
     liabilities.............................      (1,427)      1,513           --
                                                 --------    --------     --------
Net cash used in operating activities........     (10,125)     (1,824)     (16,443)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment..........      (6,914)     (8,086)      (5,637)
Expenditures for line installations..........        (577)       (144)        (418)
Cash paid for purchases of businesses,
 net.........................................      (1,201)       (522)          --
                                                 --------    --------     --------
Net cash used in investing activities........      (8,692)     (8,752)      (6,055)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common
 stock.......................................          --      50,727          915
Costs relating to initial public offering....          --      (2,160)          --
Proceeds from the issuance of preferred
 stock.......................................          --          --       14,778
Proceeds from debt...........................          --          --        7,572
Proceeds from issuance of warrants
 associated with debt........................          --          --        2,428
Proceeds from revolving credit agreement,
 net.........................................      15,645          --           --
Payment of loan acquisition costs............        (482)        (86)        (533)
Repayment of cash overdraft..................          --          --         (382)
Repayment of revolving credit facility.......          --     (24,173)          --
Repayment of sellers' note...................          --      (1,000)          --
Repayment of notes payable to stockholder....          --      (8,476)          --
Repayment of debt............................         (15)        (18)         (27)
Proceeds from stock option exercise..........           7          60           --
Principal payments on capital lease
 obligations.................................        (877)       (330)        (201)
                                                 --------    --------     --------
Net cash provided by financing activities....      14,278      14,544       24,550
                                                 --------    --------     --------
Net change in cash and cash equivalents......      (4,539)      3,968        2,052
Cash and cash equivalents at beginning of
 period......................................       6,020       2,052           --
                                                 --------    --------     --------
Cash and cash equivalents at end of
 period......................................    $  1,481    $  6,020     $  2,052
                                                 ========    ========     ========
Interest paid................................    $    806    $  1,352     $  2,257
                                                 ========    ========     ========
Capital lease obligations incurred...........    $  1,156    $  4,310     $     --
                                                 ========    ========     ========


                     See accompanying notes.

                          TRESCOM INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BUSINESS

 Organization and Basis of Presentation

  TresCom International, Inc. ("TresCom") was incorporated in Florida on December 8, 1993 as TeraCom Communications, Inc. Effective June 30, 1994, TresCom changed its name to TresCom International, Inc.

  TresCom is a facilities-based long-distance telecommunications carrier focused on international long- distance traffic. TresCom offers telecommunications services, including direct dial "1 plus" and toll-free long distance, calling and debit cards, international toll-free service, 24-hour bilingual operator services, intra-island local service in Puerto Rico, private lines, frame relay, international inbound service, international country to country calling services and international callthrough from selected markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of TresCom and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

  TresCom considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair market value.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation and amortization is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:



   Transmission and communications equipment.................... 3 to 20 years
   Furniture, fixtures and other................................ 3 to  7 years


  The costs of software and software upgrades purchased for internal use are capitalized. Significant capital projects are constantly being initiated as TresCom continues to expand its network. Beginning in 1996, a substantial amount of employee time was required to properly plan, install, test and certify the equipment associated with these projects. In connection with these projects, TresCom capitalized $1,229 and $1,450 in direct and indirect employee costs during 1997 and 1996, respectively.

 Change in Accounting Estimate

  During the first quarter of 1997, TresCom changed the estimated useful life of fiber optic undersea cables from 10 to 20 years to conform to the predominant industry standard. The change in depreciation expense associated with the revised estimated useful life of fiber optic undersea cables was approximately $120 for 1997.

 Advertising

  Pursuant to American Institute of Certified Public Accountants (AICPA) Statement of Position No. 93-7, "Reporting on Advertising Costs," TresCom expenses advertising costs as incurred except for direct-response advertising costs, which are capitalized and amortized over the expected period of future benefit. Direct-response advertising programs were implemented during 1996 and consist of fees paid to various telemarketing entities and internal costs of performing telemarketing activities. The capitalized costs are amortized over a nine month period beginning in the month revenues associated with those costs are first generated.

  At December 31, 1997 and 1996, advertising costs totaling $770 and $1,390, respectively, were recorded as other current assets. Advertising expense for the years ended December 31, 1997, 1996 and 1995 were $4,865, $2,047 and $1,359, respectively.

 Other Assets

  The excess of cost over net assets of businesses acquired represents the excess of the consideration paid over the fair value of the net assets acquired and is amortized on a straight-line basis over 35 years. Customer bases are recorded based on the estimated value of the customer bases acquired in the acquisition of businesses and are amortized on a straight-line basis over periods ranging from three to seven years.

  Other assets are periodically reviewed by TresCom for impairments where the fair value is less than the carrying value.

  Legal expenses and other direct costs incurred in connection with obtaining financing agreements are deferred and amortized over the life of the financing agreements. Such capitalized costs amounted to $482 and $86 during the years ended December 31, 1997 and 1996, respectively. Accumulated amortization of deferred financing costs was $133 and $10 at December 31, 1997 and 1996, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenues

  Revenues are derived primarily from the provision of long-distance telecommunications services and are recognized when the services are provided. In 1997, TresCom recognized $543 of revenue from the sale of excess Indefeasible Rights of Use ("IRU") on undersea digital fiber optic transmission cables.

 Cost of Services

  Cost of services include payments to local exchange carriers ("LECs"), interexchange carriers, post, telegraph and telephone organizations ("PTTs") and telecommunications administrations ("TAs") primarily for access and transport charges.

 Concentrations of Credit Risk and Major Customers

  TresCom derives a majority of its operating revenues from wholesale customers as well as commercial customers in Florida, New York, St. Thomas and Puerto Rico. Financial instruments which potentially subject TresCom to concentrations of credit risk consist principally of accounts receivable. TresCom's allowance for doubtful accounts is based upon management's estimates and historical experience. In situations where TresCom deems appropriate, prepayment and/or cash deposits or letters of credit are required for the provision of services.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 Income Taxes

  TresCom accounts for income taxes under the liability method. Under the liability method, deferred income taxes are recorded to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

 New Accounting Pronouncements

  In 1996, TresCom adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). The adoption of SFAS 121 did not have any effect on the financial statements. In 1996, TresCom also adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (See Note 5).

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (see Note 13). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

  Comparative net loss per share data have been restated for prior periods. In connection therewith, common stock, options and warrants issued within one year prior to the original filing of TresCom's initial public offering (the "IPO") at prices below the IPO price, which had previously been considered outstanding for all periods presented even though antidilutive, have been reflected in the computations of basic and diluted net loss per share in accordance with Statement of Financial Accounting Standards No. 128 and Securities and Exchange Commission Staff Accounting Bulletin No. 98, issued February 3, 1998. Such common stock has been treated as outstanding only since issuance, and options and warrants have been excluded from the computations as they are considered antidilutive.

  In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" which are both effective for fiscal years beginning after December 15, 1997. Management believes that the adoption of SFAS 130 and SFAS 131 will not have a material adverse effect on TresCom's consolidated financial statements.

 Reclassification

 Certain prior year amounts have been reclassified to conform with current year presentation.

                          TRESCOM INTERNATIONAL, INC.

         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  3. LONG-TERM OBLIGATIONS

 A summary of long-term obligations is as follows:

                                                                              DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                         --------    --------
   Revolving Credit Agreement
   Interest payable monthly at rates based upon the lender's
   commercial lending rate plus .50% (8.75% at December 31,
   1997), maturing in July 2002................................           $15,645     $   --
  Loans payable to the Small Business Administration,
   bearing interest at 4%, due in monthly principal
   and interest payments of $3 through February 2015,
   collateralized by a security agreement covering
   certain assets..............................................               401        416
  Capital leases bearing interest at rates ranging
   from 9% to 11% and payable in monthly installments
   totaling $129...............................................             4,645       4,366
                                                                          -------     -------
                                                                           20,691       4,782
  Less amounts due within one year.............................             1,098         817
                                                                          -------     -------
                                                                          $19,593     $ 3,965
                                                                          =======     =======

  In November 1994, a wholly-owned subsidiary of TresCom obtained from a bank a revolving credit facility (the "Bank Facility") with an aggregate commitment of $27,000, which expired on June 30, 1996. On February 16, 1996, TresCom repaid all outstanding amounts borrowed under the Bank Facility. Extraordinary expense of $432 was recognized to write-off the remaining deferred financing costs associated with the Bank Facility.

  Under the terms of the Bank Facility, TresCom was required to maintain at least 50% of its debt on a fixed rate basis and, as a result, entered into an interest rate swap agreement and interest rate cap agreement (the "Instruments") with the lending bank to convert variable interest rate payments to fixed payments. The estimated fair value (i.e., the net present value of the amount TresCom was required to pay the counterpart over the remaining term of the agreement) of the Instruments, based upon the quoted market price provided by the financial institution was $562 at December 31, 1995. On September 18, 1996, when the net settlement value was $302, the Instruments were paid off in full.

  In October and November 1995, TresCom borrowed $7,000 and $3,000, respectively, under one-year notes bearing interest at 12% compounded quarterly from a major shareholder of TresCom. In connection with these notes, TresCom issued a warrant to purchase 358,034 shares of common stock at an exercise price of $0.42 per share. The warrants are exercisable immediately and expire on October 2, 2007. Of the $10,000 in borrowings, approximately $2,400 has been allocated to the value of the warrants. On February 14, 1996, TresCom repaid the entire balance relating to the notes. Accordingly, extraordinary interest expense in the amount of $1,524 was recognized in the first quarter of 1996.

  During the third quarter of 1996, TresCom established a relationship with a commercial bank to provide asset financing. TresCom utilized approximately $4,310 in the fourth quarter of 1996 for capital projects. An additional $1,156 was utilized in the second quarter of 1997.

  During the fourth quarter of 1996, TresCom established a $5,000 line of credit with a commercial bank (the "Credit Facility") secured by certain accounts receivable. The Credit Facility, as amended on March 27, 1997, contained standard debt covenants relating to financial position and performance, as well as restrictions on the declaration and payment of dividends. Through July 31, 1997, TresCom was either in compliance or received waivers with respect to all covenants under the Credit Facility.

  On July 31, 1997, TresCom entered into a Revolving Credit and Security Agreement (the "Revolving Credit Agreement") secured by TresCom's accounts receivable and certain intangible assets. The maximum borrowing under this agreement is $25,000; however, the amount available to be borrowed is based upon TresCom's pledged accounts receivable and intangible assets.

  On July 31, 1997, all borrowings under the Credit Facility were repaid in full with borrowings under the Revolving Credit Agreement and the Credit Facility was terminated. As of December 31, 1997, availability under the Revolving Credit Agreement was approximately $19,702, of which $15,645 (including approximately $600 of letters of credit) had been utilized. At December 31, 1997, TresCom was in compliance with all covenants under the Revolving Credit Agreement.

 Principal payments on all debt obligations are:



     1998............................................................ $    17
     1999............................................................      17
     2000............................................................      18
     2001............................................................      19
     2002............................................................      20
     Thereafter......................................................     310
     Revolving Credit Agreement......................................  15,645
                                                                      -------
      Total.........................................................  $16,046
                                                                      =======


4. LEASE OBLIGATIONS

  TresCom occupies office facilities and leases certain equipment and software under noncancelable operating leases. Rental expense for the years ended December 31, 1997, 1996 and 1995 was $ 1,703, $1,421 and $1,341, respectively.

  During the years ended December 31, 1997 and 1996, TresCom acquired communication equipment of approximately $1,156 and $4,310, respectively, under capital lease obligations. Asset balances for property acquired under capital leases consist of:



                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------

   Transmission and communication equipment...................   $5,871  $4,715
   Furniture, fixtures and other..............................      213     270
                                                                 ------  ------
                                                                  6,084   4,985
   Accumulated depreciation...................................     (916)   (311)
                                                                 ------  ------
                                                                 $5,168  $4,674
                                                                 ======  ======

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Depreciation expense associated with assets acquired under capital leases is included with depreciation and amortization expense on the Statements of Operations. The present value of minimum capital lease payments are included in the balance sheet as a part of long-term obligations. Future minimum lease payments for all noncancelable leases at December 31, 1997 are:


                                                        CAPITAL   OPERATING
                                                        LEASES      LEASES        TOTAL
                                                        ------      ------        -----
   1998...............................................  $1,637      $1,168       $2,805
   1999...............................................   1,471         915        2,386
   2000...............................................   1,419         731        2,150
   2001...............................................   1,073         566        1,639
   2002.............................                        90         507          597
   Thereafter.......................                        --         138          138
                                                        ------      ------       ------
   Total future minimum lease payments................   5,690      $4,025       $9,715
                                                        ======      ======       ======
  Less amounts representing interest.................    1,045
                                                        ------
  Present value of net minimum lease payments........   $4,645
                                                        ======

5. CAPITALIZATION

 Preferred Stock

  The Board of Directors of TresCom is authorized to issue up to one million shares of preferred stock, par value $.01 per share, in one or more series and to fix the powers, voting rights, designations and preferences of each series.

 Common Stock

  On February 13, 1996, TresCom sold 4,545,455 shares of its common stock at $12 per share in its IPO. The net proceeds of this sale were approximately $48,600. The net proceeds were used to retire debt and accrued interest of approximately $35,800.

 Stock Option Plan

  TresCom has a stock option plan under which 936,432 options to purchase shares of common stock may be granted to officers, key employees, consultants and directors. The plan allows the granting of incentive stock options, which may not have an exercise price below the greater of par value or the market value on the date of grant, and non-qualified stock options, which may not have an exercise price below par value. All options must be exercised no later than 10 years from the date of grant. No option may be granted under the plan after February 22, 2004.

  Options generally vest as to 20% on the first anniversary of the vesting commencement date or grant date and as to an additional 20% on each anniversary thereafter. All options expire on the tenth anniversary of the grant date, unless sooner terminated under the terms of the stock option plan. In the event of certain changes in control of TresCom, all options become fully vested.

                  REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TresCom International, Inc.

  We have audited the consolidated financial statements of TresCom International, Inc. and its subsidiaries ("TresCom") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 27, 1998. Our audit also included the accompanying financial statement schedule of TresCom. This schedule is the responsibility of TresCom's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                Ernst & Young LLP

Atlanta, Georgia
February 27, 1998

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because TresCom's stock options have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  The weighted average grant date fair value of options granted in 1997, 1996 and 1995 is $6.46, $7.88 and $10.50 per share, respectively. The options granted during 1995 had exercise prices below market value and the options granted during 1997 and 1996 had exercise prices at or above fair market value.

  For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The SFAS 123 pro-forma information is as follows:

                                                     1997     1996      1995
                                                   --------  -------  --------
  Pro forma net loss............................. $(12,583) $(5,713) $(11,627)
  Pro forma basic and diluted loss per share.....    (1.06)   (0.60)    (5.29)

6. INCOME TAXES

  The significant components of TresCom's deferred tax assets and liabilities are:



                                                   DECEMBER 31,
                                           -----------------------------
                                             1997      1996       1995
                                           --------   -------   --------

   Deferred tax assets
     Allowance for bad debts............   $ 3,251     $2,975    $1,139
     Net operating loss carry-forward...    12,256      6,229     6,311
     Accruals...........................       218        566       279
     Depreciation and amortization......        --        101       873
     Other..............................        15         11       270
     Valuation allowance................   (14,053)    (8,479)   (8,793)
                                           --------   -------   --------
                                             1,687      1,403        79
   Deferred tax liabilities
     Depreciation and amortization......    (1,558)        --        --
     Acquisition basis differences......      (129)    (1,403)      (79)
                                           --------   -------   --------
                                           $    --    $   --    $    --
                                           ========   =======   ========

  The net change in TresCom's valuation allowance was $5,574, $(314) and $3,056 for the years ended December 31, 1997, 1996 and 1995, respectively.

  On July 17, 1989, the Industrial Development Commission of the U.S. Virgin Islands ("U.S.V.I.") granted STSJ tax benefits to cover long-distance telecommunications services in the U.S. Virgin Islands. These benefits include a 90% exemption from income taxes for a ten-year period effective January 1, 1989.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The reconciliation of income tax attributable to operations computed at the U.S. federal statutory rates to income tax expense is:



                                                                         DECEMBER 31,
                                                                     --------------------
                                                                     1997   1996    1995
                                                                     ----   -----   -----

   Tax at U.S. statutory rate.........................              (34.0)% (34.0)% (34.0)%
   State taxes, net of federal benefit................               (3.6)   (2.0)   (2.0)
   Amortization of excess of cost over net assets of
    businesses acquired...............................                3.8     6.5     2.7
   Foreign tax rate differences.......................                2.0     7.1     3.7
   Unrecognized benefit of net operating loss.........               31.8    22.4    29.6
                                                                     ----    ----    ----
                                                                      --      --      --
                                                                     ====    ====    ====

  At December 31, 1997, TresCom has U.S. and foreign net operating loss carryforwards for tax purposes of $24,335 and $12,354, respectively. These net operating loss carryforwards expire in the years 1997 through 2012.

7. RETIREMENT PLAN

  TresCom maintains the TresCom 401(k) Savings and Retirement Plan for all U.S. and U.S.V.I. subsidiaries and the TresCom 165(e) Savings and Retirement Plan for the Puerto Rican subsidiary. Employees age 21 or older are eligible to participate six months after their date of hire and to elect to defer a percentage of his/her salary. TresCom has the discretion to make contributions to the TresCom 401(k) Savings and Retirement Plan and TresCom 165(e) Saving and Retirement Plan. In 1996, 25,000 shares of stock in TresCom were authorized as retirement plan contributions. In 1997 and 1996, 4,439 and 2,065 shares, respectively, were allocated to the TresCom 401(k) Savings and Retirement Plan and the TresCom 165(e) Savings and Retirement Plan for aggregate amounts of approximately $31 and $16, respectively.

8. COMMITMENTS AND CONTINGENCIES

  TresCom is involved in various claims and is subject to possible actions arising out of the normal course of its business. Although the ultimate outcome of these claims cannot be ascertained at this time, it is the opinion of TresCom's management, based on knowledge of the facts and advice of counsel, that the resolution of such claims and actions will not have a material adverse effect on TresCom's financial condition or results of operations.

  TresCom has commitments under various types of agreements for the purchase of property and equipment to continue expansion of its network. Portions of such agreements not completed at year end are not reflected in the consolidated financial statements. These commitments were approximately $1,000 at year end 1997.

9. SETTLEMENTS

  In the past, TresCom incurred some significant charges as a result of disputes with carriers. These charges amounted to $4,100 and $900 in the first and second quarter of 1995, respectively. In addition, significant losses resulting from settlements with customers totaled $4,069 during the first quarter of 1995.

                          TRESCOM INTERNATIONAL, INC.

         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. FINANCIAL INSTRUMENTS

  The carrying amounts reflected in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate the respective fair values due to the short-term nature of these items. The fair values for long-term obligations at December 31, are as follows:



                                                         1997           1996
                                                     -------------  -------------
                                                     CARRYING FAIR  CARRYING FAIR
                                                      VALUE   VALUE  VALUE   VALUE
                                                     ------   ----- -------- -----

   Loans payable to the Small Business Adminis-
    tration.......................................     $401   $323   $416   $335
                                                       ====   ====   ====   ====

  The fair values of all other long-term obligations approximate the carrying values and are therefore not disclosed.


11. RELATED PARTY TRANSACTIONS

  During 1996, an affiliate of a major shareholder of TresCom owned approximately 20% of LCI International, Inc. ("LCI"). TresCom buys network services from and provides network services to LCI. At December 31, 1996, the net amount due to LCI was $1,935. During 1996, $7,140 of services were provided and $5,453 were used. During 1997, the affiliate of TresCom's major shareholder reduced their ownership stake to an insignificant percentage.

  In December 1996, TresCom acquired 100% of the common stock of Intex Telecommunications, Inc. from LCI. The purchase price consideration was 394,095 shares of TresCom common stock.

12. NATURAL DISASTER

  On September 16, 1995, Hurricane Marilyn damaged the island of St. Thomas where TresCom has significant operations. TresCom's Property and Business Interruption Insurance covered a significant portion of the damages to equipment and certain losses from operations. At September 30, 1995, TresCom estimated its exposure relating to the hurricane to be $2,500. Based on visits to the affected area, review of accounts receivable and actual settlements with customers, management revised its estimate of losses resulting from the hurricane to $1,717. Accordingly, the net loss for the quarter ended December 31, 1996 included this change in estimate of $783.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. EARNINGS PER SHARE

 The following table sets forth the computation of basic and diluted earnings per share:



                                                                                       1997            1996         1995
                                                                                    ----------      ---------     ----------

Numerator:
  Loss before extraordinary item.................................................   $   (10,855)   $    (3,621)     $  (11,627)
  Extraordinary loss on early extinguishment of debt.............................            --          1,956              --
                                                                                    -----------    -----------      ----------
  Net loss.......................................................................       (10,855)        (5,577)        (11,627)
  Preferred stock dividends......................................................            --            690           4,877
                                                                                    -----------    -----------      ----------
  Numerator for basic and diluted earnings per share--net loss applicable to
   common stock..................................................................   $   (10,855)   $    (6,267)     $  (16,504)
                                                                                    ===========    ===========      ==========
Denominator:
  Denominator for basic and diluted earnings per share--weighted average shares..    11,890,047     10,671,096       3,119,590
                                                                                    ===========    ===========      ==========
Basic and diluted per share data:
  Loss before extraordinary item.................................................   $     (0.91)   $     (0.41)     $    (5.29)
  Extraordinary item.............................................................            --          (0.18)             --
                                                                                    -----------    -----------      ----------
  Net loss per share of common stock.............................................   $     (0.91)   $     (0.59)     $    (5.29)
                                                                                    ===========    ===========      ==========


  The earnings per share amounts in the above table have been calculated in compliance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." For further information regarding earnings per share and capitalization of TresCom, see Notes 2 and 5.

14. SUBSEQUENT EVENTS

  In February 1998, TresCom entered into a definitive Agreement and Plan of Merger with Primus Telecommunications Group, Inc. ("Primus") and Taurus Acquisition Corporation, a wholly-owned subsidiary of Primus ("Taurus"). Pursuant to the terms of the Agreement and Plan of Merger, as amended, it is contemplated that Taurus will merge with and into TresCom, that TresCom will be the surviving corporation and that Primus will acquire 100% of the issued and outstanding shares of TresCom common stock. The transaction is expected to be completed during the second quarter of 1998 and is subject to, among other things, the approval of both Primus's and TresCom's shareholders and certain regulatory authorities.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TresCom International, Inc.

  We have audited the consolidated financial statements of TresCom International, Inc. and its subsidiaries ("TresCom") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 27, 1998. Our audit also included the accompanying financial statement schedule of TresCom. This schedule is the responsibility of TresCom's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                              Ernst & Young LLP

Atlanta, Georgia
February 27, 1998


                                     S-1

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          TRESCOM INTERNATIONAL, INC.
                                (IN THOUSANDS)

                                                  ADDITIONS
                                           ------------------------
                              BALANCE AT   CHARGED TO    CHARGED TO                BALANCE AT
                              BEGINNING    COSTS AND       OTHER                     END OF
    DESCRIPTION               OF PERIOD    EXPENSES       ACCOUNTS     DEDUCTIONS    PERIOD
--------------------------   -----------   -----------   -----------   -----------   -------

Year ended December 31,
 1997:
Reserve and allowance
 deducted from asset
 accounts:
  Allowance for doubtful
   accounts............          $7,588     $4,159       $500(1)      $4,098(3)       $8,149
  Valuation allowance
  for deferred taxes...           8,479      5,574         --            --           14,053
Year ended December 31,
1996:
Reserve and allowance
deducted from asset
accounts:
 Allowance for doubtful
  accounts.............           4,140      5,036         --          1,588(3)        7,588
 Valuation allowance
  for deferred taxes...           8,793        --          --            314(2)        8,479
Year ended December 31,
1995:
Reserve and allowance
deducted from asset
accounts:
 Allowance for doubtful
  accounts.............           3,761      1,791       700(4)        2,112(3)        4,140
 Valuation allowance
  for deferred taxes...           5,737      3,056         --             --           8,793

--------

(1) In connection with acquisitions.

(2) Change in deferred taxes.

(3) Write-off of uncollectible accounts.

(4) Uncollectible accounts in U.S. Virgin Islands resulting from Hurricane Marilyn.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       OFFER TO EXCHANGE ALL OUTSTANDING
                         11 1/4% SENIOR NOTES DUE 2009
                        ($200,000,000 PRINCIPAL AMOUNT)
                       FOR 11 1/4% SENIOR NOTES DUE 2009



                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED


                               -----------------

                                   PROSPECTUS
                                 April  , 1999

                               -----------------



All tendered initial unregistered notes, executed Letters of Transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the exchange agent as follows:

                      BY MAIL, HAND OR OVERNIGHT DELIVERY:
                    First Union Customer Information Center
                     Reorganization Department, 3C3-NC 1153
                        1525 West W.T. Harris Boulevard
                             Charlotte, N.C. 28262

                            FACSIMILE TRANSMISSION:
                                 (704) 590-7628

                              TO CONFIRM RECEIPT:
                                 (704) 590-7408

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier or registered or certified mail)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.
Article X of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of our's has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

     As permitted by Section 102(b)(7) of the DGCL, Article 11 of our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability

      (i) for any breach of the director's duty of loyalty to us or our stockholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    (iii) for the unlawful payment of dividends on or redemption of our capital stock or

     (iv) for any transaction from which the director derived an improper personal benefit.

     We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the 1933 Act.

     Pursuant to Section 5(h) of the TresCom merger agreement, we will provide each individual who served as a director or officer of TresCom at any time prior to the effective time of the TresCom merger with liability insurance for a period of six years after the effective time, having no less favorable coverage than any applicable insurance of TresCom in effect immediately prior to the effective time; provided, however, if the existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six-year period, the company which survived the merger will use its best efforts to obtain as much liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date of the merger agreement.

ITEM 21.  EXHIBITS

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------

  2.1 Agreement and Plan of Merger by and among Primus, TresCom and Taurus Acquisition Corp. ("TAC"), dated as of February 3, 1998, and as amended by Amendments No. 1 and 2 to Agreement and Plan of Merger dated as of April 8, 1998 and as of April 16, 1998, respectively; Incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus on Form S-4, No. 333-51797 dated May 4, 1998.

  2.2 Amendment No. 1 to Agreement and Plan of Merger among Primus TresCom and TAC, dated as of April 8, 1998; Incorporated by reference to Exhibit 2.1 of the Primus Current Report on Form 8-K dated April 10, 1998.

  2.3          Amendment No. 2 to Agreement and Plan of Merger among
               Primus, TresCom and TAC, dated as of April 16, 1998; Incorporated by reference to Exhibit 2.1 of the Primus Current Report on Form 8-K dated April 23, 1998 (the "Form 8-K for Amendments"), as amended by the Primus Current Report on Form 8-K/A dated April 23, 1998.

  2.4 Asset Purchase Agreement by and among USFI, Inc. Primus Telecommunications, Inc., Primus and US Cable Corporation dated as of October 20, 1997; Incorporated by reference to Exhibit 2.1 of Primus's Current Report on Form 8-K dated November 3, 1997. (The exhibits and schedules listed in the table of contents to the Asset Purchase Agreement have been omitted in accordance with
               Item 601(b)(2) of Regulation S-K. A copy of such exhibits and schedules shall be furnished supplementally to the Commission upon request.)

  2.5          Equity Purchase Agreement by and among Messrs. James D.
               Pearson, Stephen E. Myers, Michael C. Anderson, Primus Telecommunications, Inc., and Primus, dated as of October 20, 1997; Incorporated by reference to Exhibit 2.2 of Primus's Current Report on Form 8-K dated November 3, 1997. (The exhibits and schedules listed in the table of contents to the Equity Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of such exhibits and schedules shall be furnished supplementally to the Commission upon request.)

  3.1          Amended and Restated Certificate of Incorporation of Primus;
               Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-8, No. 333-56557 (the "S-8 Registration Statement").

  3.2 Amended and Restated Bylaws of Primus; Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1, No. 333-10875 (the "IPO Registration Statement").

  4.1 Specimen Certificate of Primus Common Stock; Incorporated by reference to Exhibit 4.1 of the IPO Registration Statement.

  4.2          Form of Indenture of Primus; Incorporated by reference to
               Exhibit 4.1 of the Registration Statement on Form S-1, No 333-30195 (the "1997 Senior Note Registration Statement").

  4.3 Form of Indenture of Primus, as amended and restated on January 20, 1999, between Primus and First Union National Bank.*

  4.4          Form of Warrant Agreement of Primus; Incorporated by reference to
               Exhibit 4.2 of the 1997 Senior Note Registration Statement.

  4.5 Indenture, dated May 19, 1998, between Primus Telecommunications Group, Incorporated and First Union Nation Bank; Incorporated by reference to Exhibit 4.4 of the Registration Statement on Form S-4, No 333-58547 (the "1998 Senior Note Registration Statement").

  4.6 Specimen 9 7/8% Senior Note due 2008; Incorporated by reference to Exhibit A included in Exhibit 4.4 of the 1998 Senior Note Registration Statement.

  4.7 Indenture, dated January 29, 1999, between Primus and First Union National Bank. *

  4.8 Specimen 11 1/4% Senior Note due 2009; Incorporated by reference to Exhibit A included in Exhibit 4.7.

  4.9          Rights Agreement, dated as of December 23, 1998, between
               Primus and StockTrans, Inc., including the Form of Rights Certificate (Exhibit A), the Certificate of Designation (Exhibit
               B) and the Form of Summary of Rights (Exhibit C); Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A, No 000-29092 filed with the Commission on December 30, 1998.

  4.10 Form of legend on certificates representing shares of Common Stock regarding Series B Junior Participating Preferred Stock Purchase Rights; Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form 8-A, No 000-29092 filed with the Commission on December 30, 1998.

  5.1 Opinion of Pepper Hamilton LLP regarding the validity of the securities being registered.*

 10.1 Stockholder Agreement among Warburg, Pincus, K. Paul Singh and Primus, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.1 of the Primus Current Report on Form 8-K dated February 6, 1998 (the "Form 8-K")

 10.2 Voting Agreement between Primus and Wesley T. O'Brien, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.4 of the Form 8-K.

 10.3 Voting Agreement between Primus and Rudy McGlashan, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.5 of the Form 8-K.

 10.4 Voting Agreement between TresCom and K. Paul Singh, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.2 of the Form 8-K.

 10.5 Voting Agreement between TresCom and John F. DePodesta, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.3 of the Form 8-K.

 10.6          Amendment No. 1 to Stockholder Agreement among Warburg,
               Pincus, K. Paul Singh, Primus, and TresCom, dated as of April 16, 1998; Incorporated by reference to Exhibit 10.1 of the Form 8-K for Amendments.

 10.7 Amendment No. 1 to Voting Agreement between Wesley T. O'Brien and Primus, dated as of April 16, 1998; Incorporated by reference to
               Exhibit 10.2 of the Form 8-K for Amendments.

 10.8 Amendment No. 1 to Voting Agreement between Rudolph McGlashan and Primus, dated as of April 16, 1998; Incorporated by reference to
               Exhibit 10.3 of the Form 8-K for Amendments.

 10.9 Switched Transit Agreement, dated June 5, 1995, between Teleglobe USA, Inc. and Primus for the provision of services to India; Incorporated by reference to Exhibit 10.2 of the IPO Registration Statement.

 10.10 Hardpatch Transit Agreement, dated February 29, 1996, between Teleglobe USA, Incorporated by reference to Exhibit 10.3 of the IPO Registration Statement.

 10.11 Agreement for Billing and Related Services, dated February 23, 1995, between Primus and Electronic Data System Inc.; Incorporated by reference to Exhibit 10.4 of the IPO Registration Statement.

 10.12         Employment Agreement, dated June 1, 1994, between Primus and
               K. Paul Singh, Inc.; Incorporated by reference to Exhibit 10.5 of the IPO Registration Statement.**

 10.13         Primus 1995 Stock Option Plan; Incorporated by reference to
               Exhibit 10.6 of the IPO Registration Statement.**

 10.14 Primus 1995 Director Stock Option Plan; Incorporated by reference to Exhibit 10.7 of the IPO Registration Statement.**

 10.15 Registration Rights Agreement, dated July 31, 1996, among Primus, Quantum Industrial Partners LDC, S-C Phoenix Holdings, L.L.C., Winston Partners II LDC and Winston Partners LLC; Incorporated by reference to Exhibit 10.11 of the IPO Registration Statement.

 10.16 Service Provider Agreement between Telstra Corporation Limited and Axicorp Pty., Ltd., dated May 3, 1995; Incorporated by reference to Exhibit 10.12 of the IPO Registration Statement.

 10.17 Dealer Agreement between Telstra Corporation Limited and Axicorp Pty., Ltd. dated January 8, 1996; Incorporated by reference to Exhibit 10.13 of the IPO Registration Statement.

 10.18 Hardpatch Transit Agreement dated October 5, 1995 between Teleglobe USA, Inc. and Primus the provision of services to India; Incorporated by reference to Exhibit 10.14 of the IPO Registration Statement.

 10.19 Master Lease Agreement dated as of November 21, 1997 between NTFC Capital Corporation and Primus Telecommunications, Inc.; Incorporated by reference to Exhibit 10.17 of Primus's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K"), as amended on Form 10-K/A dated April 30, 1998.

 10.20         Primus Employee Stock Purchase Plan; Incorporated by reference to
               Exhibit 10.15 of the 1997 Senior Note Registration Statement.**

 10.21 Primus 401(k) Plan; Incorporated by reference to Exhibit 4.4 of the Primus Registration Statement on Form S-8 (No. 333-35005).

 10.22 Purchase Agreement, dated May 14, 1998, among Primus Telecommunications Group, Incorporated, Primus
               Telecommunications, Incorporated, Primus Telecommunications Pty. Ltd. and Lehman Brothers, Inc.; Incorporated by reference to
               Exhibit 10.22 of the 1998 Senior Note Registration Statement.

 10.23         Registration Rights Agreement, dated May 19, 1998, among
               Primus Telecommunications Group, Incorporated, Primus Telecommunications, Incorporated, Primus Telecommunications Pty. Ltd. and Lehman Brothers, Inc.; Incorporated by reference to
               Exhibit 10.23 of the 1998 Senior Note Registration Statement.

 10.24 Primus Telecommunications Group, Incorporated-TresCom International Stock Option Plan; Incorporated by reference to
               Exhibit 4.1 of the S-8 Registration Statement.**

 10.25 Amended and Restated Employment Agreement between the Company and Wesley T. O'Brien; Incorporated by reference to
               Exhibit 10.3 to the TresCom 1996 Form 10-K.**

 10.26 First Amendment to Amended and Restated Employment Agreement between the Company and Wesley T. O'Brien; Incorporated by reference to Exhibit 10.2 to the TresCom 1997 Form 10-K).**

 10.27         Employment Agreement between the Company and Rudolph
               McGlashan; Incorporated by reference to Exhibit 10.4 to the TresCom Registration Statement on Form S-1, No. 33-99738, filed on November 22, 1995 (the "TresCom Form S-1").**

 10.28 Amendment to Employment Agreement between the Company and Rudolph McGlashan; Incorporated by reference to Exhibit 10.5 to the TresCom Form S-1.**

 10.29 Warrant Agreement between the Company and Warburg, Pincus Investors, L.P; Incorporated by reference to Exhibit 10.6 to the TresCom Form S-1.

 10.30 Form of Indemnification Agreement between the Company and its directors and executive officers; Incorporated by reference to Exhibit 10.23 to the TresCom Form S-1.

 10.31 Revolving Credit and Security Agreement, among TresCom International, Inc., TresCom U.S.A., Inc., Intex Telecommunications, Inc., The St. Thomas and San Juan Telephone Company, Inc., STSJ Overseas Telephone Company, Inc., PNC Bank, National Association (as lender and as agent) and the other lenders a party thereto (the "Loan Agreement"). Incorporated by reference to Exhibit 10.22 to the TresCom Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

 10.32         Revolving Credit Note, dated July 31, 1997, payable to PNC
               Bank, National Association and the other lenders a party to the Loan Agreement; Incorporated by reference to Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

 21.1          Subsidiaries of the Registrant.+

 23.1          Consent of Deloitte & Touche LLP.+

 23.2          Consent of Ernst & Young LLP.+

 23.3          Consent of Pepper Hamilton LLP (included in Exhibit 5.1).*

 24.1 Power of Attorney (included on page II-9 of this Registration Statement).

 25            Form T-1.+

 99.1          Form of Letter of Transmittal.+

 99.2          Form of Notice of Guaranteed Delivery.+

--------
*    To be Filed by Amendment.
+    Filed herewith.
**   Compensatory Benefit Plan.

  (B)  FINANCIAL STATEMENT SCHEDULES.

     All schedules have been omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia on April 19, 1999.

                                       Primus Telecommunications Group,
                                        Incorporated

                                                 /s/ K. Paul Singh
                                       By: _________________________________
                                          K. PAUL SINGH President, Chairman
                                             and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this Registration Statement hereby constitutes and appoints K. Paul Singh and Neil L. Hazard and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this Form S-4 Registration Statement of Primus Telecommunications Group, Incorporated and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


         SIGNATURE                     TITLE                           DATE

     /s/ K. Paul Singh          Chairman, President               April 19, 1999
-----------------------------   and Chief Executive
     K. PAUL SINGH              Officer (principal
                                executive officer
                                and Director

     /s/ Neil L. Hazard         Executive Vice                    April 19, 1999
-----------------------------   President and Chief
     NEIL L. HAZARD             Financial Officer
                                (principal financial officer)


     /s/ Thomas R. Kloster      Vice President and
-----------------------------   Corporate Controller
     THOMAS R. KLOSTER          (principal accounting officer)    April 19, 1999



     /s/ John F, DePodesta      Executive Vice                    April 19, 1999
-----------------------------   President and
     JOHN F. DEPODESTA          Director

          SIGNATURE                     TITLE                           DATE

     /s/ Herman Fialkov               Director                    April 19, 1999
-------------------------------------
     HERMAN FIALKOV

     /s/ David E. Hershberg           Director                    April 19, 1999
-------------------------------------
     DAVID E. HERSHBERG

     /s/ John Puente                  Director                    April 19, 1999
-------------------------------------
     JOHN PUENTE

                                      Director                    April 19, 1999
-------------------------------------
     DOUGLAS M. KARP

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------

  2.1         Agreement and Plan of Merger by and among Primus, TresCom
               and Taurus Acquisition Corp. ("TAC"), dated as of February 3, 1998, and as amended by Amendments No. 1 and 2 to Agreement and Plan of Merger dated as of April 8, 1998 and as of April 16, 1998, respectively; Incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus on Form S-4, No. 333-51797 dated May 4, 1998.

  2.2 Amendment No. 1 to Agreement and Plan of Merger among Primus TresCom and TAC, dated as of April 8, 1998; Incorporated by reference to Exhibit 2.1 of the Primus Current Report on Form 8-K dated April 10, 1998.

  2.3          Amendment No. 2 to Agreement and Plan of Merger among
               Primus, TresCom and TAC, dated as of April 16, 1998; Incorporated by reference to Exhibit 2.1 of the Primus Current Report on Form 8-K dated April 23, 1998 (the "Form 8-K for Amendments"), as amended by the Primus Current Report on Form 8-K/A dated April 23, 1998.

  2.4 Asset Purchase Agreement by and among USFI, Inc. Primus Telecommunications, Inc., Primus and US Cable Corporation dated as of October 20, 1997; Incorporated by reference to Exhibit 2.1 of Primus's Current Report on Form 8-K dated November 3, 1997. (The exhibits and schedules listed in the table of contents to the Asset Purchase Agreement have been omitted in accordance with
               Item 601(b)(2) of Regulation S-K. A copy of such exhibits and schedules shall be furnished supplementally to the Commission upon request.)

  2.5          Equity Purchase Agreement by and among Messrs. James D.
               Pearson, Stephen E. Myers, Michael C. Anderson, Primus Telecommunications, Inc., and Primus, dated as of October 20, 1997; Incorporated by reference to Exhibit 2.2 of Primus's Current Report on Form 8-K dated November 3, 1997. (The exhibits and schedules listed in the table of contents to the Equity Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of such exhibits and schedules shall be furnished supplementally to the Commission upon request.)

  3.1          Amended and Restated Certificate of Incorporation of Primus;
               Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-8, No. 333-56557 (the "S-8 Registration Statement").

  3.2 Amended and Restated Bylaws of Primus; Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1, No. 333-10875 (the "IPO Registration Statement").

  4.1 Specimen Certificate of Primus Common Stock; Incorporated by reference to Exhibit 4.1 of the IPO Registration Statement.

  4.2          Form of Indenture of Primus; Incorporated by reference to
               Exhibit 4.1 of the Registration Statement on Form S-1, No 333-30195 (the "1997 Senior Note Registration Statement").

  4.3 Form of Indenture of Primus, as amended and restated on January 20, 1999, between Primus and First Union National Bank.*

  4.4          Form of Warrant Agreement of Primus; Incorporated by reference to
               Exhibit 4.2 of the 1997 Senior Note Registration Statement.

  4.5 Indenture, dated May 19, 1998, between Primus Telecommunications Group, Incorporated and First Union Nation Bank; Incorporated by reference to Exhibit 4.4 of the Registration Statement on Form S-4, No 333-58547 (the "1998 Senior Note Registration Statement").

  4.6 Specimen 9 7/8% Senior Note due 2008; Incorporated by reference to Exhibit A included in Exhibit 4.4 of the 1998 Senior Note Registration Statement.

  4.7 Indenture, dated January 29, 1999, between Primus and First Union National Bank. *

  4.8 Specimen 11 1/4% Senior Note due 2009; Incorporated by reference to Exhibit A included in Exhibit 4.7.

  4.9          Rights Agreement, dated as of December 23, 1998, between
               Primus and StockTrans, Inc., including the Form of Rights Certificate (Exhibit A), the Certificate of Designation (Exhibit
               B) and the Form of Summary of Rights (Exhibit C); Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A, No 000-29092 filed with the Commission on December 30, 1998.

  4.10 Form of legend on certificates representing shares of Common Stock regarding Series B Junior Participating Preferred Stock Purchase Rights; Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form 8-A, No 000-29092 filed with the Commission on December 30, 1998.

  5.1 Opinion of Pepper Hamilton LLP regarding the validity of the securities being registered.*

 10.1 Stockholder Agreement among Warburg, Pincus, K. Paul Singh and Primus, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.1 of the Primus Current Report on Form 8-K dated February 6, 1998 (the "Form 8-K")

 10.2 Voting Agreement between Primus and Wesley T. O'Brien, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.4 of the Form 8-K.

 10.3 Voting Agreement between Primus and Rudy McGlashan, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.5 of the Form 8-K.

 10.4 Voting Agreement between TresCom and K. Paul Singh, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.2 of the Form 8-K.

 10.5 Voting Agreement between TresCom and John F. DePodesta, dated as of February 3, 1998; Incorporated by reference to Exhibit 10.3 of the Form 8-K.

 10.6          Amendment No. 1 to Stockholder Agreement among Warburg,
               Pincus, K. Paul Singh, Primus, and TresCom, dated as of April 16, 1998; Incorporated by reference to Exhibit 10.1 of the Form 8-K for Amendments.

 10.7 Amendment No. 1 to Voting Agreement between Wesley T. O'Brien and Primus, dated as of April 16, 1998; Incorporated by reference to
               Exhibit 10.2 of the Form 8-K for Amendments.

 10.8 Amendment No. 1 to Voting Agreement between Rudolph McGlashan and Primus, dated as of April 16, 1998; Incorporated by reference to
               Exhibit 10.3 of the Form 8-K for Amendments.

 10.9 Switched Transit Agreement, dated June 5, 1995, between Teleglobe USA, Inc. and Primus for the provision of services to India; Incorporated by reference to Exhibit 10.2 of the IPO Registration Statement.

 10.10 Hardpatch Transit Agreement, dated February 29, 1996, between Teleglobe USA, Incorporated by reference to Exhibit 10.3 of the IPO Registration Statement.

 10.11 Agreement for Billing and Related Services, dated February 23, 1995, between Primus and Electronic Data System Inc.; Incorporated by reference to Exhibit 10.4 of the IPO Registration Statement.

 10.12         Employment Agreement, dated June 1, 1994, between Primus and
               K. Paul Singh, Inc.; Incorporated by reference to Exhibit 10.5 of the IPO Registration Statement.**

 10.13         Primus 1995 Stock Option Plan; Incorporated by reference to
               Exhibit 10.6 of the IPO Registration Statement.**

 10.14 Primus 1995 Director Stock Option Plan; Incorporated by reference to Exhibit 10.7 of the IPO Registration Statement.**

 10.15 Registration Rights Agreement, dated July 31, 1996, among Primus, Quantum Industrial Partners LDC, S-C Phoenix Holdings, L.L.C., Winston Partners II LDC and Winston Partners LLC; Incorporated by reference to Exhibit 10.11 of the IPO Registration Statement.

 10.16 Service Provider Agreement between Telstra Corporation Limited and Axicorp Pty., Ltd., dated May 3, 1995; Incorporated by reference to Exhibit 10.12 of the IPO Registration Statement.

 10.17 Dealer Agreement between Telstra Corporation Limited and Axicorp Pty., Ltd. dated January 8, 1996; Incorporated by reference to Exhibit 10.13 of the IPO Registration Statement.

 10.18 Hardpatch Transit Agreement dated October 5, 1995 between Teleglobe USA, Inc. and Primus the provision of services to India; Incorporated by reference to Exhibit 10.14 of the IPO Registration Statement.

 10.19 Master Lease Agreement dated as of November 21, 1997 between NTFC Capital Corporation and Primus Telecommunications, Inc.; Incorporated by reference to Exhibit 10.17 of Primus's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K"), as amended on Form 10-K/A dated April 30, 1998.

 10.20         Primus Employee Stock Purchase Plan; Incorporated by reference to
               Exhibit 10.15 of the 1997 Senior Note Registration Statement.**

 10.21 Primus 401(k) Plan; Incorporated by reference to Exhibit 4.4 of the Primus Registration Statement on Form S-8 (No. 333-35005).

 10.22 Purchase Agreement, dated May 14, 1998, among Primus Telecommunications Group, Incorporated, Primus
               Telecommunications, Incorporated, Primus Telecommunications Pty. Ltd. and Lehman Brothers, Inc.; Incorporated by reference to
               Exhibit 10.22 of the 1998 Senior Note Registration Statement.

 10.23         Registration Rights Agreement, dated May 19, 1998, among
               Primus Telecommunications Group, Incorporated, Primus Telecommunications, Incorporated, Primus Telecommunications Pty. Ltd. and Lehman Brothers, Inc.; Incorporated by reference to
               Exhibit 10.23 of the 1998 Senior Note Registration Statement.

 10.24 Primus Telecommunications Group, Incorporated-TresCom International Stock Option Plan; Incorporated by reference to
               Exhibit 4.1 of the S-8 Registration Statement.**

 10.25 Amended and Restated Employment Agreement between the Company and Wesley T. O'Brien; Incorporated by reference to
               Exhibit 10.3 to the TresCom 1996 Form 10-K.**

 10.26 First Amendment to Amended and Restated Employment Agreement between the Company and Wesley T. O'Brien; Incorporated by reference to Exhibit 10.2 to the TresCom 1997 Form 10-K).**

 10.27         Employment Agreement between the Company and Rudolph
               McGlashan; Incorporated by reference to Exhibit 10.4 to the TresCom Registration Statement on Form S-1, No. 33-99738, filed on November 22, 1995 (the "TresCom Form S-1").**

 10.28 Amendment to Employment Agreement between the Company and Rudolph McGlashan; Incorporated by reference to Exhibit 10.5 to the TresCom Form S-1.**

 10.29 Warrant Agreement between the Company and Warburg, Pincus Investors, L.P; Incorporated by reference to Exhibit 10.6 to the TresCom Form S-1.

 10.30 Form of Indemnification Agreement between the Company and its directors and executive officers; Incorporated by reference to Exhibit 10.23 to the TresCom Form S-1.

 10.31 Revolving Credit and Security Agreement, among TresCom International, Inc., TresCom U.S.A., Inc., Intex Telecommunications, Inc., The St. Thomas and San Juan Telephone Company, Inc., STSJ Overseas Telephone Company, Inc., PNC Bank, National Association (as lender and as agent) and the other lenders a party thereto (the "Loan Agreement"). Incorporated by reference to Exhibit 10.22 to the TresCom Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

 10.32         Revolving Credit Note, dated July 31, 1997, payable to PNC
               Bank, National Association and the other lenders a party to the Loan Agreement; Incorporated by reference to Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

 21.1          Subsidiaries of the Registrant.+

 23.1          Consent of Deloitte & Touche LLP.+

 23.2          Consent of Ernst & Young LLP.+

 23.3          Consent of Pepper Hamilton LLP (included in Exhibit 5.1).*

 24.1 Power of Attorney (included on page II-9 of this Registration Statement).

 25            Form T-1.+

 99.1          Form of Letter of Transmittal.+

 99.2          Form of Notice of Guaranteed Delivery.+

--------
*    To be Filed by Amendment.
+    Filed herewith.
**   Compensatory Benefit Plan.